MFB INTERNATIONAL HOLDINGS S.À R.L. 33, Rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg HANESBRANDS INC. 1000 East Hanes Mill Road, Winston-Salem, NC 27105 25 June 2014 SLB Brands Holdings, Ltd c/o Maples Corporate Services Limited PO Box 309 Ugland House George Town Grand Cayman KY1-1104 Cayman Islands Dear Sirs: Final Binding Offer for the DBA business (the “Offer Letter”) We, MFB International Holdings s.à r.l., refer to our recent discussions relating to the possible acquisition (the “Transaction”) by us, a company incorporated under the laws of the Grand- Duchy of Luxembourg (the “Purchaser”), of 100% of the issued share capital of DBA Lux Holding S.A. (the “Company”) and the warrants issued by the Company pursuant to a proposed share purchase agreement to be entered into by SLB Brands Holdings, Ltd (the “Institutional Seller”), certain managers of the Group (the “Management Sellers” and together with the Institutional Seller, the “Sellers”), certain Manager holding companies (the “Manager Holding Companies”), the Purchaser and Hanesbrands Inc. (the “Purchaser’s Guarantor”) (the “Share Purchase Agreement”). Capitalised terms used but not otherwise defined herein shall have the meanings ascribed to them in the Share Purchase Agreement. All references in the Offer Letter to time are to Paris time. 1. Offer 1.1 The Purchaser hereby makes a final, binding and irrevocable offer to the Institutional Seller to purchase all of the Shares and Warrants free and clear of all Encumbrances together with all rights attached thereto, on the terms and subject to the conditions of the Share Purchase Agreement and this Offer Letter, and the Purchaser’s Guarantor makes a final, binding and irrevocable offer to be a guarantor of the Purchaser on the terms and subject to the conditions of the Share Purchase Agreement and this Offer Letter (together, the “Offer”). A copy of the Share Purchase Agreement (including schedules, exhibits

-2- and appendixes), executed by the Purchaser and the Purchaser’s Guarantor is attached as Exhibit A to this Offer Letter. 1.2 The Offer is made to the Institutional Seller and the covenants and warranties contained in or arising under this Offer Letter are given to the Institutional Seller. 1.3 The Purchaser and the Purchaser’s Guarantor irrevocably and unconditionally undertake to the Institutional Seller in consideration of the obligations of the Institutional Seller hereunder not to withdraw, revoke, modify or qualify the Offer in any respect whatsoever. 1.4 The Institutional Seller’s acknowledgement of the Offer by countersigning this Offer Letter shall not constitute in any manner whatsoever an undertaking by the Institutional Seller to accept the Offer or to become bound to sell or transfer any Shares and Warrants or to execute the Share Purchase Agreement or any other agreement in respect of the Transaction but shall only constitute an option for the Institutional Seller, exercisable in its sole discretion, to sell all of the Shares and Warrants to the Purchaser on the terms and subject to the conditions of the Share Purchase Agreement. 2. Offer Acceptance 2.1 Once the Institutional Seller has delivered a countersigned copy of this Offer Letter to the Purchaser and the Purchaser’s Guarantor, the Offer shall remain valid and in effect, and shall be irrevocable, until 11.59 p.m. on the earlier of: (a) subject to paragraph 3, 31 December 2014; and (b) the date that is 10 calendar days after delivery or deemed delivery of the Works Council Opinions (as defined in Schedule 1), as provided for in Schedule 1, (as such date may be extended by agreement of the Institutional Seller, the Purchaser and the Purchaser’s Guarantor, the “Offer Expiry Date”). 2.2 With effect from the day following the Offer Expiry Date, the Offer will automatically lapse and may no longer be accepted, and all provisions of this Offer Letter shall be of no further force and effect (other than paragraphs 7 (to the extent provided therein) and 9 to 13 inclusive). 2.3 The Purchaser and the Purchaser’s Guarantor acknowledge and agree that the Institutional Seller may accept the Offer by delivering a written notice to the Purchaser in the form of the Acceptance Notice attached to this Offer Letter at Exhibit B (the “Acceptance Notice”) duly executed by the Institutional Seller, accompanied by an original copy of the Share Purchase Agreement duly executed by all of the Sellers and Manager Holding Companies, prior to 11:59 p.m. on the Offer Expiry Date. The Institutional Seller hereby undertakes in favour of the Purchaser and the Purchaser’s Guarantor that the copy of the Share Purchase Agreement so delivered shall be executed by all of the Management Sellers and Manager Holding Companies and the Institutional Seller shall procure absolutely (se porte fort avec obligation de résultat) that it is so

-3- executed. Acceptance of the Offer shall not be valid in the absence of the Share Purchase Agreement so delivered and executed. The Acceptance Notice together with the Share Purchase Agreement shall be deemed to have been received by the Purchaser: (a) if delivered by hand, at the time of delivery to the Purchaser; (b) if sent by post, at 9.30 am on the eighth day after (and excluding) the date of posting by the Institutional Seller to the Purchaser; or (c) if sent by fax, at the time of transmission by the sender, at the contact details provided in Clause 14 of the Share Purchase Agreement, provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours. 2.4 Upon delivery of the Acceptance Notice together with the Share Purchase Agreement duly executed as aforesaid, the Share Purchase Agreement shall become a valid and binding agreement of the parties thereto in accordance with its terms. 2.5 At the date on which the Share Purchase Agreement becomes binding, all rights and obligations of the Institutional Seller, the Purchaser and the Purchaser’s Guarantor under this Offer Letter (except in respect of antecedent breaches) shall terminate. 3. Termination 3.1 Notwithstanding anything to the contrary in this Offer Letter, this Offer Letter may be terminated at any time prior to the Offer Expiry Date: 3.1.1 by the mutual consent of the Purchaser and the Institutional Seller; or 3.1.2 by the Institutional Seller or the Purchaser if any Governmental Entity shall have issued an order or taken any other action (which order or other action the parties shall use their commercially reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the completion of the Transaction and such order or other action shall have become final and non-appealable. 3.2 In the event this Offer Letter is terminated by any party pursuant to the terms of this paragraph 3, the Offer will automatically lapse and may no longer be accepted, and all provisions of this Offer Letter (other than paragraphs 9, 10, 12 and 13) shall be of no further force and effect. 4. Works Councils and Consultation Process 4.1 The defined terms ‘Works Councils’ and ‘Works Council Opinions’ shall have the meanings given to them in Schedule 1 hereto.

-4- 4.2 The Institutional Seller shall use its reasonable efforts and work diligently, and shall exercise all of its voting rights as shareholder of the Company to cause the Group to comply with all appropriate consultation procedures in connection with the delivery or deemed delivery of the Works Council Opinions as provided for in Schedule 1 and, accordingly, to convene meetings with the Works Councils as soon as reasonably practicable with a view to obtaining expeditious delivery or deemed delivery of the Works Council Opinions. The Institutional Seller shall keep the Purchaser regularly informed (subject to applicable confidentiality obligations and/or constraints) of the status of matters relating to the delivery or deemed delivery of the Works Council Opinions, including furnishing the Purchaser promptly (and in any event within two Business Days of receipt by the Institutional Seller) with copies of notices or details of other communications received by the Institutional Seller whether orally or in writing as part of the process relating to the delivery or deemed delivery of the Works Council Opinions and shall provide the Purchaser with such other information relating to the delivery or deemed delivery of the Works Council Opinions as the Purchaser may reasonably require from time to time. Without limiting the generality of the foregoing, the Institutional Seller undertakes to inform the Purchaser in writing as soon as possible (and in any event no later than two Business Days) after any of the Works Councils has delivered or is deemed to have delivered a Works Council Opinion in accordance with Schedule 1. 4.3 Within three Business Days from the date of this Offer Letter, the Purchaser shall provide the Institutional Seller with a document containing detailed information regarding the Purchaser, including, but not limited to: (i) the Purchaser’s background and history, past investments in Europe, structure chart, current assets/investments, specifically in the apparel sector, and management, employment policy and experience, in each case so far as it is relevant to the Transaction; and (ii) the Purchaser’s future plans for the Group, and, if applicable, the group to which the Purchaser belongs, which the Institutional Seller may disclose to the Works Councils. If the Institutional Seller, acting reasonably, considers that such information should be disclosed to any other staff representative bodies in any other jurisdiction, it may do so having first consulted with the Purchaser thereon and provided it does not disclose any inside information concerning the Purchaser (as that term is interpreted in the Market Abuse Directive 2003/6/EC). 4.4 The Purchaser agrees to cooperate and procure that each other member of the Purchaser’s Group cooperates, as may be reasonably required, with the Institutional Seller and the Group in connection with the delivery or deemed delivery of the Works Council Opinions, including by: 4.4.1 providing any documents and information relating to the Purchaser’s Group or the Transaction that may be reasonably requested by the Works Councils, as promptly as practicable but to the extent such information is available in any event within five Business Days following receipt by the Purchaser of written notice thereof; 4.4.2 having senior authorised representatives of the Purchaser’s Group attend meetings with the Works Councils and any other staff representative body which the Institutional Seller deems reasonably necessary or beneficial to the Transaction, if

-5- so required or requested by the Institutional Seller, as promptly as reasonably practicable but in any event within five Business Days following receipt by the Purchaser of notice thereof; 4.4.3 not doing anything (and procuring that no member of the Purchaser’s Group does anything) that could reasonably be expected to prejudice a favourable outcome of the process relating to delivery or deemed delivery of the Works Council Opinions, provided that nothing herein shall restrict any of the members of the Purchaser’s Group from conducting their business in the ordinary course consistent with past practice; and 4.4.4 consulting with the Institutional Seller and considering in good faith any issues and proposals in relation to the Transaction that may be raised as part of the delivery or deemed delivery of the Works Council Opinions by the Works Councils, provided that the Purchaser’s obligation in this respect shall be limited to such consultation and consideration in good faith and the Purchaser shall not be obliged to agree to any modification hereto or to the Share Purchase Agreement nor to make any commitment of any kind. The Purchaser understands and acknowledges the importance of its diligent, professional and timely participation as and when requested by the Institutional Seller in order to complete the process relating to the delivery or deemed delivery of the Works Council Opinions in a timely manner. 5. Merger Control 5.1 The Purchaser agrees that it will be primarily responsible for preparing and making any filings required by Russia’s antimonopoly Laws in relation to the Transaction as provided in Schedule 2 and the Institutional Seller shall, and shall procure that the Group Companies shall, cooperate in preparing and making such filings in the manner set out in Schedule 2. 5.2 Without prejudice to its obligations under paragraph 5.1 if, pursuant to any action taken by a member of the Purchaser’s Group after the date of this Offer Letter, any decree or order is granted under any applicable competition or antitrust Law that would have the effect of preventing the Completion of the Transaction on the terms contemplated in the Transaction Documents, the Purchaser shall and shall procure that each relevant member of the Purchaser’s Group shall agree to any divestments and/or comply with any prescriptions, conditions, or undertakings imposed by the Federal Antimonopoly Service of the Russian Federation (the “FAS”), or other relevant Governmental Entity having jurisdiction in respect of the Transaction who so imposes such prescription, condition or undertaking, as will permit the Completion of the Transaction on the terms contemplated by the Transaction Documents. 6. Warranties 6.1 The Institutional Seller warrants to the Purchaser:

-6- 6.1.1 in terms of the Warranties set out in Clause 8.1 and Clause 8.3 (subject to the proviso thereto in Clause 8.5) of the Share Purchase Agreement; 6.1.2 that this Offer Letter will, when executed, constitute valid, binding and, subject to applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally, enforceable obligations of the Institutional Seller in accordance with its terms; 6.1.3 that the Institutional Seller has full power and authority and has taken all corporate action required of it to enter into, deliver and perform its obligations under this Offer Letter; 6.1.4 that the execution and delivery of, and the performance by the Institutional Seller of its obligations under this Offer Letter will not: (a) conflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Institutional Seller; (b) conflict with, result in a breach of or constitute a default (with or without the lapse of time and/or the giving of any notice, certificate, declaration or demand) under any agreement or instrument to which the Institutional Seller is a party; (c) conflict with or result in a breach of any Law or regulation, or of any order, injunction, judgment or decree of any court, that applies to the Institutional Seller; or (d) save as set out in this Offer Letter, require the Institutional Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Offer Letter (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement). 6.2 The Purchaser warrants to the Institutional Seller: 6.2.1 in terms of the warranties set out in Clause 8.7 of the Share Purchase Agreement; 6.2.2 that the Purchaser has full power and authority and has taken all corporate action required of it to enter into, deliver and perform its obligations under this Offer Letter; 6.2.3 that this Offer Letter will, when executed, constitute valid, binding and, subject to applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally, enforceable obligations of the Purchaser in accordance with its terms; and

-7- 6.2.4 that the execution and delivery of, and the performance by the Purchaser of its obligations under this Offer Letter will not: (a) conflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Purchaser; (b) conflict with, result in a breach of or constitute a default under (with or without the lapse of time and/or the giving of any notice, certificate, declaration or demand) any agreement or instrument to which the Purchaser is a party; (c) conflict with or result in a breach of any Law or regulation, or of any order, injunction, judgment or decree of any court, that applies to the Purchaser; or (d) save as set out in this Offer Letter, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Offer Letter (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement). 7. Exclusivity 7.1 From the date of this Offer Letter until the earliest to occur of: (i) the execution date of the Share Purchase Agreement, (ii) subject always to any extension of the exclusivity period pursuant to paragraph 11.1(a) hereof, the lapse of the Offer following the Offer Expiry Date, and (iii) the termination of the Offer Letter in accordance with paragraph 3, the Institutional Seller undertakes: (a) not to, directly or indirectly: (1) make, initiate, solicit, encourage, discuss or facilitate any inquiry, proposal or offer by any person other than the Purchaser with respect to (x) the transfer of all or part of the Shares or Warrants or (y) any other transaction similar to, or having the same purpose as the Transaction or which, if completed, would frustrate the Transaction (any such inquiry, proposal or offer, a “Competing Proposal”); (2) enter into, continue, or participate in any discussions or negotiations with any person with respect to any Competing Proposal; (3) make any offer to, or enter into any agreement, binding arrangement or understanding with, any person in respect of any Competing Proposal; or (4) furnish any information to any person in connection with any Competing Proposal; (b) to promptly cease any existing activities, discussions or negotiations with any person, other than the Purchaser with respect to any Competing Proposal; and (c) if it receives, during such period, any inquiry, proposal, offer, bid or invitation for discussion regarding a Competing Proposal, it shall respond by indicating its

-8- current lack of interest for such Competing Proposal and shall not take any further action in relation to such Competing Proposal. 7.2 Without prejudice to any reimbursement of costs and expenses that may be due by the Institutional Seller to the Purchaser pursuant to paragraph 11.1(b)11.1(a), if during the period of exclusivity, as extended pursuant to paragraph 11.1(a): (a) despite the delivery or deemed delivery of the Works Council Opinions in accordance with Schedule 1 on or before the Offer Expiry Date, the Institutional Seller does not validly accept the Offer in accordance with paragraph 2.3; and (b) the Institutional Seller breaches its obligations under paragraph 7.1, the Institutional Seller shall promptly pay to the Purchaser an aggregate lump sum amount of damages corresponding to EUR 15,000,000. The Institutional Seller explicitly acknowledges that the provisions of this paragraph 7.2 are reasonable and necessary to protect the legitimate interests of the Purchaser and do not limit the remedies the Purchaser may have under applicable Law including, for the avoidance of doubt, the right to claim indemnification for any additional losses. 7.3 For the avoidance of doubt, nothing in paragraph 7.1 shall prevent the Institutional Seller from performing its undertakings as set out in paragraph 4. 8. Covenants 8.1 From the date of this Offer Letter until the earliest to occur of: (i) the execution date of the Share Purchase Agreement; (ii) the Offer Expiry Date; and (iii) termination of the Offer Letter in accordance with paragraph 3, the Institutional Seller undertakes to procure absolutely (se porte fort avec obligation de résultat) compliance with Schedule 3 (Conduct of Business Prior to Completion) to the Share Purchase Agreement (but subject to Clause 5.2 (Period Before Completion)) and Clause 7.3 (Access to Premises), Clause 7.4 (Further Assistance), Clause 7.5 (Information Covenant) and Clause 8.6 (Notifications regarding Warranties) of the Share Purchase Agreement as if such Schedule and Clauses were set out in full herein. 8.2 For the avoidance of doubt, nothing in paragraph 8.1 shall prevent the Institutional Seller from performing its undertakings as set out in paragraph 4. 8.3 From the date of this Offer Letter until the earliest to occur of: (i) the execution date of the Share Purchase Agreement; (ii) the Offer Expiry Date; and (iii) termination of the Offer Letter in accordance with paragraph 3, the Purchaser’s Guarantor undertakes to comply with Clause 13 (Guarantee) of the Share Purchase Agreement as if such Clause was set out in full herein.

-9- 9. Confidentiality and Announcements 9.1 Subject to paragraphs 9.2 and 9.4, for 12 months after the date of this Offer Letter, the Institutional Seller shall treat as strictly confidential and not disclose or use any information which relates to: (a) the Offer and the provisions of this Offer Letter; and (b) the negotiations relating to the Offer and the provisions of this Offer Letter, without the prior written approval of the Purchaser. 9.2 Paragraph 9.1 shall not prohibit disclosure or use of any information by any member of the Institutional Seller’s Group to the extent: (a) the disclosure or use is required by applicable Law, Governmental Entities or any recognised stock exchange on which the shares of any member of the Institutional Seller’s Group are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Institutional Seller’s Group); (b) the disclosure or use is required for the purpose of any applicable judicial or other dispute proceedings arising out of this Offer Letter or related documents; (c) the disclosure is made to a Tax Authority in connection with the tax affairs of a member of the Institutional Seller’s Group; (d) the disclosure is made to professional advisers, auditors or bankers of any member of the Institutional Seller’s Group on a need to know basis and on terms that such professional advisers, auditors or bankers undertake to comply with the provisions of paragraph 9.1 in respect of such information as if they were a party to this Offer Letter; (e) the disclosure is made by the Institutional Seller to a member of the Institutional Seller’s Group or, whether by the Institutional Seller or such member of the Institutional Seller’s Group, to investors in funds managed or advised by members of the Institutional Seller’s Group, subject to the recipient keeping such information confidential and undertaking to comply with the provisions of paragraphs 9.1 and 9.2 in respect of such information as if they were a party to this Offer Letter; (f) the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or this Offer Letter); or (g) the Purchaser has given its prior written consent, provided that prior to disclosure or use of any information pursuant to paragraph (a), (b) and (c) above, the Institutional Seller shall (unless prohibited by law) promptly notify the

-10- Purchaser of the circumstances of the disclosure and the information to be disclosed with a view to providing the Purchaser with the opportunity to contest, limit or agree the timing and content of such disclosure. 9.3 The Purchaser continues to be bound by the terms of the Confidentiality Agreement and, for the avoidance of doubt: 9.3.1 the Offer and the provisions of this Offer Letter (including the Share Purchase Agreement); and 9.3.2 the negotiations relating to the Offer and the provisions of this Offer Letter, constitute “Evaluation Material” for the purposes of the Confidentiality Agreement. 9.4 Notwithstanding paragraphs 9.1 and 9.3, the Purchaser and the Institutional Seller agree that: 9.4.1 upon countersignature of this Offer Letter by the Institutional Seller, the Purchaser (or any member of the Purchaser’s Group) and the Institutional Seller may announce the Offer and the contents of this Offer Letter, in each case in such form as may have been previously agreed in writing between them; and 9.4.2 subject always to compliance with its obligations under paragraph 4.4.3, the Purchaser (or any member of the Purchaser’s Group) may issue, or cause to be issued, any other public announcement in connection with the existence or the subject matter of this Offer Letter, have any communication with the press in connection with the existence or the subject matter of this Offer Letter or make any other public statement or schedule any press conference or conference call with investors or analysts in connection with the existence or the subject matter of this Offer Letter, provided that to the extent reasonably practicable, the Purchaser shall provide the Institutional Seller with a copy of any such written public announcement, public statement or press release prior to its issue. 10. Counterparts This Offer Letter may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Offer Letter by executing any such counterpart. 11. Costs 11.1 Except as otherwise expressly provided in this Offer Letter or the Share Purchase Agreement, each party shall pay the fees, costs and expenses incurred by it in connection with the entering into and completion of this Offer Letter and the Transaction, provided that in the event that despite the delivery or deemed delivery of the Works Council Opinions in accordance with Schedule 1 on or before the Offer Expiry Date, the Institutional Seller does not validly accept the Offer in accordance with paragraph 2.3:

-11- (a) the period of exclusivity referred to in paragraph 7.1 shall automatically be extended for a period of six months and, accordingly, the provisions of paragraph 7.1 shall remain in full force and effect notwithstanding the subsequent lapse of the Offer; and (b) the Institutional Seller shall indemnify the Purchaser and the Purchaser’s Guarantor for any reasonable and properly documented costs and expenses (including reasonable attorneys’ fees) incurred by the Purchaser, the Purchaser’s Guarantor or any member of the Purchaser’s Group in connection with the Transaction, up to an aggregate maximum amount of EUR 10,000,000. 12. Miscellaneous 12.1 Each party agrees that it will promptly provide all information requested in writing by the other party reasonably required to enable the other party to comply with its obligations under the Proceeds of Crime Act 2002 and the Money Laundering Regulations 2007 (No. 2157) of the United Kingdom (or analogous legislation in any applicable jurisdiction). 12.2 The Offer Letter and the Confidentiality Agreement constitute the whole agreement between the parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction. 12.3 Each party agrees and acknowledges that: (a) it is entering into the Offer Letter in reliance solely on the statements made or incorporated in the aforementioned documents and a letter from the other Sellers of even date herewith; (b) it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Offer Letter (“Pre-Contractual Statement”); (c) except as expressly provided in this Offer Letter, it is entering into this Offer Letter solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and (d) the other party is entering into this Offer Letter in reliance on the acknowledgements given in this paragraph 12.3. 12.4 No party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort or otherwise, and is agreed that the only liability of any party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Offer Letter shall be for breach of contract. 12.5 This entire agreement clause does not limit or exclude any liability for fraud.

-12- 12.6 The provisions of this Offer Letter shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns, as the case may be. 12.7 The provisions of this Offer Letter will be severable. If any such provision or any part thereof is held to be unenforceable, void, invalid or illegal, in whole or in part, by any judicial or other competent authority, then the enforceability, validity or legality of the other provisions of this Offer Letter shall not be affected and will remain in full force and effect and will not in any way be impaired to the fullest extent permitted by Law. 12.8 No amendment or waiver of any provision of this Offer Letter shall be valid or binding unless made in writing and signed by an authorised representative of each of the parties. No failure or delay by a party in exercising any right, power or privilege under this Offer Letter shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege under this Offer Letter. 12.9 No party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Offer Letter without the prior written consent of the other parties, provided that this Offer Letter and the benefits arising under it may be assigned in whole or in the part by the Institutional Seller to any member of the Institutional Seller’s Group, or by the Purchaser to any member of the Purchaser’s Group. 12.10 In the case of an assignment pursuant to paragraph 12.9 above, the liability of any party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the assigning party. 12.11 A person who is not a party to this Offer Letter shall have no rights to enforce any of its terms. 12.12 Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Offer Letter are not performed in accordance with its specific terms or are otherwise breached. Accordingly, each party expressly waives the benefit of Article 1142 of the French Civil Code and agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Offer Letter and to enforce specifically this Offer Letter and the terms and provisions hereof in any action instituted in any court in France or in any state or country having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto. 13. Governing Law 13.1 The Offer and this Offer Letter and any non-contractual obligations arising out of or in connection with them shall be governed by and construed in accordance with French law. 13.2 Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Offer Letter, including any dispute as to its existence, validity,

-13- interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce. 13.3 The number of arbitrators shall be three. Each party shall nominate, in the arbitration request and the answer, respectively, one arbitrator for confirmation. The arbitrators nominated by the parties shall jointly nominate the third arbitrator who will act as president of the arbitral tribunal. The arbitral tribunal shall not act as amiable compositeur or ex aequo et bono, but shall solely apply the laws of France in accordance with paragraph 13.1 of this Letter. 13.4 The seat or legal place of arbitration shall be London, England. Unless otherwise agreed by the parties, all hearings of the arbitral tribunal shall be conducted in London, England. The arbitral tribunal may deliberate at any location it considers appropriate. The language used in the arbitral proceedings shall be English. The award of the arbitral tribunal shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

Yours faithfully, …/s/ Richard D. Moss…………………………………………………. on behalf of MFB International Holdings s.à r.l. …/s/ Joia M. Johnson…………………………………………………. on behalf of Hanesbrands Inc.

The Offer is irrevocable as from the date hereof but the countersignature by the Institutional Seller hereunder shall not be construed as an acceptance of the Offer to acquire the Shares and Warrants contemplated herein and any such acceptance shall only be made in accordance with the terms of paragraph 2 hereof. …/s/ Lynn Skillen………………………………………… On behalf of SLB Brands Holdings, Ltd.

Schedule 1 Works Council Procedures 1 Delivery of Works Council Opinions. The Works Council Opinions will be treated as having been delivered in the following circumstances: (a) in respect of the European Works Council, on the earlier of: (i) receipt of the acknowledgement from the European Works Council that the Exchange of Views with respect to the Transaction is completed; and (ii) in the event that the European Works Council fails to provide such an acknowledgement after the exchange of views (échange de vues) has been completed (which shall be determined by the Institutional Seller acting reasonably, having regard to the European Works Council Agreement and any other legal requirements and past practice), upon such date as the Institutional Seller, acting reasonably and having consulted in good faith with the Purchaser, determines that no further information and consultation process is required; and (b) in respect of the French Works Councils, on the earlier of: (i) receipt of an opinion from each of the French Works Councils with respect to the Transaction; or (ii) deemed delivery of an opinion from each of the French Works Councils with respect to the Transaction in accordance with applicable Law. 2 Defined Terms. In this Offer Letter, the following terms have the meanings set out alongside them. 2.1 “European Works Council” means the DBA European Works Council as constituted by the European Works Council Agreement; 2.2 “European Works Council Agreement” means the DBA European Works Council Agreement, dated 4 June 1996 as amended on 12 December 2007; 2.3 “Exchange of Views” means the exchange of views (échange de vues) process of the European Works Council to be completed in accordance with the European Works Council Agreement; 2.4 “French Works Councils” means (i) the Central works council (“comite central d’entreprise”) of DIM S.A.S and (ii) the “Délégation unique du personnel” of DBApparel Direct Marketing S.A.S;

2.5 “Works Council Opinions” means the advice of the Works Councils to be sought in connection with the Transaction in accordance with applicable law and/or as far as the DBA European Works Council is concerned, the completion of the Exchange of Views; and 2.6 “Works Councils” means the European Works Council and the French Works Councils and “Works Council” means any one of them as the case may be.

Schedule 2 Merger Control Filings 1 The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, do all things legally permissible to satisfy the condition set out in Clause 4.3 of the Share Purchase Agreement, including proposing and agreeing to any divestments, complying with any prescriptions, conditions or undertakings, to ensure the satisfaction of such condition or to avoid, vacate or lift any action, including order or decision, that would otherwise have the effect of preventing satisfaction of such condition or which would otherwise prevent or make illegal Completion of the Transaction, as soon as practicable and in any event prior to 31 December 2015 or such later date as may be agreed by the Institutional Seller and the Purchaser. For the avoidance of doubt, all of the Purchaser’s costs and expenses (including filing and advisors’ fees) in relation to securing the Russian Antitrust Approval shall be borne by the Purchaser. The Institutional Seller shall be responsible for any costs and expenses (including filing and advisors’ fees) incurred by the Institutional Seller in relation to securing Russian Antitrust Approval. 2 The Purchaser shall have primary responsibility for obtaining the Russian Antitrust Approval and shall use best endeavours to ensure satisfaction of the Joint Condition on or before the Long Stop Date, and in particular shall: (a) as soon as reasonably practicable following the date of this letter and following the receipt of required or desirable information (in the requisite form) from the Institutional Seller, submit a merger control notification to the FAS; (b) do all things legally permissible to avoid any declaration of incompleteness by the FAS, and any other suspension or setting of the applicable waiting or suspensory periods; and (c) only withdraw the filing with the prior written consent of the Institutional Seller. 3 From and after the date of this letter, with respect to the condition set out in Clause 4.3 of the Share Purchase Agreement, the Institutional Seller and the Purchaser shall (to the extent allowed under applicable competition or antitrust Law): (a) cooperate and coordinate in good faith and expeditiously with the other in exchanging information and supplying assistance that is reasonably necessary or requested for the purposes of such filing (on a counsel-to- counsel basis if the party to which the relevant information relates considers disclosure on that basis to be necessary);

(b) promptly provide the other with advance copies and a reasonable opportunity to comment on all significant applications, notices, submissions, consents, filings, correspondence and materials supplied to or filed with the FAS and copies of all notices, consents, rulings, orders, correspondence and materials received from the FAS; (c) consult with the other in advance of any significant meeting or other discussion with the FAS; (d) avoid taking any unilateral action in respect of any significant matter with the FAS or any other competent Governmental Entity without first reasonably consulting with the other; (e) promptly notify each other upon becoming aware that the Russian Antitrust Approval has been obtained; and (f) to the extent permitted by the FAS, permit the other to attend such significant meetings and discussions and where it has not been possible to involve the other, to promptly inform the other of the content of any such meeting or material discussion, it being understood that each of the Institutional Seller and the Purchaser shall at all times provide the required information comprehensively, accurately and expeditiously so as to avoid any undue delay. 4 The Purchaser shall forthwith, by written notice, inform the Institutional Seller if the Purchaser has reasons to believe that the approval process with the FAS will be materially delayed or that an approval will not be received.

Exhibit A Share Purchase Agreement

EXECUTION VERSION Date: ________________________________, 2014 SHARE PURCHASE AGREEMENT relating to DBA LUX HOLDING S.A. THE INSTITUTIONAL SELLER THE MANAGEMENT SELLERS THE MANAGER HOLDING COMPANIES THE PURCHASER and THE PURCHASER’S GUARANTOR

ii TABLE OF CONTENTS Page 1 Definitions and Interpretations ..................................................................................4 2 Sale and purchase ......................................................................................................26 3 Consideration .............................................................................................................27 4 Conditions to Completion .........................................................................................32 5 Period before Completion .........................................................................................34 6 Completion..................................................................................................................34 7 Release of Guarantees, access to premises and books and records and further assistance .......................................................................................................40 8 Warranties and undertakings ...................................................................................44 9 Limitation of liability .................................................................................................52 10 Tax information .........................................................................................................56 11 Restrictions on the Sellers .........................................................................................57 12 Announcements and confidentiality .........................................................................59 13 Guarantee ...................................................................................................................61 14 Notices .........................................................................................................................62 15 General ........................................................................................................................65 SCHEDULE 3 Conduct of Business prior to Completion .................................................83 SCHEDULE 4 Completion Obligations ..............................................................................86 SCHEDULE 5 Business Warranties ...................................................................................92 SCHEDULE 6 Post Completion Adjustments .................................................................112 SCHEDULE 7 Accounting Policies ...................................................................................119

Date: ________________________________, 2014 PARTIES (1) SLB BRANDS HOLDING, LTD., a Cayman exempt limited company with registered number 161547 and registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, George Town, Grand Cayman, KY1-1104, Cayman Islands (the “Institutional Seller”); (2) THE INDIVIDUALS set out in rows (b) to (g) in column (1) of Schedule 1 (the “Management Sellers” and each a “Management Seller”); (3) MFB INTERNATIONAL HOLDINGS S.À R.L., a private limited liability company (societe à responsabilite limitee) established and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 33, Rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg, with a share capital of USD 74,924,490 and registered with the Luxembourg Trade and Companies Register under number B-182082 (the “Purchaser”); (4) HANESBRANDS INC. whose principal place of business is at 1000 East Hanes Mill Road, Winston-Salem, NC 27105, the United States of America (the “Purchaser’s Guarantor”); (5) SOCIÉTÉ CIVILE DE LA DUNE, a French société civile with a share capital of 1,000 € having its registered office at 7 allée Henri Marret - 78112 Fourqueux (France), registered with the commercial and companies registry of Versailles under number 788 667 780 (the “Manager Holding Company 1”); and (6) GUESHOV INVESTISSEMENT 1 a French société civile with a share capital of 1,000 € having its registered office at 74 rue de la Chaussée de l'Etang - 94520 Perigny-sur-Yerres (France), registered with the commercial and companies registry of Créteil under number 791 472 913 (the “Manager Holding Company 2”, and together with the Manager Holding Company 1, the “Manager Holding Companies”). INTRODUCTION (A) The Sellers have agreed to sell the Shares and the Warrants and to assume the obligations imposed on the Sellers under this Agreement. (B) The Manager Holding Companies have agreed to be parties to this Agreement solely in order to agree to transfer the Warrants previously held by Christian Duval and François Riston respectively (which shall satisfy Christian Duval‟s and François Riston‟s obligations under Clause 2.4 below) and they shall have no liability or obligation in respect of any provision of this Agreement other than those in paragraph 2 of Schedule 4 (Completion Obligations). (C) The Purchaser has agreed to purchase the Shares and the Warrants and procure repayment of the Existing Shareholder Debt Redemption Amount and to assume the obligations imposed on the Purchaser under this Agreement.

4 (D) The Purchaser‟s Guarantor has agreed to guarantee the payment obligations of the Purchaser under this Agreement. (E) There has been an exchange of views with the European Works Council and the opinions of the French Works Councils have been received, or deemed received. 1 0BDEFINITIONS AND INTERPRETATIONS Definitions 1.1 15BIn this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings: “2012 Audited Accounts” (i) 434Bthe consolidated, audited balance sheet, profit and loss statement and cash flow statement of the Group (including any notes thereon) as at 30 June 2012 in accordance with International Financial Reporting Standards as adopted by the European Union; and (ii) 435Bthe audited balance sheet, profit and loss statement and cash flow statements (including any notes thereon) of each of the individual Group Companies as at such date prepared under the relevant Local GAAP; “2013 Audited Accounts” (i) 436Bthe consolidated, audited balance sheet, profit and loss statement and cash flow statement of the Group (including any notes thereon) as at 30 June 2013 in accordance with International Financial Reporting Standards as adopted by the European Union; and (ii) 437Bother than for the purposes of Schedule 7 (Accounting Policies), the audited balance sheet, profit and loss statement and cash flow statements (including any notes thereon) of each of the individual Group Companies as at such date prepared under the relevant Local GAAP; “Accounting Policies” the accounting policies referred to or set out in Schedule 7 (Accounting Policies); “Accounts Date” the date of the 2013 Audited Accounts, being 30 June 2013; “Actual Cash Amount” the amount calculated in accordance with Part D of the Annex to Schedule 6 (Post Completion Adjustments) and the Accounting Policies and consistent with the categorisations included within the spreadsheet included with the Annexes to Schedule 6, being the aggregate amount of all relevant constituent line items comprising Cash held by or on behalf of the Group as at the Effective Time; “Actual Cash a statement setting out the Actual Cash Amount, as agreed or

5 Statement” determined in accordance with Part D of the Annex to Schedule 6 (Post Completion Adjustments) and the Accounting Policies; “Actual Debt Amount” the amount calculated in accordance with Part C of the Annex to Schedule 6 (Post Completion Adjustments) and the Accounting Policies, being the aggregate amount of all relevant constituent line items comprising Indebtedness, or items specifically recorded therein as „Debt-like‟ consistent with the categorisations included within the spreadsheet included with the Annexes to Schedule 6, which constitute liabilities or obligations of (or provisions in respect of the same made by) the Group as at the Effective Time and including, for the avoidance of doubt, the Existing Shareholder Debt; “Actual Debt Statement” a statement setting out the Actual Debt Amount, as agreed or determined in accordance with Part C of the Annex to Schedule 6 (Post Completion Adjustments) and the Accounting Policies; “Actual Net Debt Amount” the amount calculated by deducting (i) the Actual Cash Amount from (ii) the Actual Debt Amount; “Actual Working Capital Amount” the amount calculated in accordance with Part B of the Annex to Schedule 6 (Post Completion Adjustments) and the Accounting Policies and consistent with the categorisations included within the spreadsheet included with the Annexes to Schedule 6, being the aggregate amount of all relevant constituent line items comprising Working Capital of the Group as at the Effective Time; “Actual Working Capital Statement” a statement setting out the Actual Working Capital Amount, as agreed or determined in accordance with Part B of the Annex to Schedule 6 (Post Completion Adjustments) and the Accounting Policies; this “Agreement” this share purchase agreement, including the Introduction and the Schedules, as amended or restated from time to time; “Articles” the articles of association of the Company; “Assets” has the meaning given in paragraph 24(a) of Schedule 5 (Business Warranties); “Balancing Amount” an amount equal to the aggregate of: (i) the Working Capital Shortfall (expressed as a negative number) or the Working Capital Excess; and (ii) the Net Debt Shortfall or the Net Debt Excess

6 (expressed as a negative number); “Bid Value” has the meaning given in Clause 3.1(a); “Business Day” any day that is not a Saturday or Sunday or a public holiday in France, the United Kingdom or Luxembourg; “Business Warranties” the warranties set out at Schedule 5 (Business Warranties); “Business Warranties Escrow Account” the escrow account at the Escrow Bank in the joint names of the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors for the purposes set out in the Business Warranties Escrow Letter; “Business Warranties Escrow Amount” the sum of €2,000,000 to be paid into the Business Warranties Escrow Account in accordance with paragraph 6(e) of Schedule 4 (Completion Obligations); “Business Warranties Escrow Letter” the letter agreement from the Sellers and the Purchaser to the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors in the agreed form setting out the terms on which the Business Warranties Escrow Account is to be operated; “Business Warranties Escrow Release Date” the date that is 15 months from the Completion Date; “Cash” all cash or cash equivalents, determined in a manner consistent with the Accounting Policies, subject to Clause 3.2; “Company” DBA Lux Holding S.A., a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B11180 and having its registered office at 5, Rue Guillaume Kroll, L-1882, Luxembourg; “Company Shareholders’ Agreement” the shareholders‟ agreement dated 15 July 2010 in respect of the Company; “Completion” Initial Completion and Subsequent Completion, taken together, at 17:30 BST on the Completion Date; “Completion Announcement” the announcements relating to the Transaction to be made by the Purchaser (and/or a member of the Purchaser‟s Group) and the Institutional Seller on the Completion Date, which the Party making such announcement shall (i) use reasonable endeavours to disclose to the other Party sufficiently in advance of the proposed disclosure or issue and (ii) in good

7 faith consider any reasonable requests and proposals made by such other Party (if any) in respect of the content of such announcement; “Completion Date” the date on which Completion is to take place, determined in accordance with Clause 6.1; “Completion Statement” a statement in the form set out in Parts A, B, C and D of the Annex to Schedule 6 (Post Completion Adjustments), setting out the total consideration payable under Clause 3.1 and the Balancing Amount payable by the Purchaser or the Sellers under Clause 3.13, as agreed and determined in accordance with Schedule 6 (Post Completion Adjustments) and the Accounting Policies, and including the Actual Cash Statement, the Actual Debt Statement and the Actual Working Capital Statement; “Conditions” together the Sellers Conditions, the Purchaser Condition and the Joint Condition, and “Condition” means each and any of them; “Confidential Information” with respect to any person, all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of such person or their respective suppliers, distributors, customers, independent contractors or other business relations, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, that person‟s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property; “Confidentiality Agreement” the confidentiality agreement dated 21 February 2014 and made between Hanesbrands Inc, and the Company; “Consideration” has the meaning given in Clause 3.1; “Covenant Material any effect that would be materially adverse to the business,

8 Adverse Effect” assets, financial condition or results of the operations of the Group taken as a whole; Uprovided U, UhoweverU, that any adverse effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the other Transaction Documents shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Covenant Material Adverse Effect; “Data Room” the “Project Sublime” data room operated by Merrillcorp containing the documents listed in the Data Room Index; “Data Room Index” the index to the Data Room in the agreed form; “Disclosed” fairly disclosed in writing in the Disclosure Letter or the Disclosure Documents prior to the execution of the Offer Letter with sufficient detail to identify to the Purchaser the nature and scope of the matter disclosed; “Disclosure Documents” those documents in the Data Room that are specifically referenced in the Disclosure Letter and all documents appended to the Disclosure Letter; “Disclosure Letter” the letter dated the Offer Date from the Sellers to the Purchaser together with the Disclosure Documents, which, for the avoidance of doubt, may not be amended or supplemented at any time after the Offer Date; “DP Laws” has the meaning given in paragraph 23(a)(i) of Schedule 5 (Business Warranties); “Effective Time” time immediately prior to Completion; “Employment Tax Liability” has the meaning given in Clause 3.11; “Encumbrance” any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title (other than any ordinary course retention of title arrangements applying to assets which have not been paid for), right of pre-emption, right of first refusal or other third party rights or security interest of any nature whatsoever or an agreement, arrangement or obligation to create any of the foregoing but, with respect to the Warranties contained in Clause 8.1(d)(ii) and Clause 8.2(c)(ii) only, excluding right of pre-emption or right of first refusal arising by operation of law which, while not applicable to the Transaction, could arise in the future; “Environmental Laws” has the meaning given in paragraph 25(a) of Schedule 5 (Business Warranties);

9 “Escrow Bank” a bank or financial institution which is reasonably acceptable to each of the Purchaser and the Institutional Seller to be agreed upon by such Parties between the date of execution of this Agreement and Completion or, failing such agreement within five Business Days prior to Completion, Barclays Bank Plc; “Estimated Cash Amount” the Sellers‟ good faith estimate of the Actual Cash Amount; “Estimated Consideration” has the meaning given in Clause 6.2; “Estimated Debt Amount” the Sellers‟ good faith estimate of the Actual Debt Amount; “Estimated Net Debt Amount” the Sellers‟ good faith estimate of the Actual Net Debt Amount; “Estimated Working Capital Amount” the Sellers‟ good faith estimate of the Actual Working Capital Amount; “Estimated Working Capital Excess” the amount (if any) by which the Estimated Working Capital Amount exceeds the Working Capital Target; “Estimated Working Capital Shortfall” the amount (if any) by which the Estimated Working Capital Amount is less than the Working Capital Target; “European Works Council” the DBA European Works Council as constituted by the European Works Council Agreement; “European Works Council Agreement” the DBA European Works Council Agreement, dated 4 June 1996 as amended on 12 December 2007; “Existing Shareholder Debt” the amount (including, for the avoidance of doubt, principal plus accrued interest) outstanding and any premium or pre- payment fees (if any), required to be paid, on redemption or repayment to the holders of the following instruments in accordance with their respective terms and conditions: (i) the eight hundred thousand (800,000) 3% convertible preferred equity certificates issued by the Company to the Institutional Seller, dated 3 February 2006; (ii) the twenty two million five hundred and sixty nine thousand eight hundred and fifty eight (22,569,858) 6.53% preferred equity certificates issued by the Company to the Institutional Seller, dated 3 February 2006 (and as amended on 27 March 2009); (iii) the one million six hundred and seventeen thousand six hundred and forty two (1,617,642) 7% contingent

10 preferred equity certificates issued by the Company to the Institutional Seller, dated 3 February 2006 (and as amended and supplemented on 27 March 2009); (iv) an intra-group loan agreement in the principal amount of €750,000 between the Company and the Institutional Seller, dated 7 November 2006 (and as amended on 27 March 2009); in each case after taking into account the PEC Capitalisation Transaction; and (v) the loan between DBApparel S.A.S. and the Institutional Seller entered into as consideration for the execution of the Settlement Agreement, as set out in Schedule 6 (Post Completion Adjustments); “Existing Shareholder Debt Redemption Amount” an aggregate amount equal to the principal plus accrued interest (if any) (including, for the avoidance of doubt, any premium or pre-payment fees (if any), required to be paid, on redemption or repayment of the Existing Shareholder Debt as at the Completion Date as set out in Schedule 6 (Post Completion Adjustments); “Facilities” has the meaning given in paragraph 6(a) of Schedule 5 (Business Warranties); “FAS” has the meaning given to it in Clause 4.3; “Final Sri Lanka Escrow Release Date” the date after which no further Sri Lanka Claims may be brought against the Purchaser‟s Group pursuant to the Sri Lanka SPA, as a result of any combination of the following: (i) the expiry of the time periods within which Sri Lanka Claims may be brought or (ii) the Sri Lanka SPA prohibiting the bringing of Sri Lanka Claims or (iii) the obligations of the Purchaser‟s Group under the Sri Lanka SPA having terminated or been fully satisfied and discharged (as confirmed by the purchaser of Isabella (Private) Ltd.); “Former Land and Buildings” has the meaning given in paragraph 11(i) of Schedule 5 (Business Warranties); “French Works Councils” (i) the Central works council (“comite central d’entreprise”) of DIM S.A.S and (ii) the “Délégation unique du personnel” of DBApparel Direct Marketing S.A.S; “Fundamental Obligations” the obligations of a Party listed in Schedule 4 (Completion Obligations) that are identified as such in that Schedule; “German Employee all costs, liabilities, claims, obligations, losses, damages,

11 Reclassification Losses” penalties, late payment charges, fines, interest and reasonable expenses (collectively, the “Reclassification Losses”), including (without limitation) legal, accounting and expert's fees and the incremental cost of employment of such German Freelancer(s) (including, without limitation, social security contributions, penalties, late payment charges, interest and fines), properly incurred by any member of the Purchaser‟s Group as a result of the classification under applicable Law (as such Law is in force at Completion) of a service relationship between any German Group Company and any such German Freelancer(s) as an employment relationship (as opposed to their status as freelancers (freier Mitarbeiter)), excluding all Reclassification Losses that arise as a result of changes to the service relationship made by the Purchaser's Group following Completion, save for any such changes made in accordance with reasonable commercial practices undertaken by the Purchaser or the relevant member of the Purchasers Group, unless said classification would not have occurred but for those changes; provided that, the aggregate amount of German Employee Reclassification Losses shall be limited to, and shall in no event exceed, €2,200,000; “German Freelancers” any freelancer (freier Mitarbeiter) that currently provides, or has provided at any time in the past, services to any of the German Group Companies, including without limitation, shelf fillers and shelf agents; “German Group Company” each of DBA Deutschland GmbH (formerly NUR DIE GmbH), DBA Bodywear Germany GmbH (formerly ELBEO GmbH, merged with DBA Intimates Deutschland GmbH, NDB Private Label GmbH and DBA Lovable Deutschland GmbH), VSE Verwaltungs GmbH, and Belfein GmbH; “Governmental Entity” any supra national, national, state, municipal or local government (including any subdivision, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union; “Grants” has the meaning given in paragraph 21(a) of Schedule 5 (Business Warranties); “Group” the Company and all of the Group Companies, taken together; “Group Benefit Schemes” has the meaning given in paragraph 13(a)(v) of Schedule 5 (Business Warranties);

12 “Group Company Guarantees” any security, guarantees and indemnities given by or binding upon any Group Company in relation to or in connection with a liability of any Seller or any member of the Institutional Seller‟s Group or their respective Related Persons; “Group Companies” the Company and each of its subsidiaries, each being a “Group Company”; “Guarantee Beneficiaries” has the meaning given in Clause 13.1; “Hazardous Substances” has the meaning given in paragraph 25(a) of Schedule 5 (Business Warranties); “Indebtedness” in relation to a Group Company, all loans, borrowings, or other financing liabilities or obligations of the Group Company together with interest accrued and including the aggregate amount of all Employment Tax Liabilities which are the primary obligation of the relevant Group Company, in each case determined in a manner consistent with the Accounting Policies, and including, without limitation, the Facilities; “Indemnified Claim” a claim by a third party against any member of the Purchaser‟s Group which gives rise to a claim for indemnification pursuant to Clause 8.9; “Indemnity Escrow Account” the escrow account at the Escrow Bank in the joint names of the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors for the purposes set out in the Indemnity Escrow Letter; “Indemnity Escrow Amount” the sum of €2,187,000 to be paid into the Indemnity Escrow Account in accordance with paragraph 6(h) of Schedule 4 (Completion Obligations); “Indemnity Escrow Letter” the letter agreement from the Sellers and the Purchaser to the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors in the agreed form setting out the terms on which the Indemnity Escrow Account is to be operated; “Indemnity Escrow Release Date” the date that is the third anniversary of the Completion Date; “Information Memorandum” the information memorandum dated June 2012 and issued to potential purchasers including the Purchaser in connection with the sale of the Company; “Initial Completion” completion of the sale and purchase of the Institutional Seller‟s Shares, and the Parties‟ compliance with their

13 obligations, pursuant to Clause 6.5; “Institutional Seller” has the meaning given in the Introduction; “Institutional Seller’s Group” in relation to the Institutional Seller, the Institutional Seller and its Related Persons (but excluding any Group Company); “Institutional Shareholder Release” the release letter in the agreed form delivered by the Institutional Seller at Completion in relation to the release and discharge of all obligations and liabilities of the Group Companies to the Institutional Seller and its Related Persons (excluding the limited partners in Sun Capital Partners Group IV, L.P. and Sun Capital Securities Fund, L.P. other than in their capacity as limited partners of those partnerships), save in respect of the shareholders agreement of the Company which shall continue only as between the Sellers (and not, for the avoidance of doubt, the Company) solely for the purposes of allocating the Consideration; “Institutional Seller’s Solicitors” Kirkland & Ellis International LLP of 30 St Mary Axe, London, EC3A 8AF, United Kingdom; “Institutional Seller’s Solicitors’ Account” the Kirkland & Ellis International LLP client account (account number 58694155 at Barclays Bank, London, sort code 20-77-67,IBAN: GB46BARC20776758694155, swift code: BARCGB22); “Intellectual Property” all intellectual property including: (i) all trade marks, service marks, trade names, domain names, get-up, logos, slogans, brand names, internet domain names and corporate names (whether or not registered); (ii) all patents, inventions, registered and unregistered design rights, copyrights, copyrightable works (whether published or not), moral rights, website content, rights in software and in electronic data and database rights; (iii) all rights in know-how and other confidential information and trade secrets; (iv) all other similar rights in any part of the world (whether registered or capable of registration or not); and (v) all registrations and applications for registration in respect of any of (i) to (iv) above; “IT System” computer hardware and software which is in each case owned or used by the Group; “Law” with respect to any person, any legislation or other governmental, federal, provincial, state, local or municipal law (including common law), ordinance, regulation, rule, code, injunction, judgment, determination, directive or treaty applicable to such person;

14 “Licences” has the meaning given in paragraph 19(a) of Schedule 5 (Business Warranties); “Licensed Intellectual Property” has the meaning given in paragraph 9(a) of Schedule 5 (Business Warranties); “Local GAAP” the generally accepted accounting principles applicable in each of the jurisdictions in which the relevant Group Companies are incorporated; “Local Transfer Agreement” an agreement in such form and content as is required to satisfy the minimum requirements of the applicable local Law for the transfer of the relevant assets or shares in the relevant jurisdiction, provided that a Party shall not, and shall procure that its Related Persons shall not, bring any claim (including, without limitation, for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transaction) against the other Party or any of its Related Parties in respect of, or based upon, any such Local Transfer Agreement, except to the extent necessary to enforce the transfer of such asset or shares in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought and be subject to the provisions, rights and limitations set out in this Agreement and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity in respect thereof under or pursuant to any such Local Transfer Agreement; “Long Stop Date” 31 December 2014; “Lux Companies” each of DBA Lux 1 Sàrl, DBA Lux 2 Sàrl, DBA Lux Holding S.A and DBA Lux Finance Sarl; “Management Accounts” the unaudited management accounts relating to the Group drawn up for the nine month period ending on 31 March 2014; “Management Equity Securities” the Warrants and Options; “Management Equity Exercise Agreement” the agreement in the agreed form between the Company, the Institutional Seller and certain Management Sellers in relation to the exercise of the Options, dated on or around the date of this Agreement; “Management Sellers” has the meaning given in the Introduction; “Management Christian Duval or any replacement appointed pursuant to

15 Sellers’ Representative” Clause 14.8; “Material Adverse Effect” any effect that would be materially adverse to the business, assets, financial condition or results of operation of the Group; UprovidedU, UhoweverU, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by a Group Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the Offer Date; (b) any adverse effect to the extent attributable to the announcement of the Transaction or that the Completion of the Transaction remains pending (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse effect attributable to conditions affecting (i) the industries in which the Group Companies operate, (ii) the European or world economy, capital markets, currency markets, financial or credit markets in general or changes affecting the availability or cost of financing, or (iii) the economy of any country in which a Group Company has operations or sales; (d) any adverse effect resulting from or attributable to any conditions caused by any national emergencies, acts of terrorism or war (whether or not declared), strikes, conflicts or civil disturbances (or the escalation of any of the foregoing) or any natural or man- made disaster or acts of God; (e) any adverse effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the other Transaction Documents; (f) any adverse effect arising from or relating to any change in accounting requirements or principles or any change in Law or the interpretation or enforcement thereof; (g) any adverse effect arising from or relating to actions required to be taken by Law, a contract or other agreement which has been Disclosed; (h) any existing event, occurrence or circumstance with respect to which the Purchaser has knowledge as of the Offer Date or (i) any adverse effect on the business of the Group that is cured by the Sellers before the Completion Date. References in this Agreement to € or other monetary thresholds shall not be deemed to be evidence of a Material Adverse Effect; “Material Contract” has the meaning given in paragraph 8 of Schedule 5 (Business Warranties); “Net Debt Excess” the amount (if any) by which the Actual Net Debt Amount

16 exceeds the Estimated Net Debt Amount; “Net Debt Shortfall” the amount (if any) by which the Actual Net Debt Amount is less than the Estimated Net Debt Amount; “Non-substantiated Claim” a Seller Claim in respect of the Business Warranties which is not a Substantiated Claim; “Non-substantiated Indemnified Claim” an Indemnified Claim which is not a Substantiated Indemnified Claim; “Non-substantiated Sri Lanka Claim” a Sri Lanka Claim which is not a Substantiated Sri Lanka Claim; “Normal Business Hours” has the meaning given in Clause 14.3; “Offer Date” the date of the Offer Letter; “Offer Letter” the letter agreement dated 25 June 2014 between the Sellers, the Purchaser and the Purchaser‟s Guarantor in which the Purchaser irrevocably undertook to enter into this Agreement if required to do so by the Sellers; “Options” the options issued to the Management Sellers to acquire 1,075 B Shares held in treasury by the Company, as set out at column 3 of Schedule 1 (The Sellers); “Option Exercise Consideration” has the meaning given in Clause 3.3; “Original Purchase Agreement” the First Amended and Restated Purchase Agreement, dated 3 February 2006, made between Sara Lee Corporation and Branded Apparel France SAS, as the same may be novated pursuant to the novation agreement dated on or around the date hereof and made between the Institutional Seller, Sun Capital Partners IV, L.P., DBApparel SAS and DE Master Blenders 1753 B.V.; “Owned Intellectual Property” has the meaning given in paragraph 9(a) of Schedule 5 (Business Warranties); “Parties” the Institutional Seller, the Management Sellers, the Purchaser and the Purchaser‟s Guarantor; “PEC Capitalisation Transaction” the capitalisation of the principal amount of €22,569,858 preferred equity certificates; and up to €2,078,749 contingent preferred equity certificates, together with all interest accrued thereon on the date immediately prior to the Completion Date; “Permitted deposits to secure the performance of trade contracts (other

17 Encumbrance” than for borrowed money), conditional sales contracts, leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred by the Group in the ordinary course of business; “Portfolio Company” a member of the Institutional Seller‟s Group that is not managed on a day to day basis by representatives of Sun Capital Partners IV, L.P., its general partner, or their respective investment advisors; “Pre-Contractual Statement” has the meaning given in Clause 15.18(b); “Proceeding” any action, arbitration, mediation, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental authority or arbitrator; “Process Agent” has the meaning given in Clause 15.33; “Purchase Price Adjustment Escrow Account” the escrow account at the Escrow Bank in the joint names of the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors for the purposes set out in the Purchase Price Adjustment Escrow Letter; “Purchase Price Adjustment Escrow Amount” the sum of €2,500,000 to be paid into the Escrow Account in accordance with paragraph 6(g) of Schedule 4 (Completion Obligations); “Purchase Price Adjustment Escrow Letter” the letter agreement from the Sellers and the Purchaser to the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors in the agreed form setting out the terms on which the Purchase Price Adjustment Escrow Account is to be operated; “Purchaser” has the meaning given in the Introduction; “Purchaser Condition” has the meaning given in Clause 4.2; “Purchaser’s Accountants” KPMG of 303 Peachtree Street, NE, Suite 2000 Atlanta, GA 30308-3210; “Purchaser’s Group” the Purchaser and its Related Persons (including, following Completion, the Group (other than, if notice is given pursuant to Clause 6.10, DIM RUS pending the Separate Russia Completion)); “Purchaser’s Guaranteed has the meaning given in Clause 13.1;

18 Obligations” “Purchaser’s Guarantor” has the meaning given in the Introduction; “Purchaser’s Solicitors” Cleary Gottlieb Steen & Hamilton LLP of City Place House, 55 Basinghall Street, London EC2V 5EH; “Qualifying Sri Lanka SPA” a Sri Lanka SPA on terms which: (a) provide that the Group shall have no liability in relation to the sale of Isabella (Private) Ltd., other than any claims relating to capacity and authority of the relevant member of the Group to enter into the transactions contemplated by the Sri Lanka SPA and title of the relevant member of the Group to the shares of Isabella (Private) Ltd.; (b) are otherwise in all material respects consistent with those set out in the Sri Lanka Heads of Terms attached as Part B of Schedule 8 (Sri Lanka Sale) to this Agreement; and (c) provide that the sale of Isabella (Private) Ltd. shall be completed no later than 31 March 2015; “Related Person” (a) in the case of a body corporate, any holding company or subsidiary of that body corporate, or any subsidiary of any holding company of that body corporate; (b) in the case of an individual, any spouse and/or lineal descendant by blood or adoption of that individual or any person(s) acting in the capacity of trustee(s) of a trust of which that individual is the settlor; and (c) in the case of a limited partnership, any nominee or trustee of the limited partnership, the partners in that limited partnership or their nominees, any investment manager or investment adviser to the limited partnership, any parent undertaking or subsidiary undertaking of that investment manager or investment adviser whether direct or indirect and any other investment fund managed or advised by any such person and/or any investor in any fund that directly or indirectly holds interests in the limited partnership; “Relevant Property” has the meaning given in paragraph 11(a) of Schedule 5 (Business Warranties); “Relevant the percentage in respect of each Seller set forth in column (6) of Schedule 1, provided that where some only of the

19 Proportion” Sellers are liable in respect of a Seller Claim, each Seller‟s Relevant Proportion shall be that proportion which its percentage bears to the aggregate percentages of all Sellers‟ who are so liable; “Russia Purchaser” has the meaning given to it in Clause 6.14(a); “Russia Seller” has the meaning given to it in Clause 6.14(a); “Russia SPA” has the meaning given to it in Clause 6.14(a); “Russian Antitrust Approvals” has the meaning given to it in Clause 4.3; “Seller Claim” any claim, proceeding, suit or action against any Seller or any member of the Institutional Seller‟s Group in respect of the Warranties, the undertakings in Clause 5.1 and Schedule 3 (Conduct of Business prior to Completion), in Clause 7.3 (Access to Premises), Clause 7.4 (Further Assurances) and in Clause 7.5 (Provision of Certain Information); “Seller Conditions” has the meaning given to it in Clause 4.1; “Sellers” the Institutional Seller and the Management Sellers, each a “Seller”; “Sellers’ Accountants” Ernst & Young LLP of 1 More London Place, London SE1 2AF, United Kingdom; “Sellers’ Guarantees” any security, guarantees and indemnities given by or binding upon any Seller or any member of the Institutional Seller‟s Group or any of their Related Persons in relation to or in connection with a liability of any Group Company, that have been Disclosed; “Senior Employee” has the meaning given in paragraph 13(a)(i) of Schedule 5 (Business Warranties); “Separate Russia Completion” has the meaning given in Clause 6.10; “Separate Russia Completion Date” the date on which Separate Russia Completion is to take place, determined in accordance with Clause 6.13; “Separate Russia Completion Deduction” €1.00; “Settlement Agreement” the settlement agreement in the agreed form to be entered into on Completion by and between DE Master Blenders 1753 B.V. (as successor to the Sara Lee Corporation), the

20 Institutional Seller and DBApparel S.A.S.; “Shares” the 99,999 A Ordinary Shares of €1.25 each in the capital of the Company, and the 1,075 B Ordinary Shares of €1.25 each in the capital of the Company to be sold hereunder which, together with the shares held by the Company in treasury, will comprise the entire issued share capital of the Company at Completion; “Sri Lanka Actual Working Capital Allocation” the working capital of Isabella (Private) Ltd. which is included in the Actual Working Capital Amount in the Completion Statement; “Sri Lanka Actual Cash Allocation” the Cash of Isabella (Private) Ltd. which is included in the Actual Cash Amount in the Completion Statement (but which, for the avoidance of doubt, shall exclude any cash received in relation to the Sri Lanka Net Proceeds); “Sri Lanka Actual Debt Allocation” the Indebtedness and other debt-like items of Isabella (Private) Ltd. which is included in the Actual Debt Amount in the Completion Statement; “Sri Lanka Claim” a claim by the purchaser of Isabella (Private) Ltd. or any of its Related Persons against a member of the Purchaser‟s Group pursuant to the terms of the Sri Lanka SPA or any ancillary agreement entered into in connection with the sale of Isabella (Private) Ltd.; “Sri Lanka Completion” completion of the sale of Isabella (Private) Ltd. pursuant to the terms of the Sri Lanka SPA; “Sri Lanka Escrow Account” the escrow account at the Escrow Bank in the joint names of the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors for the purposes set out in the Sri Lanka Escrow Letter; “Sri Lanka Escrow Letter” the letter agreement from the Sellers and the Purchaser to the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors in the agreed form setting out the terms on which the Sri Lanka Escrow Account is to be operated; “Sri Lanka Escrow Release Date” each date on which there is a reduction of the Sri Lanka Potential Liability Amount pursuant to the terms of the Sri Lanka SPA (the amount of such reduction being referred to as the “Sri Lanka Reduction”); “Sri Lanka Net Proceeds” (a) the sale proceeds (after deduction of any Tax paid or payable by the relevant member of the Purchaser‟s Group thereon) received in cash by the Group on or after completion of the sale of Isabella (Private) Ltd. in

21 accordance with the Sri Lanka SPA; less (b) all reasonable and properly documented costs incurred by the Group in completing the sale of Isabella (Private) Ltd. in accordance with the Sri Lanka SPA; “Sri Lanka Potential Liability Amount” an amount equal to the lesser of: (a) €4,000,000 (less the aggregate sum of all prior Sri Lanka Reductions (if any)) and (b) the aggregate potential monetary liability of the Purchaser‟s Group in respect of any Sri Lanka Claims (disregarding any monetary liability for those matters that comply with the requirements of a Qualifying Sri Lanka SPA); “Sri Lanka SPA” the share purchase agreement entered into by the relevant member of the Group for the sale of 100% of the issued and outstanding shares of Isabella (Private) Ltd. to any person not being any of the Sellers or any of their Related Persons; “Sri Lanka Working Capital Excess” the amount (if any) by which the Sri Lanka Actual Working Capital Allocation exceeds the Sri Lanka Target Working Capital Allocation; “Sri Lanka Working Capital Shortfall” the amount (if any) by which the Sri Lanka Actual Working Capital Allocation is less than the Sri Lanka Target Working Capital Allocation; “Sri Lanka Target Working Capital Allocation” €913,000; “Subsequent Completion” the completion of the sale and purchase of (i) 8,075 B Ordinary Shares, the subject of exercise of the Options; and (ii) the Warrants, and the Parties‟ compliance with their obligations pursuant to Clause 6.6; “Substantiated Claim” a Seller Claim in respect of the Business Warranties in respect of which liability is admitted or settled by the relevant Seller(s), or which has been adjudicated on by a court of competent jurisdiction from which there is no right of appeal or in respect of which adjudication the parties are debarred by passage of time or otherwise from making an appeal; “Substantiated Indemnified Claim” an Indemnified Claim in respect of which liability is admitted or settled by the relevant Seller(s), or which has been waived or withdrawn by the claimant or adjudicated on by a court of competent jurisdiction from which there is no right of appeal or in respect of which adjudication the parties are debarred by passage of time or otherwise from making an appeal, or in respect of which adjudication, the relevant member of the Purchaser‟s Group is not required to effect an appeal, judicial

22 review or other challenge pursuant to Clause 8.10; “Substantiated Sri Lanka Claim” a Sri Lanka Claim in respect of which liability is admitted or settled by the relevant Seller(s), or which has been waived or withdrawn by the claimant or adjudicated on by a court of competent jurisdiction from which there is no right of appeal or in respect of which adjudication the parties are debarred by passage of time or otherwise from making an appeal; “Surviving Provisions” Clauses 1, 4, 9, 12, 13, 14 and 15; “Tax” or “Taxation” all forms of taxation whether of The Grand Duchy of Luxembourg, France or elsewhere and whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines, costs and interest relating thereto; “Tax Authority” any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation; “Tikehau Bonds” the €75,000,000 secured bonds due 2019 issued by DBApparel SAS; “Tikehau Deed of Release” the deed of release in a form which is reasonably acceptable to the Purchaser to be delivered by Tikehau Investment Management, in its capacity as bondholders‟ representative and U.S. Bank Trustees Limited, in its capacity as security agent at Completion, releasing the security in respect of the obligations of DBApparel SAS and the guarantors relating to the Tikehau Bonds, subject only to payment of the Tikehau Redemption Amount at Completion; “Tikehau Redemption Amount” the amount required to be paid at Completion to the holders of the Tikehau Bonds in accordance with the terms and conditions of the Tikehau Bonds by way of redemption of the Tikehau Bonds at Completion; “Transaction” the transactions contemplated by the Transaction Documents;

23 “Transaction Documents” this Agreement, the Offer Letter, the Management Equity Exercise Agreement, the Disclosure Letter, each document in the agreed form and any other document entered into or to be entered into pursuant to this Agreement; “VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC, and elsewhere, any Taxation levied by reference to added value or sales and including any interest or penalties in respect thereof; “Warranties” the warranties in Clause 8.1 and Clause 8.2 and the Business Warranties; “Warrants” the warrants issued to the Management Sellers in respect of 4,175 Shares, as set out at column 4 of Schedule 1 (The Sellers); “Warranty Material Adverse Effect” any effect that would be materially adverse to the business, assets, financial condition or results of the operations of the Group taken as a whole; Uprovided U, UhoweverU, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Warranty Material Adverse Effect: (a) any failure by a Group Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the Offer Date; (b) any adverse effect to the extent attributable to the announcement of the Transaction or that the Completion of the Transaction remains pending (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); or (c) any adverse effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the other Transaction Documents. References in this Agreement to € or other monetary thresholds shall not be deemed to be evidence of a Warranty Material Adverse Effect; “Working Capital” at any given date, (x) the current assets of the Group Uminus U (y) the current liabilities of the Group as set out in Part B of the Annex to Schedule 6 (Post Completion Adjustment), in each case determined in accordance with Schedule 6 (Post Completion Adjustments); “Working Capital Excess” the amount (if any) by which the Actual Working Capital Amount exceeds the Estimated Working Capital Amount; “Working Capital the amount (if any) by which the Actual Working Capital Amount is less than the Estimated Working Capital Amount;

24 Shortfall” and “Working Capital Target” €68,529,000, subject to Clause 3.2. 1.2 16BReferences to the “Parties” are to the parties to this Agreement, and each is a “Party”. 1.3 17BReferences to “Clauses” are to the clauses of this Agreement. 1.4 18BReferences to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. 1.5 19BWhere any capitalised term is defined within a particular Clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that Clause wherever it is used in this Agreement. Interpretation 1.6 20BThe table of contents and headings to Clauses and Schedules are included for ease of reference only, and are not to affect the interpretation of this Agreement. 1.7 21BIn this Agreement, unless expressly stated otherwise: (a) 196Bthe words “include” or “including” (or any similar term) are not to be construed as implying any limitation, and general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things; (b) 197Bwords indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate; (c) 198Ba reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as it is amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; provided that as between the Parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party; (d) 199Bany reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time; (e) 200Ba reference to a document “in the agreed form” means a form of document agreed by each of the Parties and signed by or on behalf of each Party for the purposes of identification; (f) 201Breferences to the time of day are to Central European Time;

25 (g) 202Breferences to “€” are to Euro, the lawful currency of certain member states of the European Union as constituted from time to time; (h) 203Ba reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by fax or email but excluding any other form of electronic or digital communication; (i) 204Ba reference to a document or communication being “signed” by or on behalf of any person means signature in manuscript by that person or his duly authorised agent or attorney (which manuscript signature may be affixed and/or transmitted by fax or email) and not any other method of signature; (j) 205Bany reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi- governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, and any limited partnership or limited liability partnership wherever and however incorporated or established; (k) 206Bany reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1169 of the Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “subsidiary undertaking” or a “parent undertaking” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008; (l) 207Ba person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010; and (m) 208Bany reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

26 1.8 22BThe obligations of each Seller under this Agreement are several and not joint. No claim may be made against any Seller in respect of any breach of this Agreement by any other Seller. 2 1BSALE AND PURCHASE Agreement to sell and purchase 2.1 23BOn and subject to the terms of this Agreement, each Seller and each Manager Holding Company, shall sell, and the Purchaser shall purchase: (a) 209Bthe A Ordinary Shares listed opposite such Seller‟s name in column 2 of Schedule 1 (The Sellers); (b) 210Bsuch number of B Ordinary Shares as will, upon the Initial Completion and the consequential exercise of the Options, correspond with the number of Options opposite a Management Seller‟s name in column 3 of Schedule 1 (The Sellers); and (c) 211Bthe Warrants listed opposite a Management Seller‟s or Manager Holding Company‟s name in column 4 of Schedule 1 (The Sellers), 212Bfree from all Encumbrances and together with all rights attached or accruing to such Shares and/or Warrants (as the case may be) at the Completion Date. 2.2 24BThe Sellers, the Manager Holding Companies and the Purchaser agree that the conveyance of the Shares and Warrants to complete such sale pursuant to this Agreement shall be effected by the delivery by each Seller, the Manager Holding Companies and the Purchaser of the transfer declaration forms referred to in paragraphs 1(a) and 2 of Schedule 4 (Completion Obligations) to this Agreement. Waiver of pre-emption rights 2.3 25BProvided that such waiver shall be effective only as of the Subsequent Completion as regards the Management Sellers and Manager Holding Companies, and to the extent permitted by applicable Law, each Seller irrevocably waives any and all rights in respect of the Shares and each applicable Seller and each Manager Holding Company waives any and all rights in respect of the Warrants that may have been conferred on such Seller or Manager Holding Company by the Articles or otherwise, and such Seller and Manager Holding Company, shall, on or prior to Completion, procure the waiver of any rights in respect of such Seller‟s or Manager Holding Company‟s Shares or Warrants (as applicable) held by any other person pursuant to the Articles or otherwise, including, in each case: (a) 213Bany rights of redemption, pre-emption, first refusal or transfer; (b) 214Bany rights relating to the terms of transfer and/or the consideration, interest and/or dividends receivable for or on any Shares or Warrants; and (c) 215Bany rights to acquire any Shares or Warrants. 216BManagement Seller Undertaking

27 2.4 26BChristian Duval and François Riston hereby undertake separately in favour of the Purchaser to procure, on Completion, the transfer by their respective Manager Holding Companies of such number of Warrants as is set forth against their respective names in column 4 of Schedule 1 (the Sellers). 3 2BCONSIDERATION 27BUAmount 3.1 28BSubject to Clauses 3.12 and 3.16, the total consideration for the purchase of the Shares and the Warrants under this Agreement (the “Consideration”) shall be the aggregate of: (a) 217B€400,000,000.00 (the “Bid Value”); less (b) 218Bthe Actual Debt Amount; plus (c) 219Bthe Actual Cash Amount; plus (d) 220Bif: (i) 438Bthe Actual Working Capital Amount exceeds the Working Capital Target, the amount of such difference; or (ii) 439Bthe Actual Working Capital Amount is less than the Working Capital Target, the amount of such difference (expressed as a negative number); (e) 221Bplus or less, as applicable, the adjustment in accordance with Clause 3.2 in relation to the sale of Isabella (Private) Ltd. 222BFor the avoidance of doubt, in the event of the Separate Russia Completion, an amount equal to the Separate Russia Completion Deduction shall be deducted from the Estimated Consideration payable at Completion and shall be paid at the Separate Russia Completion instead. 3.2 29BThe Consideration shall be adjusted in accordance with Part A of Schedule 8 (Sri Lanka Sale) in relation to the sale of Isabella (Private) Ltd. and any amounts payable to the Parties thereunder shall be paid by telegraphic transfer of immediately available funds to the Institutional Seller‟s Solicitors‟ Account or the Purchaser‟s Account (as applicable) or such other account as the relevant Party shall direct. 30BUConsideration in respect of Options 3.3 31BEach Management Seller shall settle his or her exercise price in respect of the Options held by him or her by delivering a cheque in the requisite amount to the Company. Each Management Seller hereby irrevocably authorises the Purchaser to withhold upon Subsequent Completion such proportion of the Consideration as is equal to the portion of the exercise price of the Options (the “Option Exercise Consideration”) which the relevant Management Seller has paid for by a cheque until the Company has confirmed that this cheque has been duly cleared. Upon clearance of such cheque, the Purchaser shall promptly transfer the Option Exercise Consideration to the

28 relevant Management Seller. If the cheque issued by the relevant Management Seller has not cleared by the tenth Business Day following the Completion Date, the Purchaser may retain the Option Exercise Consideration in respect of such Management Seller in satisfaction of such Management Seller‟s obligation to pay the exercise price in respect of the Options held by him or her. 32BUSri Lanka Escrow Account 3.4 33BThe monies in the Sri Lanka Escrow Account shall be held under the terms of the Sri Lanka Escrow Letter for disbursement in accordance with Clauses 3.5, 3.6, 0 and 3.10. 3.5 34BAs soon as reasonably practicable (and in any event within five Business Days) following a Sri Lanka Claim becoming a Substantiated Sri Lanka Claim, there shall be paid out of the Sri Lanka Escrow Account to the Purchaser a sum equal to the Substantiated Sri Lanka Claim (together with any interest that has accrued in the Sri Lanka Escrow Account in respect of such amount) or, if less, the total amount then standing to the credit of the Sri Lanka Escrow Account. 3.6 35BOn each Sri Lanka Escrow Release Date, an amount (if any) equal to the Sri Lanka Reduction less: (a) 223Bthe aggregate amount of any Non-substantiated Claims as at that date (together with any interest that has accrued in the Sri Lanka Escrow Account in respect of such amount); and (b) 224Bany Substantiated Sri Lanka Claims which have not been paid as at that date (together with any interest that has accrued in the Sri Lanka Escrow Account in respect of such amounts), 36Bshall be paid to the Sellers in their Relevant Proportion. 3.7 37BOn the Final Sri Lanka Escrow Release Date, after deduction of: (a) 225Bthe aggregate amount of any Non-substantiated Claims as at that date (together with any interest that has accrued in the Sri Lanka Escrow Account in respect of such amount); and (b) 226Bany Substantiated Sri Lanka Claims which have not been paid as at that date (together with any interest that has accrued in the Sri Lanka Escrow Account in respect of such amounts), 38Ball monies remaining in the Sri Lanka Escrow Account (after payment of all amounts pursuant to Clause 3.6(b)) shall be paid to the Sellers in their Relevant Proportion. 3.8 39BFollowing the Final Sri Lanka Escrow Release Date, as soon as reasonably practicable (and in any event within five Business Days) following any Non-substantiated Sri Lanka Claim which has been asserted by the Purchaser on or prior to the Final Sri Lanka Escrow Release Date becoming a Substantiated Sri Lanka Claim, there shall be paid out of the Sri Lanka Escrow Account:

29 (a) 227Bto the Purchaser, a sum equal to the Non-substantiated Claim which has become a Substantiated Sri Lanka Claim (together with any interest that has accrued in the Sri Lanka Escrow Account in respect of such amount) or, if less, the total amount then standing to the credit of the Sri Lanka Escrow Account; and (b) 228Bto the Sellers in their Relevant Proportion, the balance (if any) of the monies remaining in the Sri Lanka Escrow Account (after deduction of the amount of all remaining Non-substantiated Sri Lanka Claims (if any, and for the avoidance of doubt excluding any Non-substantiated Sri Lanka Claims which have been withdrawn or dismissed by a court of competent jurisdiction) together with any interest that has accrued in the Sri Lanka Escrow Account in respect of such amounts). 3.9 40BThe Institutional Seller and the Purchaser shall jointly instruct the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors and the bank holding the Sri Lanka Escrow Account in accordance with the terms of the Sri Lanka Escrow Letter to make the appropriate transfers from the Sri Lanka Escrow Account as required by the provisions of Clauses 3.5, 3.6, 3.7 and 0. 41BUApportionment 3.10 42BThe Sellers agree that the Consideration to be paid in accordance with this Agreement shall be apportioned upon such payment pro-rata among the Sellers according to the number of Shares and Warrants sold by each of them, or, in the case of Christian Duval and François Riston, their Manager Holding Companies on Completion, but, in the case of each of the Warrants, having first deducted an amount equal to the exercise price that would be required to be paid under the terms of the agreement pursuant to which such Warrant was issued, and paying the remainder to the Warrantholder; provided that, the Purchaser shall not be concerned with such apportionment and upon payment of the Consideration by the Purchaser in accordance with this Agreement, the Purchaser shall be absolutely discharged from any and all obligations to pay the Consideration. 43BUEmployment Tax Liability 3.11 44BTo the extent that the exercise, vesting, exchange or release of any Management Equity Securities on or before Completion, or the Sale of any Shares acquired through the exercise of any such Management Equity Securities, or a payment of the Consideration to a Management Seller results in any Group Company being required to account to any Tax Authority for any income tax, social security contributions or other employment related taxes in respect of the relevant Management Seller or Management Sellers (each, an “Employment Tax Liability”) then it shall be a condition of the payment of the Consideration to such Management Seller or Management Sellers that an amount equal to such Employment Tax Liability (as determined in the discretion of the Purchaser, acting reasonably and in cooperation with the Sellers) is deducted from such payment and paid instead to the relevant Group Company and the Purchaser shall procure that the relevant Group Company shall promptly, and in any event within the periods prescribed by applicable Law, account to the relevant Tax Authority for the Employment Tax Liability; provided however that any Employment Tax Liability that is a primary obligation of the

30 relevant Group Company and not the relevant Management Seller or Management Sellers shall instead be taken into account in increasing the Actual Debt Amount and shall not be deducted from the Consideration under this Clause 3.11. The deductions and withholdings from the portion of the Consideration due to each Management Seller shall be in full and final settlement of the Sellers‟ liability, and the Sellers shall have no further obligations, in respect of the same. 440BUEstimated Consideration 3.12 45BThe Estimated Consideration shall be paid or satisfied in accordance with Clause 6 (Completion). 229BUSettlement of Consideration 3.13 46BAfter final agreement on, or final determination of, the Completion Statement in accordance with Schedule 6 (Post Completion Adjustments), the following payments shall be made: (a) 230Bif the Balancing Amount is zero, no payment shall be made by Sellers or the Purchaser and the balance of the Purchase Price Adjustment Escrow Account shall be paid to the Sellers in the Relevant Proportion. (b) 231Bif the Balancing Amount is a positive number: (i) 441Bthe balance standing to the credit of the Purchase Price Adjustment Escrow Account shall be released therefrom; and (ii) 442Ban amount equal to the Balancing Amount shall be paid by the Purchaser, 443Bto the Sellers in the Relevant Proportion. (c) 232Bif the Balancing Amount is a negative number, the lesser of: (i) 444Bthe balance standing to the credit of the Purchase Price Adjustment Escrow Account; and (ii) 445Bthe amount equal to the Balancing Amount, 446Bshall be paid to the Purchaser from the Purchase Price Adjustment Escrow Account. The balance of the amount standing to the credit of the Purchase Price Adjustment Escrow Account following the payments made pursuant to the preceding sentence (if any) shall be paid to the Sellers in the Relevant Proportion. If the amount standing to the credit of the Purchase Price Adjustment Escrow Account is insufficient to satisfy the entirety of the Balancing Amount (a “Negative Insufficiency”) then each of the Seller shall pay to the Purchaser an amount equal to such Seller‟s proportion of the Negative Insufficiency based on the Relevant Proportion. 3.14 47BAny payment to be made under Clause 3.13 shall be made within five Business Days after (and excluding) the date on which the Completion Statement is agreed or

31 determined in accordance with Schedule 6 (Post Completion Adjustments) by telegraphic transfer to: (a) 233Bin the case of payments to a Seller, account details of which shall be notified by the Institutional Seller to the Purchaser and the Purchaser‟s Solicitors at least five Business Days prior to the due date for payment; and (b) 234Bin the case of payments to the Purchaser, account details of which shall be notified by the Purchaser to the Sellers and the Sellers‟ Solicitors at least five Business Days prior to the due date for payment, and such payment shall be an absolute discharge to the Person making the payment who shall not be concerned with the subsequent application of the amount paid. 3.15 48BIf either the Purchaser or a Seller defaults in the payment when due of any sum payable under Clauses 3.13 and 3.14, such sum shall bear interest at the rate of 3% per annum for the period from but excluding the due date up to and including the date of actual payment (after as well as before judgment). Such interest shall accrue from day to day and shall be compounded monthly. 3.16 49BIf any payment is to be made by any Seller to the Purchaser in respect of any Seller Claim, the payment shall so far as possible under applicable Law (but not so as to limit the amount payable, where not wholly possible) be made by way of adjustment of the Consideration paid by the Purchaser for the Shares and the Warrants under this Agreement, which shall be deemed to have been reduced by the amount of such payment. 50BU usiness Warranties Escrow Amount 3.17 51BThe Business Warranties Escrow Amount shall be held under the terms of the Business Warranties Escrow Letter for disbursement in accordance with Clauses 3.18, 3.19, 3.20 and 3.21. 3.18 52BAs soon as reasonably practicable (and in any event within five Business Days) following a Seller Claim in respect of the Business Warranties becoming a Substantiated Claim, there shall be paid out of the Business Warranties Escrow Account to the Purchaser a sum equal to the Substantiated Claim (together with any interest that has accrued in the Business Warranties Escrow Account in respect of such amount) or, if less, the total amount then standing to the credit of the Business Warranties Escrow Account. 3.19 53BOn the Business Warranties Escrow Release Date, after deduction of: (a) 235Bthe aggregate amount of any Non-substantiated Claims as at that date (together with any interest that has accrued in the Business Warranties Escrow Account in respect of such amount); and (b) 236Bany Substantiated Claims which have not been paid as at that date (together with any interest that has accrued in the Business Warranties Escrow Account in respect of such amounts),

32 237Ball monies remaining in the Business Warranties Escrow Account (after payment of all amounts pursuant to Clause 3.19(b)) shall be paid to the Sellers in their Relevant Proportions. 3.20 54BFollowing the Business Warranties Escrow Release Date, as soon as reasonably practicable (and in any event within five Business Days) following any Non- substantiated Claim which has been asserted by the Purchaser on or prior to the Business Warranties Escrow Release Date becoming a Substantiated Claim, there shall be paid out of the Business Warranties Escrow Account: (a) 238Bto the Purchaser, a sum equal to the Non-substantiated Claim which has become a Substantiated Claim (together with any interest that has accrued in the Business Warranties Escrow Account in respect of such amount) or, if less, the total amount then standing to the credit of the Business Warranties Escrow Account; and (b) 239Bto the Sellers, the balance (if any) of the monies remaining in the Business Warranties Escrow Account (after deduction of the amount of all remaining Non-substantiated Claims (if any, and for the avoidance of doubt excluding any Non-substantiated Claims which have been withdrawn or dismissed by a court of competent jurisdiction) together with any interest that has accrued in the Business Warranties Escrow Account in respect of such amounts). 3.21 55BThe Institutional Seller and the Purchaser shall jointly instruct the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors and the bank holding the Business Warranties Escrow Account in accordance with the terms of the Business Warranties Escrow Letter to make the appropriate transfers from the Business Warranties Escrow Account as required by the provisions of Clauses 3.18, 3.19 and 3.20. 4 3BCONDITIONS TO COMPLETION 4.1 56BThe obligation of the Purchaser to complete the sale and purchase of the Shares and the Warrants under this Agreement shall be conditional on the following conditions (the “Seller Conditions”) having been fulfilled or waived in accordance with this Agreement: (a) 240B(i) each of the Warranties contained in Clause 8.1 and Clause 8.2 (disregarding all qualifications and exceptions contained therein relating to materiality) being accurate in all material respects immediately prior to Completion by reference to the facts and circumstances subsisting at the Completion Date (on the basis that any reference in such Warranties, whether express or implied, to the Offer Date is substituted by a reference to the Completion Date) and (ii) each of the Business Warranties (disregarding all qualifications and exceptions contained therein relating to materiality, including references to “Material Adverse Effect”) being accurate immediately prior to Completion by reference to the facts and circumstances subsisting at the Completion Date (on the basis that any reference in such Warranties, whether express or implied, to the Offer Date is substituted by a reference to the Completion Date), save to the extent that, in each case, any such inaccuracy would not have a Warranty Material Adverse Effect as at the Completion Date;

33 (b) 241Bthe Sellers having performed and complied with the covenants and obligations set out in Clause 5.1 and Schedule 3 of this Agreement on or before the Completion Date (and for such purpose, the words “use all corporate powers available to it to” and “use best endeavours to” shall be deleted from Clause 5.1), save to the extent that any such non-performance or non-compliance would not have a Covenant Material Adverse Effect as at the Completion Date; and (c) 242Bno Material Adverse Effect having arisen between the Offer Date and the Completion Date which is continuing as at the Completion Date. 4.2 57BThe obligation of the Sellers to complete the sale and purchase of the Shares and the Warrants under this Agreement shall, unless otherwise waived by the Institutional Seller, be conditional on, save as specifically disclosed by the Purchaser to the Sellers in writing on or before the Offer Date, each of the warranties of the Purchaser contained in Clause 8.7 (disregarding all qualifications and exceptions contained therein relating to materiality) being accurate in all material respects immediately prior to Completion by reference to the facts and circumstances subsisting at the Completion Date (on the basis that any reference in such Warranties, whether express or implied, to the Offer Date is substituted by a reference to the Completion Date) (the “Purchaser Condition”). 4.3 58BSubject to Clause 6.10, the obligation of the Parties to complete the sale and purchase of the Shares and the Warrants under this Agreement shall be conditional on the Federal Antimonopoly Service of the Russian Federation (“FAS”) having adopted a decision approving the Transaction and permitting its Completion without any breach of applicable Law (the “Russian Antitrust Approval” or the “Joint Condition”). 4.4 59BTo the extent that the Russian Antitrust Approval has not been obtained by the time of the execution of this Agreement, the Parties shall continue to be bound by, and shall continue to comply with, the provisions of Clause 5 and Schedule 2 to the Offer Letter until such time as the Russian Antitrust Approval is obtained (and the provisions of Schedule 2 shall accordingly be deemed to be incorporated herein in their entirety). 4.5 60BThe Purchaser may at any time waive in whole or in part any of the Seller Conditions in Clause 4.1 by notice to the Sellers. The Institutional Seller, on behalf of all Sellers, may at any time waive in whole or in part the Purchaser Condition by notice to the Purchaser. 4.6 61BEach Party shall notify the other Parties promptly upon, and in any event within two Business Days of, becoming aware that a Condition has been fulfilled or is no longer capable of fulfillment. 4.7 62BSubject to Clause 6.10, if the Conditions have not been satisfied or waived by the Long Stop Date (or such later date as the Parties may agree in writing) this Agreement shall automatically terminate (other than the Surviving Provisions). 4.8 63BIn the event that this Agreement is terminated pursuant to Clause 4.7, no Party (nor any of their respective Related Persons) shall have any claim under this Agreement of any nature whatsoever against any other Party (or any of their respective Related

34 Persons) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions. 5 4BPERIOD BEFORE COMPLETION 5.1 64BExcept as otherwise agreed with the Purchaser, and subject to Clause 5.2 below, from and including the Offer Date until Completion the Institutional Seller shall use all corporate powers available to it to procure, and the Management Sellers shall use best endeavours to procure, that the business of each Group Company (other than, in respect of a Management Seller, the Lux Companies), including the management of its working capital, is carried on only in the ordinary course and consistent with past practice and shall comply with the obligations set out in Schedule 3 (Conduct of Business prior to Completion). 5.2 65BNotwithstanding anything to the contrary in Clause 5.1, or any other provision of this Agreement or any other Transaction Document, no Seller, member of the Institutional Seller‟s Group or the Group shall be prevented from undertaking, be required to obtain the Purchaser‟s consent in relation to, or incur any liability as a result of effecting, any of the following on or prior to Completion: (a) 243Bany matter required by Law; (b) 244Bthe implementation of any transaction or the taking of any action required by any Transaction Document; (c) 245Bany matter which has been Disclosed in the Disclosure Letter with specific reference to this clause; (d) 246Bthe PEC Capitalisation Transaction; (e) 247Bthe contribution of any funding to any Group Company by any other Group Company; or (f) 248Bentering into a Sri Lanka SPA. 5.3 66BIf a Seller becomes aware of any fact or circumstance that has resulted, results or is reasonably likely to result in a breach of Clause 5.1, it shall notify the Purchaser as soon as practicable and, in any event, prior to Completion, setting out such details as are then available to it, provided that such Seller shall not be liable for failure to provide such notice except to the extent, and only to that extent, that such Seller‟s failure causes the Purchaser‟s losses to be greater than they would have been if the Seller had given notice within the required period. 6 5BCOMPLETION UDate and place 6.1 67BCompletion shall take place at such place and time as the Purchaser and the Institutional Seller shall agree at least four Business Days prior to the anticipated Completion Date or, failing such agreement, at the offices of the Institutional Seller‟s Solicitors at 17:30 BST:

35 (a) 249Bon the later of 1 August 2014 and the earliest Friday that is reasonably practicable following the date when the last of the Conditions (other than Conditions to be satisfied on the Completion Date and the Joint Condition in the event that the provisions of Clause 6.10 apply) are satisfied and/or waived by the Party entitled to grant such waiver; or (b) 250Bat such other date and time as the Parties may agree, but, in any event, no later than the second Business Day after the Long Stop Date. UNotification of Estimated Consideration 6.2 68BThe estimated consideration for the sale and purchase of the Shares and the Warrants (the “Estimated Consideration”) shall be: (a) 251Bthe Bid Value; less (b) 252Bthe Estimated Debt Amount; plus (c) 253Bthe Estimated Cash Amount; less (d) 254Bthe Estimated Working Capital Shortfall (if any); plus (e) 255Bthe Estimated Working Capital Excess (if any); (f) 256Bplus or less, as applicable, the adjustment in accordance with Clause 3.2 in relation to the sale of Isabella (Private) Ltd.; less (g) 257Bthe Separate Russia Completion Deduction (if applicable pursuant to Clause 6.12). 6.3 69BFour Business Days prior to Completion, the Institutional Seller shall provide to the Purchaser a statement which shall include the Estimated Debt Amount, the Estimated Cash Amount, the Estimated Working Capital Shortfall, (if any) and the Estimated Working Capital Excess (if any), together with a copy of a written confirmation issued by the Seller‟s Accountants to the Institutional Seller that they have reviewed such amounts, and such supporting material as reasonably evidence the calculation of such amounts, and its calculation of the Estimated Consideration (such calculation shall, in the absence of manifest error, be binding on the Purchaser for the purposes of Clauses 3.12 and 6.7). 6.4 70BThe amounts notified by the Institutional Seller in accordance with Clause 6.3 shall be expressed in Euro. UCompletion arrangements 6.5 71BImmediately prior to the transfer of (i) such number of additional B Ordinary Shares as will, upon the Initial Completion and the consequential exercise of the Options, correspond with the number of Options; and (ii) the Warrants at Subsequent Completion in accordance with Clause 6.6, Initial Completion in respect of the transfer of the Institutional Seller‟s Shares shall take place in accordance with this Clause 6. At Initial Completion, the Institutional Seller shall deliver or cause to be

36 delivered the documents and confirmations required by paragraph 1 of Schedule 4 (Completion Obligations). 6.6 72BAt Subsequent Completion, the Sellers shall deliver or cause to be delivered the documents required by paragraph 2 and paragraph 3 of Schedule 4 (Completion Obligations). 6.7 73BAt Completion, and to the extent not completed at Initial Completion or Subsequent Completion the Sellers and the Purchaser shall comply with their respective obligations as specified in Schedule 4 (Completion Obligations). The Institutional Seller and the Purchaser‟s performance of their obligations under Clause 6.5, and the delivery of the transfer declaration form referred to in paragraph 1(a) of Schedule 4 (Completion Obligations), are conditional upon the Management Sellers‟ and the Manager Holding Companies‟ performance of their respective obligations pursuant to Clause 6.6 immediately following Initial Completion, failing which the acts undertaken by the Institutional Seller and Purchaser pursuant to Clause 6.5 shall be disregarded and treated as void, ab initio, and the transfer declaration form shall be returned to the Institutional Seller. 6.8 74BNotwithstanding anything to the contrary in this Agreement, Completion shall not occur unless and until the Sellers and the Manager Holding Companies have transferred all of the Shares and all of the Warrants, and not some only, to the Purchaser. All actions to be performed at Completion shall be deemed a single transaction so that, at the option of the Party for whose benefit an action is to be performed, Completion shall not be deemed to have taken place unless and until all such actions have been performed. 6.9 75BIf any of the Fundamental Obligations of the relevant Party (including, for these purposes, the relevant Manager Holding Company) under Schedule 4 (Completion Obligations) is not complied with on the Completion Date, the Purchaser, in the case of non-compliance by the Sellers (including, for these purposes, the Manager Holding Companies) (or any of them), or the Institutional Seller, in the case of non-compliance by the Purchaser, may: (a) defer Completion (so that the provisions of this Clause 6 shall apply to Completion as so deferred); (b) proceed to Completion as far as practicable (without prejudice to any rights or remedies such Party (including, for these purposes, the relevant Manager Holding Company) may have under this Agreement and/or applicable Law); or (c) terminate this Agreement by notice to the other Parties (including, for these purposes, the Manager Holding Companies) without liability on the part of the terminating Party (including, for these purposes, the relevant Manager Holding Company), whereupon all of the provisions of this Agreement other than the Surviving Provisions shall cease to have effect, except that all rights and liabilities which have accrued before termination or under any of the Surviving Provisions shall continue to exist. USeparate Russian Completion

37 6.10 76BNotwithstanding anything to the contrary contained in this Agreement, in the event that the Seller Conditions and the Purchaser Conditions have been fulfilled or waived in accordance with this Agreement (other than Conditions to be satisfied on the Completion Date) but the Joint Condition has not yet been fulfilled, then the Purchaser or the Institutional Seller (on behalf of all of the Sellers) may, by notice in writing to the other Parties, waive the Joint Condition such that Completion shall occur in all respects other than with respect to the transfer of DIM RUS (Registered Number 1057749497673), for which a subsequent completion (the “Separate Russia Completion”) shall be effected as provided in Clauses 6.11, 6.12, 6.13, 6.14 and 6.15 and in any event by no later than 31 December 2015; unless, prior to the Completion Date, the Joint Condition is or becomes fulfilled, in which case the remainder of this Clause 6 below shall be disregarded in its entirety. 6.11 77BOn or prior to the Completion Date, the Sellers shall procure the transfer of 99% of the shares of DIM RUS from DIM S.A.S. to such other person, not being a Group Company, as the Institutional Seller may nominate in its sole and absolute discretion (the “Russia Seller”). The Parties acknowledge that: (a) 258Ba Russian law Local Transfer Agreement shall be signed between DIM S.A.S. and the Russia Seller and notarized by a Russian public notary on the date of transfer in order for the transfer to be effective; and (b) 259Bsubsequent to such notarization and transfer, the Sellers shall procure that the transfer is registered with the Russian unified state register of legal entities in accordance with applicable Law. 6.12 78BIn the event of a Separate Russia Completion, the portion of the Consideration payable at the initial Completion shall be reduced by an amount equal to the Separate Russia Completion Deduction. For the avoidance of doubt, notwithstanding the Separate Russia Completion, DIM RUS shall be taken into consideration for the purposes of the Completion Statement and in determining the Balancing Amount, such that the Separate Russia Completion Deduction payable on the Separate Russia Completion Date shall not be subject to any subsequent adjustment. 6.13 79BThe Separate Russia Completion shall take place at such place and time as the Purchaser and the Institutional Seller shall agree at least four Business Days prior to the anticipated Completion Date or, failing such agreement, at the offices of the Institutional Seller‟s Solicitors at 17:30 BST: (a) 260Bon the earlier of the earliest Friday that is reasonably practicable following the date when the Joint Condition is satisfied, taking into consideration, without limitation, the documents required to be agreed with and provided to a Russian public notary in connection with the Separate Russia Completion, and 31 December 2015; or (b) 261Bat such other date and time as the Parties may agree. 6.14 80BAt the Separate Russia Completion:

38 (a) 262Bthe Sellers shall procure that the Russia Seller shall transfer to the Purchaser or to such person as the Purchaser may nominate, in its sole and absolute discretion (the “Russia Purchaser”), 99% of the shares in DIM RUS, free from all Encumbrances and together with all rights attached or accruing to such shares at the Separate Russia Completion Date; (b) 263Bthe Sellers shall procure that the Russia Seller shall, and the Purchaser shall, or shall procure that the Russia Purchaser shall, duly execute and deliver to the other the Local Transfer Agreement with respect to the shares of DIM RUS (the “Russia SPA”). The Parties shall procure the notarization of the Russia SPA with a Russian public notary in accordance with applicable Law; (c) 264Bthe Sellers shall procure that the Russia Seller shall execute before a Russian public notary an application to the Russian tax authorities in Form P14001 “Application for the making amendments to the information contained in the Unified state register of legal entities” (the “Form P14001”) or such other application form as may be required in connection with the transfer of the shares in DIM RUS under the Russia SPA; (d) 265Bthe Sellers shall or shall procure that the following are delivered or made available to the Purchaser or to the Russia Purchaser to the Purchaser‟s reasonable satisfaction: (i) 447Bthe share register of DIM RUS written up to three Business Days prior to the Separate Russia Completion Date showing the Russia Seller as the shareholder of DIM RUS; (ii) 448Ban extract from the Russian unified state register of legal entities in relation to DIM RUS confirming the Russia Seller as the shareholder of DIM RUS and the identity of the general director of DIM RUS, dated not more than three Business Days prior to the Separate Russia Completion Date; (iii) 449Bpowers of attorney granted by the Russia Seller to its representatives to execute the Russia SPA and Form P14001; (iv) 450Boffers, waivers and notifications in the agreed form in connection with the pre-emptive rights of shareholders in accordance with applicable Law and the constitutional documents of DIM RUS; (v) 451Bthe share register of DIM RUS written up to the Separate Russia Completion, including the transfer of the shares in DIM RUS to the Purchaser or the Russia Purchaser, as the case may be, with effect from the Separate Russia Completion; (vi) 452Ball registers of DIM RUS duly written up to the Separate Russia Completion; (vii) 453Bevidence of the termination of any arrangement between DIM RUS and any member of the Institutional Seller‟s Group in respect of any management, advisory or monitoring fees;

39 (viii) 454Bif the Institutional Seller is, or has appointed any person as, director of DIM RUS, a letter of resignation in the agreed form in respect of such appointment; (ix) 455Bto the extent requested by the Purchaser in writing at least 10 Business Days‟ before the Separate Russia Completion and the Sellers having used reasonable endeavours to obtain the same, the written resignations of the auditors of DIM RUS to take effect on the Separate Russia Completion Date; (e) 266Beach Seller shall use all corporate powers available to such Seller to: (i) 456Bprocure the passing of board resolutions of the Russia Seller approving the share transfers and the Russia SPA referred to in Clauses 6.14(a) and (b); (ii) 457Bprocure the passing of a board resolution of DIM RUS approving the acceptance of and registration of the share transfers referred to in Clause 6.14(a); (iii) 458Bprocure the passing of board or shareholder resolutions of DIM RUS (as applicable pursuant to relevant Law and the constitutional documents of DIM RUS): (A) 505Baccepting the resignations referred to in Clauses 6.14(d)(viii) and (ix); (B) 506Bappointing such persons as the Purchaser or the Russia Purchaser, as the case may be, may nominate to be the director(s) of DIM RUS; (C) 507Bchanging the registered office of DIM RUS; (f) 267Bthe Purchaser shall or shall procure: (i) 459Bpayment of an amount equal to the Separate Russia Completion Deduction to the Sellers by telegraphic transfer of immediately available funds to the Institutional Seller‟s Solicitors‟ Account; and (ii) 460Bif applicable, delivery to the Institutional Seller of evidence that the Russia Purchaser is authorised to purchase the shares of DIM RUS in accordance with this Agreement. 6.15 81BNotwithstanding anything to the contrary in this Agreement, the Separate Russia Completion shall not occur unless and until the Sellers have transferred 99% of the shares in DIM RUS (other than the one share retained by DIM S.A.S), and not some only, to the Purchaser or the Russia Purchaser, as the case may be. All actions to be performed at the Separate Russia Completion shall be deemed a single transaction so that, at the option of the Party for whose benefit an action is to be performed, the Separate Russia Completion shall not be deemed to have taken place unless and until all such actions have been performed.

40 6.16 82BFrom and after the Completion Date until the Separate Russia Completion Date: (a) 268Bthe Purchaser shall procure that the Group continues to provide such services to DIM RUS as were provided to DIM RUS by the Group prior to the Completion Date, so as to enable DIM RUS to continue to conduct its business during that period on substantially the same terms as in effect as at the Completion Date; (b) 269Bthe Purchaser shall, forthwith following demand from the Institutional Seller, provide the minimum amount of financial support necessary to allow DIM RUS to continue to trade in the ordinary course on substantially the same terms as in effect as at the Completion Date; (c) 270Bif at any time the business of DIM RUS is loss making, the Sellers shall consider and, as a condition of receiving additional financial support, implement the reasonable directions of the Purchaser and act in accordance with prudent business practices in order to mitigate such losses (provided that the minimum amount of funding necessary pursuant thereto shall be provided by the Purchaser forthwith following demand from the Institutional Seller); (d) 271Bif at any time the business of DIM RUS is, or is reasonably likely to be, adversely affected due to the occurrence of an event outside of the ordinary course of trading, the Sellers shall consult with the Purchaser in respect thereof and, following consultation with the Purchaser, make the unilateral decision either to (i) take all steps necessary or desirable to liquidate the business of DIM RUS, provided that all reasonable and properly documented costs of liquidating the business of DIM RUS shall be borne by the Purchaser and the Sellers shall have no liability in respect of the same or (ii) allow DIM RUS to continue to trade (in which event the provisions of Clause 6.16(b) and (c) above shall continue to apply); and (e) 272Bthe Sellers shall continue to comply with all covenants and agreements contained in Clause 5 and Schedule 3 (Conduct of Business prior to Completion), Clause 7.3, Clauses 7.4(c) and (f) and Clauses 7.5(b), (c), (d) and (e), solely in respect of DIM RUS, and, unless the context clearly requires otherwise, all references in such covenants and agreements to the “Completion” or the “Completion Date” shall be deemed to refer to the Separate Russia Completion or the Separate Russia Completion Date, respectively. 273BThe Parties agree that the fact that the Separate Russia Completion has not occurred will not, in and of itself, prejudice the effectiveness of Completion. 7 6BRELEASE OF GUARANTEES, ACCESS TO PREMISES AND BOOKS AND RECORDS AND FURTHER ASSISTANCE 7.1 83BThe Purchaser shall use reasonable endeavours to procure at Completion or, to the extent not done by Completion, as soon as reasonably practicable thereafter the full and unconditional release of each Seller and each member of the Institutional Seller‟s Group or any person connected with any of them from any Sellers‟ Guarantees that have been Disclosed in the Disclosure Letter with specific reference to this clause.

41 Pending such release, the Purchaser shall indemnify and keep indemnified each Seller and each member of the Institutional Seller‟s Group from and against any amounts paid by any of them pursuant to any such Sellers‟ Guarantees. 7.2 84BThe Sellers shall procure by Completion or, to the extent not done by Completion, as soon as reasonably practicable thereafter, the full and unconditional release of each Group Company from any Group Company Guarantees. Pending such release, the Sellers shall severally indemnify and keep indemnified the Purchaser (on its own behalf and on behalf of each of the Group Companies) from and against any amounts paid by any Group Company pursuant to any Group Company Guarantees. 7.3 85BFrom the Offer Date, the Institutional Seller shall use all corporate powers available to it to, and the Management Sellers shall use their respective reasonable endeavours to, procure that the Purchaser is given access at the sole expense of the Purchaser to the premises of, and the books and records of or relating to, the Group Companies, as well as to the Group‟s directors and employees. In each case such access shall be subject to applicable Law, be on reasonable notice during normal business hours and shall be subject to there being no material interruption to, or interference with, the ordinary course of business of the Group. 7.4 86BIn the period between the Offer Date and the Completion Date, the Sellers shall cooperate with and provide or use reasonable endeavours to procure the provision by the Group of such assistance to the Purchaser as it may reasonably request in connection with: (a) 274Brepayment of any of the Facilities at Completion as the Purchaser may determine in its sole and absolute discretion, discharge of all amounts owed under any associated hedging arrangements and release of all security in relation thereto, including without limitation in relation to agreeing the form of the Tikehau Deed of Release with the security agent in respect of the Tikehau Bonds and delivering such notices as may be required in relation to the prepayment of the Tikehau Bonds at Completion; (b) 275Brefinancing any of the Facilities, as the Purchaser may determine in its sole and absolute discretion; (c) 276Breceipt of change of control consents under agreements entered into by the Group, which obligation shall be discharged and satisfied by the Group‟s sending of letters in the agreed form to the relevant counterparty and responding to such information requests as may reasonably be made by, and clarifications requested by, the relevant counterparty; (d) 277Braising debt to finance the payment of the Consideration, which obligation shall be discharged and satisfied by making the CFO of the Group available to attend a reasonable number of meetings of reasonable duration and on reasonable notice; (e) 278Beffecting amendments to, or delivering unilateral waivers to the counterparties in respect of certain provisions of, the distribution agreements entered into by the Group and franchise agreements entered into by the Group with respect to its operations in Italy at the cost of the Group;

42 (f) 279Bregistration with Rospatent of the franchise agreements entered into by the Group with respect to its operations in Russia at the cost of the Group; (g) 280Bmaking the following Intellectual Property filings at the cost of the Group: Trademark Country Filings NER DIE and NER DER Logos China  File trademark applications for NUR DIE and NUR DER logos to cover all subclasses in Class 25.  File for copyright registration for the NUR DIE and NUR DER logos and record with customs. ABANDERADO Logo China  File trademark application for the ABANDERADO logo to cover all subclasses in Class 25.  File for copyright registration for the ABANDERADO logo and record with customs. BELINDA, OCEAN and PRINCESA Logos China  File trademark applications for the BELINDA, OCEAN and PRINCESA logos to cover all subclasses in Class 25.  File for copyright registrations for the BELINDA, OCEAN and PRINCESA logos and record with customs. NUR DIE, NUR DER, BELLINDA Logos Vietnam File trademark applications for NUR DIE, NUR DER and BELLINDA logos to cover Class 25. SHOCK ABSORBER and BELLINDA Logos Philippines File trademark applications for the SHOCK ABSORBER and BELLINDA logos to cover Class 25. SHOCK ABSORBER and BELLINDA Logos Turkey File trademark applications for the SHOCK ABSORBER and BELLINDA logos to cover Class 25. (h) 281Bobjecting to the following third party trade mark registrations in China at the cost of the Group: Third Party Trademark Action NURDIE, Reg. No. 5945862  Investigate trademark registration for NURDIE by Wenzhou Sea Culture Communication Co., Ltd.  File non-use cancellation as appropriate. ABANDERADO, App. No. 11999774  Investigate trademark application for ABANDERADO by France Penguin Int‟l Company Ltd.  Monitor status of application and file opposition to application when it is published.

43 (i) 282Bobtaining a waste water discharge permit from the Laguna Lake Development Authority, Philippines in respect of the activities carried out by Piplay, Inc. at the cost of the Group, 283Bprovided that, in each case such cooperation and assistance shall be subject to applicable Law and shall be subject to there being no material interruption to, or interference with, the ordinary course of business of the Institutional Seller, any member of the Institutional Seller‟s Group or the Group and provided always that there shall be no obligation on any Group Company, any Seller or any member of the Institutional Seller‟s Group to enter into any binding agreement or arrangement in relation to the matters set out in sub-clauses (a), (b), (c) and (d) which is not conditional on the occurrence of Completion. 7.5 87BIn the period between the Offer Date and the Completion Date (or, in the case of sub- clauses (b), (c), (d) and (e) below to the extent applicable to DIM RUS only, between the Offer Date and the Separate Russia Completion Date), the Sellers shall, and shall procure that the Group Companies shall: (a) 284Bkeep the Purchaser regularly informed of the progress of, and promptly provide the Purchaser with all information as it may reasonably request from time to time in connection with, the sale of Isabella (Private) Ltd., including without limitation, a copy of any agreement in relation thereto that is proposed to be entered into by the Sellers or any Group Company prior to its execution; (b) 285Bkeep the Purchaser regularly informed of the progress of, and promptly provide the Purchaser with all information as it may reasonably request from time to time in connection with, the transfer of the shares of DIM RUS from DIM S.A.S. in relation to the Separate Russia Completion; (c) 286Bprovide the Purchaser with copies of the interim monthly financials and monthly consolidation workbook relating to the Group as soon as reasonably practicable after they are available, and in any event within 20 days after the end of the month to which they relate; (d) 287Bprovide the Purchaser with copies of the consolidated, audited balance sheet, profit and loss statement and cash flow statement of the Group (including any notes thereon) as at 30 June 2014 in accordance with International Financial Reporting Standards as adopted by the European Union and the unaudited balance sheet, profit and loss statement and cash flow statements (including any notes thereon) of each of the individual Group Companies as at such date prepared under the relevant Local GAAP, in each case, as soon as reasonably practicable after they are available; and (e) 288Bprovide the Purchaser, at the Purchaser‟s cost, with all such information as the Purchaser may reasonably request in connection with any filings or notifications required to be made by the Purchaser or any member of the Purchaser‟s Group under applicable Law in relation to the Transaction, including without limitation, in order to prepare any pro forma financial statements that the Purchaser or any member of the Purchaser‟s Group may need to file under applicable Law.

44 289BUSri Lanka Sale 7.6 88BThe Sellers shall procure that the Group shall not become a party to, or otherwise enter into, a Sri Lanka SPA where the aggregate potential monetary liability of the Purchaser‟s Group thereunder exceeds €4,000,000. 7.7 89BIn the event that a Sri Lanka SPA is entered into prior to the Completion Date, but the sale thereunder is not completed prior to the Completion Date in accordance with its terms, the Purchaser shall procure that with effect from Completion the Group shall prosecute the completion of that sale with all such diligence as is reasonably practicable in the circumstances. 7.8 90BIf a Sri Lanka SPA is not entered into prior to the Completion Date: (a) 290Bthe Institutional Seller (or its nominee) shall be entitled on ten Business Days‟ notice to acquire Isabella (Private) Ltd. from the Group at any time prior to the Completion Date for an aggregate consideration of €1.00 on the same terms as a Qualified Sri Lanka SPA (save as to price and the completion date of the sale), and the Purchaser shall procure that the Group takes all actions as may be reasonably necessary to effect the transfer of Isabella (Private) Ltd. to the Institutional Seller or its nominee pursuant thereto within 30 days of such notice; and (b) 291Bthe provisions of columns (1) and (2) in row (1) of Part A of Schedule 8 (Sri Lanka Sale) shall apply mutatis mutandis to such sale. 7.9 91BIf a Sri Lanka SPA is entered into prior to the Completion Date, but the completion of the sale of Isabella (Private) Ltd. in accordance with the Sri Lanka SPA does not occur prior to 31 March 2015 (other than a result of the seller defaulting on its obligations thereunder) and as a result, the Sri Lanka SPA terminates with no obligation or liability of any member of the Purchaser‟s Group: (a) 292Bthe Institutional Seller (or its nominee) shall be entitled on ten Business Days‟ notice to acquire Isabella (Private) Ltd. from the Group at any time prior to 31 March 2015 for an aggregate consideration of €1.00 on the same terms as a Qualified Sri Lanka SPA (save as to price), and the Purchaser shall procure that the Group takes all actions as may be reasonably necessary to effect the transfer of Isabella (Private) Ltd. to the Institutional Seller or its nominee pursuant thereto within 30 days of such notice; and (b) 293Bthe provisions of columns (1) and (2) of row (2) of Part A of Schedule 8 (Sri Lanka Sale) shall apply mutatis mutandis to such sale. 8 7BWARRANTIES AND UNDERTAKINGS Institutional Seller’s Warranties 8.1 92BThe Institutional Seller warrants to the Purchaser that as of the date hereof and in all material respects as at Completion and, in the case of DIM RUS only, as at the Separate Russia Completion, such that all references in this Clause 8.1 to the “Institutional Seller”, “Shares”, “Company” or “Group Company” and “Completion”

45 shall be deemed to refer to the seller of DIM RUS, the shares of DIM RUS, DIM RUS and the Separate Russia Completion, respectively together with such other amendments as are required in the context of the Separate Russia Completion: (a) 294Bit is the sole legal and beneficial owner of the Shares set forth against its name in column 2 of Schedule 1 (The Sellers); (b) 295Bsave for any Encumbrance that will be discharged upon Completion, there is no Encumbrance in relation to any such Share; (c) 296Bthe Shares comprise the whole of the issued share capital of the Company; (d) 297Bthe shares in each Group Company set out in Schedule 2 (The Company and the Subsidiaries): (i) 461Bcomprise the whole of the issued and allotted share capital of that Group Company; and (ii) 462Bare, save as set out in Schedule 2 (The Company and the Subsidiaries), directly or indirectly held by the Company or another Group Company and, save as set out in Schedule 2 (The Company and the Subsidiaries), the Company or such other Group Company is the sole legal and beneficial holder of such shares which are free from all Encumbrances; (e) 298Bother than this Agreement, the Management Equity Exercise Agreement and the terms of the Management Equity Securities, there is no legally binding agreement, arrangement or obligation (whether exercisable now or in the future and whether or not contingent) requiring the allotment or issue or the grant to any person of the right to require the allotment or issue of any share or loan capital or other securities giving rise to a right over or interest in, the capital of the Company or any other Group Company; (f) 299Bthe Institutional Seller is a company duly incorporated and in existence under the Laws of the Cayman Islands; (g) 300Bthe Institutional Seller has full power and authority and has taken all corporate action required of it to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Institutional Seller is a party; (h) 301Bthis Agreement and each other Transaction Document to which the Institutional Seller is a party will, when executed, constitute valid, binding and enforceable obligations of the Institutional Seller in accordance with their respective terms; (i) 302Bthe execution and delivery of, and the performance by the Institutional Seller of its obligations under this Agreement and each other Transaction Document to which the Institutional Seller is a party will not:

46 (i) 463Bconflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Institutional Seller; (ii) 464Bconflict with, result in a breach of or constitute a default (with or without the lapse of time and/or the giving of any notice, certificate, declaration or demand) under any agreement or instrument to which the Institutional Seller is a party; (iii) 465Bconflict with or result in a breach of any Law or regulation, or of any order, injunction, judgment or decree of any court or Governmental Entity, that applies to the Institutional Seller; and (iv) 466Bsave as set out in this Agreement, require the Institutional Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement). Management Sellers’ Warranties 8.2 93BEach Management Seller severally warrants to the Purchaser that (save as specified in sub-clause 8.2(a) below) as of the date hereof and in all material respects as at Completion and, in the case of DIM RUS only, as at the Separate Russia Completion, such that all references in this Clause 8.2 to the “Management Seller”, the “Management Equity Securities”, “Company” or “Group Company” and “Completion” shall be deemed to refer to the seller of DIM RUS, the shares of DIM RUS, DIM RUS and the Separate Russia Completion, respectively together with such other amendments as are required in the context of the Separate Russia Completion: (a) 303Bhe or she, or, where indicated in Schedule 1, his or her spouse or civil partner or such Management Seller‟s Manager Holding Company (as applicable), is the sole legal and beneficial owner of (i) as at the date hereof (and not as at Completion), the Options set forth against his or her name in column 3 of Schedule 1 (the Sellers); (ii) as at Completion (and not as at the date hereof) such number of B Ordinary Shares as will, upon the Initial Completion and the consequential exercise of the Options, correspond with the number of Options set forth against his or her name in column 3 of Schedule 1 (the Sellers); and (iii) the Warrants set forth against his, her or its name in column 4 of Schedule 1 (the Sellers); (b) 304Bsave for any Encumbrance that will be discharged upon Completion, there is no Encumbrance in relation to any such Shares or Warrants; (c) 305Bthe shares in each Group Company set out in Schedule 2 (The Company and the Subsidiaries) (save that the Management Sellers make no warranty in respect of the Lux Companies): (i) 467Bcomprise the whole of the issued and allotted share capital of that Group Company; and

47 (ii) 468Bare, save as set out in Schedule 2 (The Company and the Subsidiaries), directly or indirectly held by the Company or that other Group Company and, save as set out in Schedule 2 (The Company and the Subsidiaries), the Company or such other Group Company is the sole legal and beneficial holder of such shares which are free from all Encumbrances; (d) 306Bother than this Agreement and the terms of the Management Equity Securities, there is no agreement, arrangement or obligation (whether exercisable now or in the future and whether or not contingent) requiring the allotment or issue or the grant to any person of the right to require the allotment or issue of any share or loan capital or other securities giving rise to a right over or interest in, the capital of the Company or any other Group Company (save that the Management Sellers make no warranty in respect of the Lux Companies); (e) 307Bhe or she or his or her Manager Holding Company (as applicable) has the capacity to enter into this Agreement and any other Transaction Document to which he, she or it (as applicable) is a party and perform his, her or its (as applicable) obligations under it; and (f) 308Bthis Agreement and each other Transaction Document to which the Management Seller and the relevant Management Seller‟s Manager Holding Company is a party will, when executed, constitute valid and binding obligations of such Management Seller and the relevant Manager Holding Company in accordance with their respective terms. Business Warranties 8.3 94BEach of the Sellers severally warrants to the Purchaser that at the Offer Date each of the Business Warranties was true and accurate and not misleading by reference to the facts and circumstances then subsisting (save that the Management Sellers make no warranty in respect of the Lux Companies but without prejudice to the Business Warranty at paragraph 4 of Schedule 5 (Business Warranties) in respect of the 2012 Audited Accounts, 2013 Audited Accounts and Management Accounts to the extent they relate to individual Group Companies other than the Lux Companies), provided always that the Purchaser shall not be entitled to, and shall not, make any claim for breach of any of the Business Warranties other than in the circumstances contemplated in Clause 8.5. 8.4 95BIn the absence of fraud on the part of the Sellers, the Business Warranties are qualified by reference to those matters Disclosed in the Disclosure Letter. 8.5 96BThe Sellers shall be liable for any Seller Claim arising out of the Purchaser‟s reliance on any Business Warranty subject to those matters that are Disclosed, provided that the maximum aggregate liability of the Sellers in respect of such Seller Claims shall not exceed €2,000,000 and no Seller shall have any liability in respect of any such Seller Claim unless the Purchaser shall have served on the Sellers a written notice of such claim on or prior to the date that is 15 months from the Completion Date (or, with respect to any Seller Claim in respect of DIM RUS, 15 months from the Separate Russia Completion Date (if applicable)).

48 8.6 97BIf, at any time during the period from (and including) the Offer Date and until (but excluding) the Completion Date a Seller becomes aware of any fact or circumstance that has resulted, results or is reasonably likely to result in (i) any of the Warranties given by that Seller being untrue, inaccurate or misleading as of the Offer Date or (ii) any of the Warranties contained in Clause 8.1 and Clause 8.2 as applicable (disregarding all qualifications and exceptions contained therein relating to materiality) being untrue, inaccurate or misleading in any material respect immediately prior to Completion by reference to the facts and circumstances subsisting at the Completion Date (on the basis that any reference in such Warranties, whether express or implied, to the Offer Date is substituted by a reference to the Completion Date) or (iii) any of the Business Warranties (disregarding all qualifications and exceptions contained therein relating to materiality, including references to “Material Adverse Effect”) being untrue, inaccurate or misleading immediately prior to Completion by reference to the facts and circumstances subsisting at the Completion Date (on the basis that any reference in such Warranties, whether express or implied, to the Offer Date is substituted by a reference to the Completion Date), it shall notify the Purchaser as soon as practicable and, in any event, prior to Completion, setting out such details as are then available to it, provided that such Seller shall not be liable for failure to provide such notice except to the extent, and only to that extent, that such Seller‟s failure causes the Purchaser‟s losses to be greater than they would have been if the Seller had given notice within the required period. Purchaser’s warranties 8.7 98BThe Purchaser warrants to the Sellers that: (a) 309Bthe Purchaser is a company duly incorporated and in existence under the Laws of the Grand Duchy of Luxembourg; (b) 310Bthe Purchaser has full power and authority and has taken all corporate action required of it to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party; (c) 311Bthis Agreement and each other Transaction Document to which the Purchaser is a party will, when executed, constitute valid, binding and enforceable obligations of the Purchaser in accordance with their respective terms; (d) 312Bthe execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party will not: (i) 469Bconflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Purchaser; (ii) 470Bconflict with, result in a breach of or constitute a default (with or without the lapse of time and/or the giving of any notice, certificate, declaration or demand) under any agreement or instrument to which the Purchaser is a party;

49 (iii) 471Bconflict with or result in a breach of any Law or regulation, or of any order, injunction, judgment or decree of any court or Governmental Entity, that applies to the Purchaser; (iv) 472Bsave as set out in this Agreement, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); and (e) 313Bat Completion, the Purchaser will have the necessary cash resources to meet its obligations under this Agreement immediately available on an unconditional basis. Purchaser’s undertakings 8.8 99BThe Purchaser acknowledges and agrees that, in the absence of fraud, the Purchaser has no rights against and may not make any claim against any employee, director, agent, officer or (except to the extent such adviser has entered into a reliance letter with the Purchaser) adviser of a Seller or any of its Related Persons on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this Clause 8.8 under the Contracts (Rights of Third Parties) Act 1999. 100BGerman Employee Reclassification Indemnity 8.9 101BSubject to Clause 9.14(b), each Seller severally undertakes to indemnify on demand and hold the Purchaser and each member of the Purchaser‟s Group harmless from and against all German Employee Reclassification Losses suffered or incurred by any member of the Purchaser‟s Group, provided that no claim under this Clause 8.9 may be made unless written notice of such claim has been given by the Purchaser to the Institutional Seller in accordance with Clause 9.5 by the third anniversary of the Completion Date. 8.10 102BThe Purchaser shall, and shall procure that each other member of the Purchaser‟s Group shall, use its and their respective commercially reasonable endeavours to, in good faith defend, dispute, resist, appeal and compromise each Indemnified Claim following Completion and, subject to applicable Law, afford the Sellers the rights to information, consultation and conduct of claims provided in this Clause 8.10. Without prejudice to the generality of this Clause 8.10, the Purchaser shall, and shall procure that each other member of the Purchaser‟s Group shall, in any event: (a) 314Btake all steps necessary for that purpose (including making and progressing appropriate submissions, notifications and filings with all due diligence) and, to the extent permitted by applicable Law, in consultation with the Institutional Seller; (b) 315Bjointly with the Institutional Seller select counsel to assume the defense of the Indemnified Claim, such counsel to be reasonably satisfactory to the Institutional Seller;

50 (c) 316Bprovide promptly (and in any event in accordance with any applicable time limits) all information which is requested or required by the relevant Tax Authority, Governmental Entity or court; (d) 317Bto the extent permitted by applicable Law, promptly notify the Institutional Seller (and provide copies or, in the case of non-written communications, details) of any communications with or from any Tax Authority, Governmental Entity, court or other person in connection with an Indemnified Claim; provided that: (x) any information that in the Purchaser‟s reasonable judgment would result in the disclosure of any of the Purchaser‟s Group‟s Intellectual Property or Confidential Information or violate any of its obligations with respect to confidentiality, or (y) any privileged information or confidential competitive information of the Purchaser, shall be provided to the Institutional Seller either: (i) 473Bredacted only to the extent necessary to preserve such trade secrets, comply with such confidentiality obligations or preserve such privilege; or (ii) 474Bon an “outside counsel to outside counsel” basis, in which case it shall not be disclosed by such outside counsel to employees, officers or directors of the Institutional Seller or any member of the Institutional Seller‟s Group unless express permission is obtained in advance from the Purchaser or its advisers; (e) 318Bsubject to applicable Law, provide the Institutional Seller and the Institutional Seller‟s Solicitors with a draft of all submissions, notifications, filings and other communications to be submitted to the relevant Tax Authority, Governmental Entity, court or other person in connection with an Indemnified Claim, including any supporting documentation or information requested by the Institutional Seller or the Institutional Seller‟s Solicitors, at least five Business Days prior to submission and take account of any reasonable comments of the Institutional Seller and the Institutional Seller‟s Solicitors and other advisers on such drafts prior to their submission; provided that: (x) any information contained in any such submissions, notifications, filings and other communications that in the Purchaser‟s reasonable judgment would result in the disclosure of any of the Purchaser‟s Group‟s Intellectual Property or Confidential Information or violate any of its obligations with respect to confidentiality, or (y) any privileged information or confidential competitive information of the Purchaser, shall be provided to the Institutional Seller either: (i) 475Bredacted only to the extent necessary to preserve such trade secrets, comply with such confidentiality obligations or preserve such privilege; or (ii) 476Bon a “outside counsel to outside counsel” basis, in which case it shall not be disclosed by such outside counsel to employees, officers or directors of the Institutional Seller or any member of the Institutional Seller‟s Group unless express permission is obtained in advance from the Purchaser or its advisers;

51 (f) 319Ballow persons nominated by the Institutional Seller (which may include the Institutional Seller‟s Solicitors) to make oral submissions with any Tax Authority, Governmental Entity, court or other person in connection with an Indemnified Claim, to the extent permitted by applicable Law; (g) 320Bregularly review, and consult on, with the Institutional Seller and the Institutional Seller‟s Solicitors (i) the progress of each Indemnified Claim; and (ii) any notifications or filings to any Tax Authority, Governmental Entity, court or other person in connection with an Indemnified Claim; (h) 321Bnot settle or compromise or make any admission in relation to an Indemnified Claim without the prior written agreement of the Institutional Seller (such agreement not to be unreasonably withheld or delayed); and (i) 322Bsubject to being paid its reasonable third party costs and expenses, give all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, to the extent the same are not privileged with respect to any Indemnified Claim as the Institutional Seller may reasonably request, provided that the Institutional Seller shall exercise its rights hereunder to mitigate, as far as reasonably practicable, any disruption to the business of the relevant member(s) of the Purchaser‟s Group, 323Bprovided that nothing in this Clause 8.10 shall require any member of the Purchaser‟s Group, or permit the Institutional Seller, any member of the Institutional Seller‟s Group or any Management Seller, to act or refrain from acting in such a way as to prejudice the reputation of any member of the Purchaser‟s Group or have a material adverse impact on the business and operations of any member of the Purchaser‟s Group, and in the event that the Purchaser reasonably believes that its or any of the Purchaser‟s Group companies‟ reputation or business and operations may be so prejudiced or materially adversely impacted, then the Institutional Seller and the Purchaser shall use their respective best endeavours to negotiate in good faith in order to agree the most appropriate course of action; and 8.11 103BIf an Indemnified Claim becomes a Substantiated Indemnified Claim then the Sellers shall, subject to Clause 9.14(b) and in accordance with Clauses 8.13, 8.14 and 8.15, pay, or shall procure the payment of, the relevant amount within the period required by such relevant judgment, award or settlement. 8.12 104BThe Indemnity Escrow Amount shall be held under the terms of the Indemnity Escrow Letter for disbursement in accordance with Clauses 8.13, 8.14 and 8.15. 8.13 105BAs soon as reasonably practicable (and in any event within five Business Days) following an Indemnified Claim becoming a Substantiated Indemnified Claim, there shall be paid out of the Indemnity Escrow Account to the Purchaser a sum equal to the Substantiated Indemnified Claim (together with any interest that has accrued in the Indemnity Escrow Account in respect of such amount) or, if less, the total amount then standing to the credit of the Indemnity Escrow Account. 8.14 106BOn the Indemnity Escrow Release Date, after deduction of:

52 (a) 324Bthe aggregate amount of any Non-substantiated Indemnified Claims as at that date (together with any interest that has accrued in the Indemnity Escrow Account in respect of such amount); and (b) 325Bany Substantiated Indemnified Claims which have not been paid as at that date (together with any interest that has accrued in the Indemnity Escrow Account in respect of such amounts), 326Ball monies remaining in the Indemnity Escrow Account (after payment of all amounts pursuant to Clause 8.14(b)) shall be paid to the Sellers in their Relevant Proportion. 8.15 107BFollowing the Indemnity Escrow Release Date, as soon as reasonably practicable (and in any event within five Business Days) following any Non-substantiated Indemnified Claim which has been asserted by the Purchaser on or prior to the Indemnity Escrow Release Date becoming a Substantiated Indemnified Claim, there shall be paid out of the Indemnity Escrow Account: (a) 327Bto the Purchaser, a sum equal to the Non-substantiated Indemnified Claim which has become a Substantiated Indemnified Claim (together with any interest that has accrued in the Indemnity Escrow Account in respect of such amount) or, if less, the total amount then standing to the credit of the Indemnity Escrow Account; and (b) 328Bto the Sellers in their Relevant Proportions, the balance (if any) of the monies remaining in the Indemnity Escrow Account (after deduction of the amount of all remaining Non-substantiated Indemnified Claims (if any, and for the avoidance of doubt excluding any Non-substantiated Indemnified Claims which have been withdrawn or dismissed by a court of competent jurisdiction) together with any interest that has accrued in the Indemnity Escrow Account in respect of such amounts). 8.16 108BThe Institutional Seller and the Purchaser shall jointly instruct the Institutional Seller‟s Solicitors and the Purchaser‟s Solicitors and the bank holding the Indemnity Escrow Account in accordance with the terms of the Indemnity Escrow Letter to make the appropriate transfers from the Indemnity Escrow Account as required by the provisions of Clauses 8.13, 8.14 and 8.15. 9 8BLIMITATION OF LIABILITY General 9.1 109BThe Purchaser acknowledges and agrees that: (a) 329Bthe warranties set out in Clause 8.1 and, subject to Clause 8.5, the Business Warranties, are the only warranties of any kind given by or on behalf of the Institutional Seller which will survive Completion; (b) 330Bthe warranties set out in Clause 8.2 and, subject to Clause 8.5, the Business Warranties, are the only warranties of any kind given by or on behalf of the Management Sellers which will survive Completion; and

53 (c) 331Bany Seller Claim shall, in the absence of fraud on the part of the relevant Seller, be subject to the provisions of this Clause 9. Monetary limits 9.2 110BThe aggregate liability of any Seller in respect of any and all claims against that Seller under the Transaction Documents (including claims for the recovery of any costs and expenses incurred in connection with such claim) shall be limited to, and shall in no event exceed, 100% of the amount received by such Seller (and, in the case of Christian Duval and François Riston, by their respective Manager Holding Companies) at Completion pursuant to this Agreement together with such amounts as may be subsequently released to such Seller from the Business Warranties Escrow Account, the Purchase Price Adjustment Escrow Account, the Indemnity Escrow Account or the Sri Lanka Escrow Account or subsequently paid to such Seller in connection with the sale of Isabella (Private) Ltd. Or on the Separate Russia Completion Date, less any amounts paid by the Seller to the Purchaser as a result of a Negative Insufficiency (such aggregate liability of a Seller being referred to hereinafter as the “Total Cap”); save that, in the case of any and all breaches of Clause 5.1 by a Management Seller, the Total Cap of such Management Seller in respect of such breaches shall be reduced by an amount equal to all Taxes suffered or incurred by such Management Seller on the payments comprising the Total Cap which, in the case of Christian Duval and François Riston only shall be calculated as if they had sold their Warrants to the Purchaser directly, disregarding their respective Manager Holding Companies (such reduced aggregate liability of a Management Seller being referred to hereinafter as the “Reduced Cap”) and, in those circumstances, in addition to the Institutional Seller‟s Total Cap, the Institutional Seller shall also be liable for an amount in excess of the Management Seller‟s Reduced Cap up to but not exceeding the Total Cap that would otherwise have applied to such Management Seller. 9.3 111BSubject to the proviso to Clause 9.2, each Seller‟s liability in respect of any and all claims shall be limited to, and shall in no event exceed, such Seller‟s Relevant Proportion of such claims. 9.4 112BThe Sellers shall have no liability in respect of a claim unless and until the amount of such claim, when aggregated with the amount of any other claim arising out of the same events, facts or circumstances, equals or exceeds, €15,000. In determining whether a monetary limit has been met for the purposes of this Clause 9.4, the amount of any claim shall not include any costs and expenses incurred in connection with such claim. Notice of claims 9.5 113BNo Seller shall be liable in respect of any Seller Claim or Indemnified Claim unless written notice of such Seller Claim or Indemnified Claim is given by the Purchaser to such Seller, specifying, in such detail as is reasonably available to the Purchaser at the time, the legal and factual basis of the Seller Claim or Indemnified Claim and, if reasonably practicable, the amount likely to be claimed and, in the case of a Seller Claim pursuant to Clause 5, such written notice shall be given on or before 30 June 2015 (or with respect to any Seller Claim in respect of DIM RUS and in the event of a

54 Separate Russia Completion, on or before the expiry of a period of twelve months from the date of the Separate Russia Completion). 9.6 114BWhere a breach giving rise to a Seller Claim is capable of remedy, the Purchaser shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the breach is remedied within 30 days after notice of the Seller Claim is given under Clause 9.5. 9.7 115BIf notice of any Seller Claim is served by the Purchaser under Clause 9.5, no Seller shall be liable in respect of such Seller Claim (if such Seller Claim has not been satisfied or settled) unless: (a) 332Blegal proceedings in respect of such Seller Claim are both issued and served within six months after (and excluding) the date on which notice is served; and (b) 333Bsuch proceedings are being and continue to be pursued with reasonable diligence. Purchaser actions; Events after the date of this Agreement 9.8 116BNothing in the Transaction Documents is to be construed as relieving the Purchaser from any duty it may have to mitigate any loss or damage. 9.9 117BThe Sellers shall not be liable in respect of any Seller Claim to the extent it arises or is increased as a result of: (a) 334Bany matter or thing permitted or required to be done pursuant to and in compliance with the Offer Letter, this Agreement or any other Transaction Document at the written request of, or with the written approval of, the Purchaser; (b) 335Bany voluntary act, omission or transaction of any member of the Purchaser‟s Group, or their respective directors, officers, employees or agents or successors in title, after Completion (or in relation to DIM RUS, after the Separate Russia Completion) save (i) in the ordinary course of business or (ii) pursuant to any requirement of Law or binding obligation; (c) 336Bthe passing of, or any change in (including the interpretation thereof), any Law or administrative practice of any Governmental Entity after the Offer Date, including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the Offer Date or any Law or published administrative practice or change thereto that has retrospective effect, in each case, other than (i) as a result of fraud or default by a Seller of its obligations under such Law or administrative practice or (ii) any change targeted specifically at countering a tax avoidance scheme to which a Group Company was party; (d) 337Bany change in accounting or Taxation policy, bases or practice of any member of the Purchaser‟s Group introduced or having effect after Completion (or in relation to DIM RUS, after the Separate Russia Completion) (save where such

55 change is necessary in order to comply with applicable Law or accounting standards in force and applicable as at Completion (or in relation to DIM RUS, as at the Separate Russia Completion) and where the previous policy, bases or practice did not comply with such Law or accounting standards). Contingent liabilities 9.10 118BNo Seller shall be liable to make a payment in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable. Provisions 9.11 119BExcept to the extent otherwise expressly provided in this Agreement, no Seller shall be liable under this Agreement in respect of a Seller Claim relating to a breach of Warranty to the extent that the fact, matter, event or circumstance giving rise to such claim or on which it is based is specifically allowed, provided or reserved for in the Completion Statement. Losses 9.12 120BThe Sellers shall not be liable for any indirect or consequential losses save to the extent that such losses were reasonably foreseeable at the Offer Date. Corresponding benefits 9.13 121BIn calculating the amount of any Seller Claim or an Indemnified Claim, there shall be taken into account the amount of any net quantifiable financial benefit accruing to the Purchaser‟s Group or the Group Companies including an amount equal to any Tax benefit (including a Tax reduction or the creation or the increase of carried back or forward Tax losses) obtained and retained or which will be obtained and retained by any member of the Purchaser‟s Group or the Group Companies, attributable to the fact, event or matter giving rise to such a Seller Claim. 122BSource of Recovery 9.14 123BThe Purchaser‟s sole source of recovery in respect of: (a) 338Bbreach of the Business Warranties under Clause 8.5 shall be from the Business Warranties Escrow Amount; and (b) 339Bthe indemnity contained in Clause 8.9 shall be from the Indemnity Escrow Amount. Insurances 9.15 124BThe Sellers shall not be liable in respect of any Seller Claim to the extent that the matters in respect of which such claim is made are recovered under a policy of insurance held by a member of the Purchaser‟s Group, provided that the liability of such Seller shall only be excluded by an amount equal to the sum recovered by the relevant member of the Purchaser‟s Group under said policy, less (i) any Tax payable by such member of the Purchaser‟s Group in respect of the sum recovered after taking

56 account of any Tax relief available in respect of the matter giving rise to the claim (save where such relief has already been taken into account in computing the amount of the claim pursuant to Clause 9.13) and (ii) the costs and expenses of such member of the Purchaser‟s Group in making such recovery. Recovery from third parties 9.16 125BIf the Sellers have paid an amount in discharge of any Seller Claim, and the Purchaser or any Group Company recovers from a third party a sum that indemnifies or compensates the Purchaser or Group Company (in whole or in part) for the losses which are the subject matter of such Seller Claim, the Purchaser or the relevant Group Company shall pay to the Sellers as soon as practicable after receipt of such sum an amount equal to the lesser of: (a) 340Bthe sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and any Tax payable by it in respect of the sum recovered; and (b) 341Bthe amount previously paid by the Sellers to the Purchaser. 9.17 126BThe Purchaser shall not be concerned with the apportionment between the Sellers of any amounts paid pursuant to Clause 9.16. Information memorandum 9.18 127BThe Purchaser acknowledges that the Information Memorandum was provided to it on the basis that neither the Sellers nor any of their advisers makes any representation or warranty as to the accuracy or completeness of such information or accepts any duty of care to the Purchaser in respect of the provision of such information. No right of rescission 9.19 128BWithout prejudice to the termination rights available to the Purchaser under Clause 4.7, the Purchaser is not entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement or circumstances giving rise to any Seller Claim, and the Purchaser hereby waives any and all rights of rescission it may have in respect of any such matter (other than any such rights arising from the fraud of any Seller). Fraud 9.20 129BNone of the limitations contained in this Clause 9 shall apply to any claim against a Seller that arises or is increased, or is delayed, as a result of, fraud or (with the exception of Seller Claims) willful misconduct on the part of any Seller. 10 9BTAX INFORMATION 10.1 130BEach Seller severally undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by the Purchaser in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Group Company that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as

57 earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion (or in relation to DIM RUS, before the Separate Russia Completion) or to any period commencing prior to Completion (or in relation to DIM RUS, prior to the Separate Russia Completion). 10.2 131BThe Purchaser undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by any Seller in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Seller or a member of an Institutional Seller‟s Group that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion (or in relation to DIM RUS, before the Separate Russia Completion) or to any period commencing prior to Completion (or in relation to DIM RUS, prior to the Separate Russia Completion). 10.3 132BTo enable compliance with the Purchaser‟s obligations under Clause 10.2, the Purchaser shall and shall cause each Group Company to: (a) 342Bretain and maintain all relevant records, reports, returns, declarations, notices, forms or similar statements or documents filed, maintained or submitted or required to be filed, submitted or maintained with respect to any Taxation for the period for which the same are required by applicable Law to be retained and maintained; and (b) 343Bupon being given reasonable notice by a Seller, and subject to such Seller giving any confidentiality undertaking reasonably required by the Purchaser, allow such Seller and its officers, employees, agents, auditors and representatives, at the Seller‟s cost, to: (i) 477Binspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and (ii) 478Bhave reasonable access within five Business Days to any employee, officer, adviser or premises of any Group Company during Normal Business Hours. 11 10BRESTRICTIONS ON THE SELLERS 11.1 133BThe Institutional Seller undertakes to the Purchaser that it shall not, shall procure that no member of the Institutional Seller‟s Group that is not a Portfolio Company shall, and shall not procure or encourage any member of the Institutional Seller‟s Group that is a Portfolio Company to, either alone or in conjunction with or on behalf of any other person: (a) 344Bduring the period of 12 months following Completion, solicit or entice away from the employment of any Group Company, or offer employment to or employ or offer to enter into any contract for services with, any Senior Employee, or induce any such employee to terminate his employment with any Group Company;

58 (b) 345Bdisclose to any other person, or use in any way that may be detrimental to the business of any Group Company, any Confidential Information relating to the Group; (c) 346Bdo or say anything which is reasonably likely or intended to damage the goodwill or reputation of any Group Company or of any business carried on by any Group Company; (d) 347Buse any trade or business name or distinctive mark, style or logo used by or in the business of any Company or anything intended or likely to be confused with it; or (e) 348Bknowingly assist any other person to do any of the foregoing things. 11.2 134BEach Management Seller undertakes to the Purchaser that it shall not, either alone or in conjunction with or on behalf of any other person: (a) 349Bduring the period of 12 months following Completion, solicit or entice away from the employment of any Group Company, or offer employment to or employ or offer to enter into any contract for services with, any Senior Employee, or induce any such employee to terminate his employment with any Group Company. For the avoidance of doubt, nothing in the foregoing shall preclude the dismissal of any Senior Employee carried out in the proper performance of the relevant Management Seller‟s duties as an employee of the Group; (b) 350Bdisclose to any other person, or use in any way that may be detrimental to the business of any Group Company, any Confidential Information relating to the Group; (c) 351Bdo or say anything which is reasonably likely or intended to damage the goodwill or reputation of any Group Company or of any business carried on by any Group Company; (d) 352Buse any trade or business name or distinctive mark, style or logo used by or in the business of any Company or anything intended or likely to be confused with it; or (e) 353Bknowingly assist any other person to do any of the foregoing things. 11.3 135BThe undertakings in Clause 11.1 and Clause 11.2 do not prohibit any Seller or any member of the Institutional Seller‟s Group from fulfilling any obligation pursuant to this Agreement or any other Transaction Document. 11.4 136BEach Seller agrees that: (a) 354Beach undertaking contained in Clause 11.1 and Clause 11.2 shall be construed as a separate undertaking; (b) 355Bthe undertakings contained in Clause 11.1 and Clause 11.2 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser

59 and the Group and have been specifically negotiated and agreed between sophisticated parties; and (c) 356Bif any such undertaking is held to be void, against the public interest or unlawful or in any way an unreasonable restraint of trade, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such minimum deletion or modification as may be necessary to make it valid and enforceable and the remaining undertakings shall continue to bind the Sellers. 12 11BANNOUNCEMENTS AND CONFIDENTIALITY Announcements 12.1 137BThe Purchaser (and/or any member of the Purchaser‟s Group) and the Institutional Seller shall make the Completion Announcement. 12.2 138BSubject always to Clause 12.3 and Clause 12.4, each of the Purchaser or any member of the Purchaser‟s Group, and the Institutional Seller may issue, or cause to be issued, any other written public announcement, public statement or press release in connection with the existence or the subject matter of this Agreement or any other Transaction Document, provided that the disclosing Party or person shall (i) use reasonable endeavours to disclose to, or notify the other Party of, the content of such proposed written public announcement, public statement or press release sufficiently in advance of the proposed disclosure or issue and (ii) in good faith consider any reasonable requests and proposals raised by such other Party (if any) in respect of the content of such public announcement, public statement or press release. 12.3 139BNothing in Clause 12.2 shall restrict the disclosure of the existence or the subject matter of this Agreement or any other Transaction Document by the Institutional Seller to a member of the Institutional Seller‟s Group or investors (including prospective investors) in funds managed or advised by members of the Institutional Seller‟s Group, subject to the recipient keeping such information confidential. 12.4 140BNothing in Clause 12.2 shall restrict the ability of the Purchaser or any member of the Purchaser‟s Group to have any communication with the press in connection with the existence or the subject matter of this Agreement or any other Transaction Document or schedule any press conference or conference call with investors or analysts in connection with the existence or the subject matter of this Agreement or any other Transaction Document, provided that the Purchaser shall, and shall procure that each member of the Purchaser‟s Group shall, use reasonable efforts to restrict disclosure relating to the Institutional Seller to matters which have previously been disclosed by the Institutional Seller or any member of the Purchaser‟s Group (otherwise than in breach of this Agreement or the Offer Letter). Confidentiality 12.5 141BThe Confidentiality Agreement shall terminate on Completion (without prejudice to any rights, liabilities or obligations that have accrued prior to termination).

60 12.6 142BSubject to Clause 12.7, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to: (a) 357Bthe provisions of this Agreement or any Transaction Document; (b) 358Bthe negotiations relating to this Agreement and all other Transaction Documents; or (c) 359Bany Group Company‟s business or financial or other affairs; or (d) 360Bany other Party or its Related Persons. 12.7 143BNotwithstanding Clause 12.6, a Party may disclose or use information if and to the extent that: (a) 361Bsuch disclosure or use is required by applicable Law, including the rules of any recognised stock exchange, or by any court or Governmental Entity; (b) 362Bsuch disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document; (c) 363Bdisclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party; (d) 364Bdisclosure is made to the professional advisers, auditors or bankers of a Party on a need-to-know basis, provided that the recipient has undertaken to comply with this Clause 12 in respect of such information as if it were a Party; (e) 365Bthe disclosure is made by the Institutional Seller to a member of the Institutional Seller‟s Group or investors (including prospective investors) in funds managed or advised by members of the Institutional Seller‟s Group, subject to the recipient undertaking to comply with this Clause 12 in respect of such information as if it were a Party; (f) 366Bthe disclosure is made on a confidential basis by the Purchaser or a member of the Purchaser‟s Group to any prospective lender in connection with the raising of debt to finance the payment of the Consideration or refinance any of the Facilities; (g) 367Bthe information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement); or (h) 368Bin the case of a Seller, the Purchaser has given its prior written consent or, in the case of the Purchaser, the Institutional Seller has given its prior written consent. 12.8 144B efore any information is disclosed pursuant to Clause 12.7(a), 12.7(b), or 12.7(c), the Party concerned shall (unless prohibited by Law and to the extent reasonably practicable) promptly notify the other Parties to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to

61 providing such other Parties with the opportunity to contest, limit or agree the timing and content of such disclosure. 13 12BGUARANTEE 13.1 145BThe Purchaser‟s Guarantor unconditionally and irrevocably guarantees to the Sellers (in the case of the Institutional Seller, on the Institutional Seller‟s behalf and on the behalf of each other member of the Institutional Seller‟s Group) (the “Guarantee Beneficiaries”) the due and punctual payment by the Purchaser of any amounts which it is, or becomes, obliged to pay pursuant to any of the Transaction Documents (the “Purchaser’s Guaranteed Obligations”). 13.2 146BIf and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Purchaser‟s Guaranteed Obligations, the Purchaser‟s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser‟s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement or the relevant Transaction Document so that the same benefits shall be conferred on the relevant Guarantee Beneficiary as such person would have received if the Purchaser‟s Guaranteed Obligations had been duly performed and satisfied by the Purchaser. 13.3 147BThis guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchaser‟s Guaranteed Obligations have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers or any member of the Institutional Seller‟s Group may now or hereafter have or hold for the performance and observance of the Purchaser‟s Guaranteed Obligations. 13.4 148BAs a separate and independent obligation the Purchaser‟s Guarantor agrees that any of the Purchaser‟s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from any member of the Purchaser‟s Group by reason of any legal limitation, disability or incapacity on or of any such members or any other fact, matter, event or circumstance (other than any limitation imposed by this Agreement or any other Transaction Document) shall nevertheless be enforceable against and recoverable from the Purchaser‟s Guarantor as though the same had been incurred by the Purchaser‟s Representative and the Purchaser‟s Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser‟s Guarantor on demand. 13.5 149BThe liability of the Purchaser‟s Guarantor under this Clause 13: (a) 369Bshall not be released or diminished by any variation of the Purchaser‟s Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Purchaser‟s Guaranteed Obligations or any granting of time for such performance; and (b) 370Bshall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

62 14 13BNOTICES Service of notices 14.1 150BAny notice to be given under this Agreement must be in English and in writing, and may be served by hand, by post or airmail (pre-paid and signed for in each case) or by fax to the address or fax number (as applicable) given below, or to such other address or fax number as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address or fax number (as applicable) from the date on which notice of the new address or fax number is deemed to be served under this Clause 14). Institutional Seller: For the attention of: Deryl Couch Address: c/o Maples Corporate Services Limited PO Box 309, Ugland House South Church Street George Town Grand Cayman KY1-1104 Cayman Islands Fax number: +1 561 394 0540 Email: dcouch@suncappart.com Copy to: Institutional Seller‟s Solicitors, for the attention of Christopher Field (christopher.field@kirkland.com) Fax number: +44 (0) 207 469 2001 Management Sellers: Address: As set out in column 1 of Schedule 1 Fax number: As set out in column 1 of Schedule 1 Email: As set out in column 1 of Schedule 1 Copy to: Mr Eric Delattre 16 Avenue Hoche 75008, Paris France Fax number: +33 (0) 1 70 72 35 18 Email: 14TUeric.delattre@avok.fr U14T

63 Purchaser: For the attention of: Joia Johnson Address: Hanesbrands Inc. 1000 East Hanes Mill Road Winston-Salem, NC 27105 Fax number: +1 336 519 0524 Email: 14TUJoia.Johnson@hanes.com U14T Copy to: Rick Moss Hanesbrands Inc. 1000 East Hanes Mill Road Winston-Salem, NC 27105 Fax number: +1 336 519 0524 Email: 14TURick.Moss@hanes.com U14T Copy to: Simon Jay Cleary Gottlieb Steen & Hamilton LLP City Place House, 55 Basinghall Street London EC2V 5EH, England Fax number: +44 20 7600 1698 Email: sjay@cgsh.com 14.2 151BAny notice served in accordance with Clause 14.1 shall be deemed to have been received: (a) 371Bif delivered by hand, at the time of delivery; (b) 372Bif sent by post, at 9.30 am on the eighth day after (and excluding) the date of posting; or (c) 373Bif sent by fax, at the time of transmission by the sender, (d) 374Bif sent by e-mail, at the time of receipt by the recipient, provided that such e- mail is accompanied by any of the other means of service of notice set forth above, provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours. 14.3 152BFor the purposes of Clause 14.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or

64 public holiday in that location. In the case of service on any Party by fax, the place of receipt shall be deemed to be the address specified for service on that Party by post. 14.4 153BIn proving receipt of any notice served in accordance with Clause 14.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter or that the fax was sent to the correct number and a confirmatory transmission report was received. 14.5 154BA notice given under this Clause 14 shall not be validly served if sent by email. 14.6 155BThis Clause 14 shall apply to the service of any proceedings or other documents in any legal action. Management Sellers’ Representative 14.7 156BSave as expressly required by this Agreement or mandatory applicable Law, the Management Sellers‟ Representative shall act on behalf of the Management Sellers in respect of this Agreement and the Transaction Documents and, in particular: (a) 375Bany notice, consent, election or request to be made or given by the Management Sellers to the Purchaser under this Agreement may be made or given by the Management Sellers‟ Representative on behalf of all the Management Sellers, and the Purchaser is not required to have regard to any notice served by or on behalf of the Management Sellers (or any of them) by any other person; (b) 376Bany notice to be given by the Purchaser to the Management Sellers under this Agreement shall be validly served on all the Management Sellers (or any of them) if it is served on the Management Sellers‟ Representative in accordance with Clause 14.1; and (c) 377Bany variation to this Agreement pursuant to Clause 15.15 may be signed on behalf of the Management Sellers by the Management Sellers‟ Representative. 14.8 157BThe Management Sellers may at any time, following a decision taken by the Management Sellers representing at least 50% of the aggregate number of Management Equity Securities held by the Management Sellers immediately prior to Initial Completion, appoint a different person to act as the Management Sellers‟ Representative by written notice to the Purchaser, which appointment shall take effect from the date on which such notice is deemed to be served pursuant to Clause 14.2 or such later date as may be specified in the notice. 14.9 158BThe Management Sellers‟ Representative shall not be liable to any Management Seller for any claim whatsoever arising from any act or omission undertaken by him in his capacity as the Management Sellers‟ Representative save in the case of fraud or wilful default, and the Management Sellers‟ Representative shall be entitled to enforce this Clause 14.9 under the Contracts (Rights of Third Parties) Act 1999.

65 15 14BGENERAL Further assurances 15.1 159BOn request by any Party, each Party shall, as soon as reasonably practicable at the requesting Party‟s cost and insofar as such Party is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it. 15.2 160BEach Party agrees that it will promptly provide all information requested in writing by any other Party reasonably required to enable the other Parties to comply with their respective obligations under the Proceeds of Crime Act 2002 and the Money Laundering Regulations 2007 (No. 2157) (or analogous legislation in any applicable jurisdiction whether such obligations apply prior to Completion or thereafter. Costs 15.3 161BUnless expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents, but this Clause 15.3 shall not prejudice any Party‟s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document. 15.4 162BEach Seller agrees that the Institutional Seller is authorised to instruct the Institutional Seller‟s Solicitors to deduct an amount equal to (a) each Seller‟s share (pro-rata to the number of Shares and/or Warrants (as the case may be) to be sold by it pursuant to this Agreement) of any costs, fees and expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement (including, any Transaction cash bonuses to be paid by the Institutional Seller) and (b) each relevant Management Seller‟s portion of the Employment Tax Liability, in each case when allocating the aggregate amounts due to the relevant Seller under this Agreement. 15.5 163BThe Purchaser shall bear all transfer taxes, stamp duties and registration duties payable as a result of the transactions contemplated by this Agreement, and shall be responsible for arranging the payment of such taxes and duties. 164BGross-up 15.6 165BSubject to Clause 3.11, all sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as required by Law. 15.7 166BWhere a sum payable under this Agreement in respect of any indemnity, compensation or reimbursement provision (but excluding, for the avoidance of doubt, any part of the Consideration) is required by Law to be made subject to a deduction or withholding, the payer shall pay to the recipient such additional amount as will result in the receipt by the recipient of a net amount equal to the full amount which would have been received had no such deduction or withholding been required to be made.

66 15.8 167BIf the recipient of a payment made under this Agreement receives a credit against, relief or remission for, or refund or repayment of, any Taxation payable by it or similar relief or benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of any additional amounts paid to it pursuant to Clause 15.7 as the recipient of the payment certifies to the payer will leave it (after such reimbursement) in no better and no worse position than it would have been if the payer had not been required to make such deduction or withholding. Termination 15.9 168BIf this Agreement is terminated pursuant to Clause 4 the Parties shall have no further obligations under this Agreement, provided that: (a) 378Bthe Surviving Provisions shall survive termination; and (b) 379B(for the avoidance of doubt) termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement. 15.10 169BSave for the termination provisions set out in Clause 4, no Party is entitled to terminate this Agreement. Assignment 15.11 170BThis Agreement shall be binding on each of the Parties and their respective successors and permitted assigns. 15.12 171BNo Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Parties, provided that: (a) 380Bthis Agreement and the benefits arising under it may be assigned in whole or in the part by the Institutional Seller to any member of the Institutional Seller‟s Group (provided that if such assignee ceases to be a member of the Institutional Seller‟s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Institutional Seller immediately prior to such cessation); (b) 381Bat any time prior to Completion, this Agreement and the benefits arising under it may be assigned in whole or in the part by the Purchaser to any member of the Purchaser‟s Group (provided that if such assignee ceases to be a member of the Purchaser‟s Group prior to Completion, this Agreement and the benefits arising under it shall automatically transfer back to the Purchaser immediately prior to such cessation); (c) 382Bthis Agreement and the benefits arising under it may be assigned in whole or in the part by the Purchaser to any person to whom the Purchaser transfers any of the Shares and/or Warrants; and

67 (d) 383Bthis Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities entered into for the purposes of the transactions contemplated by this Agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security. 15.13 172BIn the case of an assignment pursuant to Clause 15.11 above, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party. 15.14 173BAny purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 15.11 shall be ineffective. Variation 15.15 174BSave as permitted pursuant to Clause 14.7, no variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party. Rights of third parties 15.16 175BExcept as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred. Entire agreement 15.17 176BThe Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in Law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction. 15.18 177BEach Party agrees and acknowledges that: (a) 384Bit is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them; (b) 385Bit is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (“Pre-Contractual Statement”); (c) 386Bexcept as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

68 (d) 387Bthe other Parties are entering into this Agreement in reliance on the acknowledgements given in this Clause 15.18. 15.19 178BNo Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise. 15.20 179BIt is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract. 15.21 180BThe Purchaser irrevocably and unconditionally waives (and such waiver shall constitute a valid and effective waiver for the purposes of Clause 15.24) any right it may have to claim damages in respect of any breach of, or to rescind this Agreement by reason of, any Business Warranty and the Purchaser agrees and acknowledges that: (a) 388Bany purported claim under, or in respect of, any Business Warranty shall be unenforceable against any Seller or any member of the Institutional Seller‟s Group (other than in the circumstances contemplated by Clause 8.5); and (b) 389Bthe Purchaser is, and shall be, from and including the Completion Date, prohibited from bringing any claim under, or in respect of, any Business Warranty (other than in the circumstances contemplated by Clause 8.5). 15.22 181BThis entire agreement Clause does not limit or exclude any liability for fraud. Inconsistency 15.23 182BIf there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail. Waiver 15.24 183BAny waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at Law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party‟s conduct. 15.25 184BAny waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach. 15.26 185BFailure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement. 15.27 186BFailure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

69 Severance 15.28 187BIf any provision of this Agreement is held to be invalid or unenforceable by any court or Governmental Entity, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired. 15.29 188BIf any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable. Counterparts and duplicates 15.30 189BThis Agreement may be executed in any number of counterparts, but shall not be effective until each Party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original. Governing Law 15.31 190BThis Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the Laws of England and Wales. Jurisdiction 15.32 191BThe Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement). Agent for service of process 15.33 192BEach of the non-UK Party(ies) undertakes to ensure that at all times a person with an address in England is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) (the “Process Agent”). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by each of the non-UK Party(ies). 15.34 193BAt the date of this Agreement, each of the non-UK Party(ies) (other than the Purchaser and the Purchaser‟s Guarantor) has appointed the persons set out in column (5) of Schedule 1 (The Sellers) in England as its Process Agent. The Purchaser and the Purchaser‟s Guarantor have each appointed, Worldwide Corporate Advisors LLP (WCA), 32 Threadneedle Street, The City, London, UK, EC2R 8AY as their respective Process Agents. If such person ceases to be able to act as process agent or no longer has an address in England, each of the non-UK Party(ies) shall immediately

70 appoint a replacement Process Agent and deliver to the other Party a notice setting out the new Process Agent‟s name and address together with a copy of the new Process Agent‟s acceptance of its appointment. 15.35 194BEach of the non-UK Party(ies) irrevocably agrees that any proceedings or document served on the Process Agent will be validly served if delivered in accordance with Clause 14. 15.36 195BNothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

71 This share purchase agreement is executed by the Parties on the date written at the beginning of this Agreement. EXECUTED by ) SLB BRANDS HOLDING, LTD )

72 EXECUTED ) by CHRISTIAN DUVAL )

73 EXECUTED ) by FABIO LUXI )

74 EXECUTED ) by FRANCOIS RISTON )

75 EXECUTED ) by XAVIER LÉPINGLE )

76 EXECUTED ) by MARCEL NARDELLI )

77 EXECUTED ) by ANTONIO LANDOLO )

78 EXECUTED by ) U/s/ Richard D. Moss U MFB INTERNATIONAL ) Richard D. Moss HOLDINGS S.À R.L. ) Authorized Representative

79 EXECUTED by ) U/s/ Joia M. JohnsonU HANESBRANDS INC. ) Joia M. Johnson Chief Legal Officer, General Counsel and Corporate Secretary

80 EXECUTED by ) SOCIÉTÉ CIVILE DE LA DUNE)

81 EXECUTED by ) GUESHOV INVESTISSEMENT 1 )

82 UList of Schedules Omitted from the Agreement Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules to this Agreement have been omitted. A list briefly identifying the contents of the omitted schedules is set forth below. The Registrant agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request. Schedule 1 The Sellers Schedule 2 The Company and the Subsidiaries Schedule 6 (Annex) Form and Content of Completion Statement Schedule 8 Sri Lanka Sale

83 SCHEDULE 3 Conduct of Business prior to Completion Without prejudice to the generality of Clause 5.1, the Institutional Seller shall exercise all corporate powers available to it to, and each Management Seller shall use his best endeavours to, procure that, between the time of entry into the Offer Letter and Completion, no Group Company does any of the following things without the prior consent of the Purchaser; provided that, in respect of matters set out in paragraphs 3 – 7 (inclusive) and 13 – 26 (inclusive) only, consent shall not be unreasonably withheld, conditioned or delayed and where the Purchaser has failed to respond for a period of six Business Days following a request for consent from the Institutional Seller under those paragraphs, such consent shall be deemed to have been given. For the purposes of this Schedule 3, notice requesting consent shall be validly served only if it is both: (i) delivered by fax in accordance with Clause 14 and (ii) sent by e-mail to the following persons: Name: E-mail: Gerald Evans Gerald.Evans@hanes.com Rick Moss Rick.Moss@hanes.com Joia Johnson Joia.Johnson@hanes.com 1. Make any substantial change in the nature or organisation of its business; 2. Discontinue or cease to operate all or a material part of its business, where “material” shall mean such part of its business as has sales in excess of €10,000,000; 3. Assign, licence, charge or abandon or otherwise dispose of any Intellectual Property other than on arm‟s length terms; 4. Incur any additional borrowings (other than by bank overdraft or similar facility in the ordinary course of business and within the limits subsisting at the Offer Date) or incur any other indebtedness, in each case in excess of €15,000,000; 5. Make any loan (other than the granting of trade credit in the ordinary and usual course of trading in accordance with its normal practice) to any person, other than to another Group Company; 6. Acquire or dispose of any asset with a book or market value in excess of €5,000,000 other than with respect to any acquisition or disposal in the ordinary and usual course of trading and on normal arm‟s length terms; 7. Create or grant any Encumbrance (other than any Permitted Encumbrance) over any of its assets or undertaking or any guarantee, indemnity or other agreement to secure any obligation of any person other than another Group Company;

84 8. Amend its articles of association or other constitutional document, or pass any resolution that is inconsistent with their provisions; 9. Pass any resolutions in a general meeting or class meeting of shareholders or by way of shareholders‟ written resolution; 10. Create, allot or issue, or grant any option over or right to subscribe for or purchase any share capital or loan capital or other securities of any Group Company; 11. Repay, redeem, reduce or repurchase any share capital or loan capital or other securities of any Group Company other than the redemption or repurchase of the Options held by Xavier Lepingle pursuant to his ceasing to be an employee of the Group; 12. Declare, make or pay any dividend or other distribution to shareholders; 13. Make any capital commitment which individually exceeds €5,000,000 or which, together with all other capital commitments entered into between the Offer Date and Completion, exceeds €15,000,000 in aggregate; 14. Enter into or terminate, or amend, any Material Contract; 15. Offer to engage any new employee or consultant at an annual gross base salary or fee per employee or consultant (on the basis of full time employment or consultancy) in excess of €125,000 per annum; 16. Dismiss any employee or consultant earning a gross annual base salary in excess of €125,000 per annum, other than for cause or unless not to do so would materially damage its business or dismiss 10 or more employees, or announce any restructuring of the business of any Group Company which involves dismissal or reclassification of employees; 17. Materially amend, including by increasing emoluments (including pension contributions, bonuses, commissions and benefits in kind), the terms of employment of any Senior Employee; 18. Discontinue or amend, any pension scheme or commence winding up or termination of any pension scheme or cause it to cease to admit new members or communicate to employees a plan, proposal or intention to discontinue, amend, wind up, terminate or cease to admit; 19. Commence, compromise, settle, release or discharge any Proceedings except for routine debt collection where the amount claimed does not exceed €1,000,000; 20. In relation to any Real Property: (a) 390Bcarry out any material change of use of, such Real Property; (b) 391Bterminate or serve any notice to terminate, surrender or accept any surrender of or waiver of the terms of any lease, tenancy, licence or other contract which, in each case, is material;

85 (c) 392Bagree to any new rent or fee payable under any lease, tenancy, licence or other contract which, in each case, is material; (d) 393Benter into or vary any lease, tenancy, licence or other contract which, in each case, is material; (e) 394Bsell, convey, transfer, assign or charge any Real Property or grant any rights or easements over any Real Property or enter into any covenant or grant any other Encumbrance (other than Permitted Encumbrance) affecting any Real Property; 21. Knowingly do anything to make any of its policies of insurance which are material to the business of the Group taken as a whole void or voidable; 22. Change its accounting reference date or make any other changes to its accounting practices or policies other than as may be required to ensure compliance with applicable Law and accounting standards; 23. Take steps with the intention of changing its residence for Tax purposes; 24. Acquire any securities of, or other interest in, any person; 25. Enter into, or amend, any contract, understanding or arrangement with any member of the Institutional Seller‟s Group or any Management Seller or any of its Related Persons other than on arm‟s length terms; 26. Enter into, amend in a material respect or terminate any collective bargaining agreement; 27. Make (other than in accordance with past practice), change or rescind any election, claim, surrender or disclaimer relating to Tax except where the same is required pursuant to applicable Law, settle or compromise any proceedings relating to Tax or amend any previously submitted Tax return or filing; or 28. Authorise or agree to do or take any of the foregoing acts or matters.

SCHEDULE 4 Completion Obligations USellers‟ Obligations 1. On Initial Completion, the Institutional Seller shall deliver to the Purchaser (or make available to the Purchaser‟s reasonable satisfaction): (a) a copy of the Settlement Agreement executed by each party thereto; and Fundamental Obligation (b) the Institutional Shareholder Release, duly executed by the Institutional Seller; Fundamental Obligation (c) a transfer declaration form with respect to the Institutional Seller‟s Shares, duly executed by the Institutional Seller and countersigned by the Company in favour of the Purchaser and share certificates for such Shares (to the extent such Shares are in a certificated form) in the name of the Institutional Seller; Fundamental Obligation (d) a written declaration of the Company in its capacity as the holder of the class B shares in the Company (held in treasury) that it waives its rights to participate in the Transaction pursuant to articles 2 (Tag-along right) and 3 (Drag-along right) of the Articles, as holder of the class B shares in the Company; Fundamental Obligation (e) an updated copy of the share register of the Company evidencing the transfer of the such number of B Ordinary Shares as will, upon the Initial Completion and the consequential exercise of the Options, correspond with the number of Options set against the relevant Seller‟s name in column (3) of Schedule 1 from the Company (held in treasury) to the Management Sellers effective as of the date of Initial Completion; Fundamental Obligation (f) documentary evidence in the form of minutes or otherwise, indicating that the general meeting of shareholders of the Company has consented to the transfer of the Warrants pursuant to the terms of this Agreement; Fundamental Obligation (g) a copy of the Management Equity Exercise Agreement executed by each party thereto. Fundamental Obligation 2. On Subsequent Completion, each Management Seller and the relevant Manager Holding Company shall deliver to the

87 Purchaser (or make available to the Purchaser‟s reasonable satisfaction): (a) a written notice by each holder of an Option to the Company and acknowledged by the Company, that the Option is exercised by the participant and confirmation that the Company accepts as payment of the exercise price the cheque issued by the relevant holder of the Options and provided therewith as sufficient consideration for the exercise of the Option on the terms of the Option; Fundamental Obligation (b) a written notice by each holder of an Option and countersigned by the Company, waiving any share sale restrictions on exercise of the Options as may be contained in the Option terms and conditions; and Fundamental Obligation (c) a transfer declaration form with respect to such Person‟s B Ordinary Shares and Warrants (as applicable), duly executed by the applicable Management Seller and the relevant Manager Holding Company in favour of the Purchaser and share certificates for such Shares (to the extent such Shares are in a certificated form) in the name of the relevant Management Seller; Fundamental Obligation (d) a written notice by each holder of an Option and countersigned by the Company, waiving any share sale restrictions on exercise of the Options as may be contained in the Option terms and conditions; and 3. On Subsequent Completion, the Institutional Seller shall deliver to the Purchaser (or make available to the Purchaser‟s reasonable satisfaction) a waiver notice executed by the Institutional Seller waiving any rights it may have as registered shareholder of the class A shares in the capital of the Company pursuant to article 1 (pre-emption rights) of the Articles. Fundamental Obligation 4. On Completion, the Sellers shall deliver to the Purchaser (or make available to the Purchaser‟s reasonable satisfaction): (a) the share register of the Company written up to Completion, including the transfer of the Institutional Seller‟s Shares and the Management Seller‟s Shares to the Purchaser with effect from Completion; Fundamental Obligation (b) a copy of the notification to the Company notifying it of the transfer of the Institutional Seller‟s Shares and the Management Sellers‟ B Ordinary Shares to the Purchaser with effect from Completion;

88 (c) a copy of the Warrant register of the Company written up to Completion; (d) all registers of the Company duly written up to Completion, including updated registers to reflect the repayment or redemption of the Existing Shareholder Debt; (e) share certificates (to the extent the shares are in a certificated form) and share registers written up to Completion, in respect of each Group Company; (f) a duly executed termination deed in the agreed form in respect of the Company Shareholders‟ Agreement and the liquidity agreements entered into by each of the holders of the Warrants, including a confirmation that DBA Lux Holding S.A. Incentive Share Option Plan 2006, Plan Rules are no longer of any force or effect.; Fundamental Obligation (g) the Tikehau Deed of Release, duly executed by each party thereto; Fundamental Obligation (h) the Transaction Documents to which the relevant Seller is a party duly executed by such Seller; (i) a letter of resignation in the agreed form in respect of the following persons that the Institutional Seller has appointed as a director: Clarence Terry, Lynn Skillen, Isabelle Arker, Anita Lyse, Laura Spitoni and Marcel Stephany; (j) to the extent requested by the Purchaser in writing at least 10 Business Days‟ before Completion and the Sellers having used reasonable endeavours to obtain the same, the written resignations of the auditors of the Group Companies to take effect on the Completion Date; and (k) evidence that it is authorised to execute this Agreement and any other Transaction Document to which it is a party. 5. On Completion, each Seller shall use all corporate powers available to such Seller to: (a) procure the passing of a board resolution of the Company approving the Transaction and noting the delivery of the notification referred to in paragraph 4(b) of this Schedule;

89 (b) procure the passing of board or shareholder resolutions of each Group Company (as applicable pursuant to relevant Law): (i) accepting the resignations referred to in paragraphs 4(i) above; and (ii) appointing such persons as the Purchaser may nominate at least 10 Business Days prior to Completion to be the director(s) and secretary (if any) of each Group Company; and (c) procure that the registers in respect of the Existing Shareholder Debt are written up to reflect the repayment or redemption of such Existing Shareholder Debt. UPurchaser‟s Obligations 6. On Completion, the Purchaser shall: (a) deliver a counterpart of the transfer declaration form referred to in paragraph 1(c) duly executed by the Purchaser as transferee; Fundamental Obligation (b) deliver a counterparts of the transfer declaration forms referred to in paragraph 2 duly executed by the Purchaser as transferee; Fundamental Obligation (c) deliver a written resolution of the Purchaser, in its capacity as sole shareholder of the Company and each relevant Group Company (post Completion) resolving: (i) to accept the resignation of the directors of the Company referred to in paragraph 4(i) and granting such directors discharge from their duties as directors of the Company, (ii) appointing new directors to the board of the Company, and (iii) changing the registered office of the Company; (d) deliver a written resolution of the board of directors of the Company (post Completion and change of board) recording: (i) the acceptance of the exercise of the Options and acknowledging transfer of the applicable Shares under the Options, (ii) acknowledging the transfer of the Warrants and the update to the Warrant register and (iii) confirmation that payment of the Option Exercise Price pursuant to the terms of this Agreement was proper payment on the terms and conditions of the Option; (e) subject to Clause 3.3, pay the Consideration less the Fundamental

90 Option Exercise Consideration, the secondary Employment Tax Liability, the Business Warranties Escrow Amount, the Purchase Price Adjustment Escrow Amount, the Indemnity Escrow Amount and the amount, if any, required to be paid into the Sri Lanka Escrow Account under Clause 3.2 and Part A of Schedule 8 (Sri Lanka Sale), to the Sellers by telegraphic transfer of immediately available funds to the Institutional Seller‟s Solicitors‟ Account (which payment shall be an absolute discharge to the Purchaser who shall not be concerned to see to the application of any such amount thereafter); Obligation (f) pay the Business Warranties Escrow Amount into the Business Warranties Escrow Account to be held on the terms of the Business Warranties Escrow Letter; Fundamental Obligation (g) pay the Purchase Price Adjustment Escrow Amount into the Purchase Price Adjustment Escrow Account to be held on the terms of the Purchase Price Adjustment Escrow Letter; Fundamental Obligation (h) pay the Indemnity Escrow Amount into the Indemnity Escrow Account to be held on the terms of the Indemnity Escrow Letter; Fundamental Obligation (i) pay the amount, if any, under Clause 3.2 and Part A of Schedule 8 (Sri Lanka Sale) into the Sri Lanka Escrow Account to be held on the terms of the Sri Lanka Escrow Letter; Fundamental Obligation (j) pay the secondary Employment Tax Liability to the Company; Fundamental Obligation (k) procure that the Company redeems the Existing Shareholder Debt (including for the avoidance of doubt, all accrued interest) in full by telegraphic transfer of immediately available funds equal to the Existing Shareholder Debt (including for the avoidance of doubt, all accrued interest) Redemption Amount to the Institutional Seller‟s Solicitors‟ Account (which payment shall be an absolute discharge to the Purchaser who shall not be concerned to see to the application of any such amount thereafter or be answerable for the loss or misapplication of such sum); Fundamental Obligation (l) procure that DBApparel SAS pays the Tikehau Redemption Amount to the holders of the Tikehau Bonds; Fundamental Obligation

91 (m) deliver the Transaction Documents to which the Purchaser and the Purchaser‟s Guarantor is a party duly executed by the Purchaser and the Purchaser‟s Guarantor; and (n) deliver or make available to the Institutional Seller evidence that the Purchaser is authorised to execute this Agreement and any other Transaction Document to which it is a party. (o) pay, or procure the payment by the relevant Group Company of, all Unsettled Transaction Expenses (including, for the avoidance of doubt, accrued but unpaid consulting, management, advisory or monitoring fees due to members of the Institutional Seller‟s Group) referred to in the Spreadsheet in the Annex to Schedule 6 (Post Completion Adjustments) Fundamental Obligation UPurchaser‟s Guarantor‟s Obligations 7. On Completion, the Purchaser‟s Guarantor shall deliver or make available to the Institutional Seller evidence that it is authorised to execute this Agreement and any other Transaction Document to which it is a party. Fundamental Obligation

92 SCHEDULE 5 Business Warranties For the purposes of this Schedule 5, any reference to the awareness of the Sellers or any of them shall be deemed to refer to the awareness of any of the Management Sellers or the Institutional Seller, or in the case of the Lux Companies only, to the awareness of the Institutional Seller, in each case, having made reasonable enquiries. 1. Group Structure and Constitutional Matters (a) No Group Company is a party to any contract or binding arrangement which is material (in the context of the Group) and which is a joint venture, consortium, partnership or profits (or loss) sharing agreement. (b) Complete and accurate copies of the articles of association or other equivalent constitutional documents in the relevant jurisdiction of each Group Company are set out in the Disclosure Documents. (c) The statutory books of each Group Company are up-to-date and have been maintained in all material aspects in accordance with applicable Law and no written notice or allegation that any of them is inaccurate or should be rectified has been received. (d) No Group Company has any branch, division or place of business outside the jurisdiction in which it is incorporated. (e) No Group Company is or has agreed to become a member of any joint venture, consortium, partnership or unincorporated association (other than a recognised trade association). (f) Each Group Company has at all times carried on its business and affairs in all material respects in accordance with its constitutional documents from time to time in force. 2. Agreements With Related Persons There is not outstanding any agreement or binding arrangement to which any Group Company is a party and in which any Seller, their respective Related Persons or any person connected with the Sellers or their Related Persons is directly or indirectly interested, whether relating to the business of the Group or otherwise, other than any employment agreements between the Group Companies and the Management Sellers or any agreement between Group Companies. 3. Powers of Attorney No Group Company has given a power of attorney or any other authority (express, implied or ostensible or as agent or otherwise) to any person to enter into any contract or commitment or to do anything on its behalf that is still outstanding or effective, other than to appropriate employees to enter into routine trading contracts in the normal course of their duties that involve or are reasonably likely to involve an

93 aggregate consideration payable by or to that Group Company of less than €100,000 or to patent attorneys or agents or trademark agents for routine prosecution or maintenance of such Intellectual Property as is registered. 4. Audited Accounts and Management Accounts (a) The 2013 Audited Accounts and 2012 Audited Accounts give a true and fair view of the financial condition and the results of operations of the Group and of each of the Group Companies as at the date of, and for the period referred to in, the 2013 Audited Accounts and 2012 Audited Accounts, respectively. (b) The 2013 Audited Accounts were prepared in accordance with applicable Law and on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the audited financial statements of the Group for the previous two financial periods. (c) None of the Group Companies has any off-balance sheet liabilities or any liabilities that are not adequately provided for or noted in the 2013 Audited Accounts. (d) Having regard to the purpose for which the Management Accounts have been prepared, the Management Accounts (i) have been prepared in accordance with accounting policies consistent with those used in preparing the 2013 Audited Accounts for the Group, applied on a consistent basis, and (ii) fairly represent in all material respects the assets and liabilities of the Group at the date to which they are made up and the profits and losses of the Group for each period to which they relate. (e) The accounting records of the Group are up-to-date, have been maintained on a proper and consistent basis and in accordance with applicable Law and accounting standards. They contain an accurate and complete record of all matters required to be entered in them or which are otherwise entered in them and no written notice or allegation that any of the accounting records is incorrect or should be rectified has been received. 5. Business Since the Accounts Date Since the Accounts Date: (i) 479Bthe Group has carried on its business in the ordinary course so as to maintain its business as a going concern; (ii) 480Bthere has been no material adverse change in the financial or trading position of the Group and, so far as the Sellers are aware, no circumstance has arisen that is likely to give rise to any such change; (iii) 481Bno Group Company has allotted or issued or granted any option over or other right to subscribe for or purchase, or agreed to allot or issue or grant any option over or other right to subscribe for or purchase, any share capital or loan stock or other security;

94 (iv) 482Bno Group Company has declared, made or paid any dividend or other distribution to its members outside of the Group; (v) 483Bno Group Company has reduced, redeemed or purchased or agreed to reduce, redeem or purchase any of its share or loan capital or other securities; (vi) 484Bno Group Company has acquired or disposed of any asset nor agreed to acquire or dispose of an asset, in any case with a book value or for a consideration in excess of €250,000, other than in the ordinary course of trading; (vii) 485Bno Group Company has made or agreed to make any capital expenditure in an amount exceeding €250,000; (viii) 486Bthere has been no material increase or decrease in the level of any Group Company‟s trading stock (including work-in-progress) or the price paid for its trading stock; (ix) 487Bthe profits and losses of the Group have not been affected by changes or inconsistencies in accounting treatment or by any non-recurring items of income or expenditure by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low; (x) 488Bthere has been no change in the manner or time of payment of creditors and there has been no change in the manner or time of collection of debts or the policy of reserving for debtors; (xi) 489Bthe Group has not cancelled or delayed, in whole or in part, any capital expenditure or other item of discretionary spending that is set out in the Group‟s business plan in force as at the Offer Date; (xii) 490Bno Group Company has paid nor agreed to pay any management, advisory or similar charges to any member of the Institutional Seller‟s Group; (xiii) 491Bno resolution of shareholders of any Group Company has been passed or signed; and (xiv) no Group Company has changed its accounting reference period. 6. Borrowings (a) Details of all overdrafts, loans and other financial facilities available to each Group Company for an amount in excess of €100,000 (the “Facilities”) and the amounts outstanding under them are set out in the Disclosed Document. (b) Details of all debentures, charges and guarantees and other security of any nature to secure the Facilities are set out in the Disclosure Documents.

95 (c) The total amount borrowed by a Group Company under the Facilities, and the total amount borrowed by a Group Company from any source, do not exceed any limitation on the Group Company‟s borrowings set out in its articles of association or in any contract binding on it. (d) No Group Company has lent or agreed to lend any money to any person that is not a member of the Group, is not responsible for the indebtedness or other liability of any person that is not a member of the Group and has not given any guarantee, indemnity or other assurance of loss in relation to any indebtedness or other liability of any person that is not a member of the Group. (e) No event has occurred and, so far as the Sellers are aware, no circumstances exist which: (i) is or with the lapse of time and/or the giving of any notice, certificate, declaration or demand could reasonably be expected to become an event of default under any of the terms of the Facilities; or (ii) entitles, or with the lapse of time and/or the giving of any notice, certificate, declaration or demand could reasonably be expected to entitle any person to call for repayment or the cancellation of the availability of, or place on demand, any of the Facilities or alter to the disadvantage of a Group Company, the terms of any of the Facilities. (f) No Group Company has created or agreed to create any Encumbrance (except liens arising by operation of law in the ordinary course of trading) over its assets or entered into any factoring arrangement in relation to any of its assets. (g) There has been no breach by any Group Company of any of the provisions of any Encumbrance, or such arrangement or agreement as is referred to in paragraph (f) and all payments to be made by a Group Company in respect thereof have been duly paid by such Group Company. (h) No Group Company has any unmatched open positions with respect to any swap, hedge, option, warrant, future, forward purchase and/or sale transaction relating to currencies, commodities, securities, interest rates, indexes, events or conditions or any other derivative instrument and, so far as the Sellers are aware, none of such open positions could reasonably be expected to involve a Group Company in a loss. (i) No Group Company owns the benefit of any debt (whether present or future) other than debt owing to it in the ordinary course of trading. 7. Customers and Suppliers (a) The Disclosure Documents contain: (i) a list of top 5 customers of the Group in France, Germany and Spain (by revenues generated by the Group from its clients or customers for the 12 month financial period ending June 2013 and March 2014 respectively);

96 (ii) a list of top 20 suppliers of the Group in relation to finished goods (by the amount of expenditure of the Group for the 12 month financial period ending June 2013 and March 2014 respectively). (b) So far as the Sellers are aware, no customer or supplier referred to in paragraph (a) has indicated that it shall cease to do business with the Group or materially reduce the volume of such business. 8. Material Contracts (a) The Disclosure Documents contain complete and accurate copies of all Material Contracts. (b) All Material Contracts constitute valid, binding and enforceable obligations of the applicable Group Company thereto (and, as far as the Sellers are aware, the applicable counterparty), and the terms of each such agreement have been complied with in all material respects by that Group Company and, so far as any of the Sellers are aware, by all other parties thereto. (c) No Group Company is in a material breach of any Material Contract and no Group Company has received any written notice (that is still valid) that any Group Company to any Material Contract is in a material breach of such Material Contract. (d) There are no grounds for the rescission, avoidance or repudiation of any Material Contract, nor has there been any written allegation received by any Group Company of such a thing, and no written notice of termination or intention to terminate has been given or received in respect of any Material Contract. (e) No offer, tender or the like is outstanding (the value of which to a Group Company could exceed €500,000 in any financial year) which is capable of being converted into an obligation of a Group Company by an acceptance or other act of another person. For the purposes of this Agreement, a “Material Contract” means any written contract, agreement or arrangement to which any Group Company is a party which: (i) involves annual expenditure by, or revenue to, such Group Company in excess of €1,000,000; or (ii) involves annual expenditure by, or revenue to, or other potential exposure for, such Group Company in excess of €500,000, and: (A) is not in the ordinary course of business; or (B) is not on an arm‟s length basis; or (C) is long-term (meaning unlikely to be performed in full in accordance with its terms within twelve months of its commencement or being incapable of termination without

97 compensation by any Group Company in twelve months or less); or (D) cannot readily be performed by the Group Company without undue or unusual expenditure of money or effort; or (E) requires or is likely to require any Group Company to pay any commission, finder‟s fee, brokerage or similar payment whether or not in connection with the Transaction; or (F) involves an agency, distributorship, franchise or management relationship; or (G) is a material outsourcing agreement or arrangement; or (H) is a joint venture, consortium, partnership or other agreement or written arrangement under which any Group Company participates with any other person in any business, including without limitation, any strategic partnership agreements with third parties; or (I) on the change of control of any Group Company, can be terminated or varied or would entitle any person to exercise rights not otherwise available to such person; or (J) which will or may be in default or trigger termination or amendment rights, or cause an acceleration in payment or result in any Encumbrance over the assets of any Group Company or the shares in any Group Company as a result of the Transaction; and (K) relate to the acquisition or disposal of any business or assets by any Group Company and impose obligations on any Group Company that are yet to be satisfied; or (iii) is, in the reasonable opinion of the Sellers, material to the business and operations of any Group Company, whether or not it is material in terms of expenditure or revenue expectations. 9. Intellectual Property Rights (a) The Group Companies own or are entitled to use pursuant to a license agreement, all Intellectual Property that is material to the business of the Group Companies in the manner and to the extent in which it is presently conducted (such Intellectual Property that is owned by the Group Companies, the “Owned Intellectual Property” and such Intellectual Property that is licensed or otherwise used pursuant to a contract the “Licensed Intellectual Property”). (b) The Disclosure Documents contain complete and accurate details of all registered Owned Intellectual Property (and applications for any such right)

98 and all material unregistered Owned Intellectual Property and the Group Companies are the sole legal and beneficial owners of all such rights free from all Encumbrances. (c) All of the Owned Intellectual Property is valid and enforceable and all renewal, application and other official registry fees and steps required for the maintenance, protection and enforcement of the material registered Owned Intellectual Property have been paid in full and on time (including extensions and reinstatements). (d) Nothing has been done or omitted to be done and no circumstances exist by which a person is or will be able to cause cancellation of a registration of any material Owned Intellectual Property. (e) So far as the Sellers are aware, all Confidential Information of the Group has been kept confidential, save where it has been disclosed to a third party under a duty of confidentiality. (f) The Company has not granted and is not obliged to grant any licence, consent, undertaking, security interest or other right in respect of any Owned Intellectual Property, save as Disclosed in the Disclosure Documents. (g) The Disclosure Documents contain complete and accurate copies of all licences or contracts relating to all material Licensed Intellectual Property, and all such licenses or contracts (i) are valid and enforceable in accordance with their terms; (ii) have been materially complied with by the applicable Group Company thereto (and, as far as the Sellers are aware, the applicable counterparty) during the 12 months prior to the date of this Agreement; and (iii) are not the subject of any written notice of termination by any of the parties thereto. (h) So far as any of the Sellers are aware, none of the operations of the Group Companies are infringing any Intellectual Property owned by a third party. No written claim (that has not been conclusively settled) has been received by any Group Company from any third party in the past three years alleging any infringing act or process or unauthorized use by a Group Company in respect of any Intellectual Property owned by a third party. (i) None of the Owned Intellectual Property or Licensed Intellectual Property is the subject of any opposition, dispute or Proceedings and no opposition, dispute or Proceedings is or are pending or threatened in writing. (j) So far as the Sellers are aware, there exists no actual infringement or unauthorised use by any third party of any Owned Intellectual Property, nor has there been any such infringement or unauthorised use in the two years prior to the date of this Agreement. 10. Insolvency (a) No order has been made, petition presented to any Group Company, resolution passed or meeting convened by a Group Company for the purpose of winding

99 up any Group Company or whereby the assets of any Group Company are to be distributed to creditors, shareholders or other contributories. (b) No administration order has been made and no petition for such an order has been presented to any Group Company or application made for an administration order by any Group Company and no administrator has been appointed, in each case in respect of any Group Company. (c) No event analogous to any of those described in paragraphs 10(a) or 10(b) above has occurred in any jurisdiction. (d) No receiver (including an administrative receiver), liquidator, trustee, administrator, manager, supervisor, nominee, custodian, or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of any Group Company. (e) No Group Company is currently proposing any composition or similar arrangement with creditors. (f) No Group Company has stopped payment to its creditors as they fall due nor is it insolvent or unable to pay its debts as they fall due within the meaning of the Laws applicable to it. (g) No unsatisfied judgment is outstanding against any Group Company. (h) So far as the Sellers are aware, no Group Company has at any time in the last two years entered into any transaction with any person at an undervalue or been given a preference by any person. 11. Real Property (a) The real estate property details of which are included in the Disclosure Documents (the “Relevant Property”) is true and accurate and comprises all and the only real estate property owned, used or occupied by any Group Company or in which any Group Company has any interest, right or liability. Each Relevant Property is used and occupied for the purpose of the Group‟s business. (b) In relation to the Relevant Property, the relevant Group Company is the sole legal and beneficial owner of such Relevant Property and has valid title over it free and clear of all title defects or other Encumbrances, and/or occupies and uses such Relevant Property pursuant to, or under the terms of, valid and enforceable leases, sub-leases, tenancies or licences. (c) In relation to each lease under which any part of the Relevant Property is held: (i) all rent due and demanded has been paid to date and there are no arrears; (ii) no Group Company has received written notice from the landlord that it is in a material breach of its obligations under such lease (which breach remains outstanding); and

100 (iii) there are no disputes with the landlord or any other person in respect of such Relevant Property. (d) There are no material disputes or proceedings relating to the Relevant Property or its use which are likely to prevent or significantly impede the Group Companies from carrying on their businesses in all material respects as currently conducted at the Relevant Property. (e) The Group Companies are entitled to and have exclusive possession of each of the Relevant Properties and no person other than the Group Companies has any interest in or has any right (actual or contingent) to possession, occupation or use of the Relevant Properties. (f) No Group Company has entered into any agreement or arrangement to acquire or dispose of any interest in land or premises that has not been completed. (g) Any documents of title including any leases pursuant to which the Group occupies the Relevant Properties have been registered at the relevant land registry if required. (h) The existing use of the Relevant Properties by the Group Companies is permitted both under Law and the terms of the relevant title documents or leases relating to the Relevant Properties and no notice of breach has been received relating to the existing use of the Relevant Properties by the Group Companies. (i) No Group Company, nor any person for whose acts or defaults a Group Company may be liable, has any liability in respect of land and buildings that have, at any time before the Offer Date, been owned (under whatever tenure) and/or occupied and/or used by a Group Company, but which are either no longer owned, occupied or used by a Group Company or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance (“Former Land and Buildings”). (j) No Group Company, nor any person for whose acts or defaults a Group Company may be liable, has given any guarantee or indemnity for any liability relating to any of the Relevant Properties any Former Land and Buildings, or any other land or buildings. 12. Litigation There are no Proceedings involving any of the Group Companies or any Senior Employee (as defined below) for whose acts or defaults a Group Company may be vicariously liable or threatened in writing against any of the Group Companies or any such person, which, if determined adversely against such company or person, would result in its liability in an amount exceeding €250,000 (either on its own, or when aggregated with the amount of liability under any other Proceedings arising out of the same events, facts or circumstances), and so far as any of the Sellers are aware, there are no facts or circumstances which might give rise to any such Proceedings other than as Disclosed in the Disclosure Documents.

101 13. Labour Matters (a) The Disclosure Documents contain: (i) an anonymised list of all employees of the Group and all workers engaged by the Group as at the Offer Date, including the following particulars in respect of each employee or consultant of the Group who is entitled to a base salary in excess of €125,000 (or equivalent in other currencies) per annum (a “Senior Employee”): name, employing entity, job title, date of commencement of continuous employment, usual city of work, current salary or wage, notice period (or date of expiry, if a fixed term contract), holiday entitlement and whether or not on a leave of absence for a period in excess of one month (and for what reason); (ii) complete and materially accurate copies of the contracts of employment for all Senior Employee (including details of their respective salaries, length of service and notice periods), together with copies of any document that amends such contract; (iii) copies of the standard terms and conditions of employment or engagement (as applicable) of employees (excluding Senior Employees), seconded employees within the Group and contractors who perform services personally under an agreement which is not a contract of employment, together with details of any material contract that departs from such standard form to any material extent; (iv) copies of all of the staff handbooks, policies and procedures adopted by each Group Company; (v) details of all employee benefit or incentive plans operated by a Group Company for the benefit of employees or former employees (“Group Benefit Schemes”); and (vi) details of all material collective bargaining agreements or arrangements which each Group Company has negotiated and entered into with any trade union, works council or similar body representing all or any category of employees of each Group Company. (b) All material governing documentation in relation to the Group Benefit Schemes has been made available in the Disclosure Documents. (c) The Group Companies do not participate in or contribute to any (i) retirement plans; (ii) profit-sharing, bonus or other incentive schemes; or (iii) other benefit plans, in all instances, other than those which are compulsory under applicable Law and collective bargaining agreements. (d) All amounts due and payable on or before the Completion Date by any Group Company in relation to the Group Benefit Schemes have been or will be duly paid in full on the due dates for such payments and all death in service benefits

102 which may be payable in respect of employees are fully insured and all insurance premiums have been duly paid. (e) None of the Group Companies has entered into any contracts with any of its Senior Employees which provide, in the event of termination, for a notice period or payment of an indemnity which exceeds that provided for by applicable Law and collective bargaining agreements (if any). (f) No Senior Employee has given written notice terminating his contract of employment or consultancy agreement (which has not yet terminated) or is under notice of dismissal or termination. (g) No employee or contractor is, or will become, entitled to any (or to any increase or enhancement to, or to any accelerated vesting, funding or time of payment of, any) payment or benefit, or to treat himself as dismissed or released from any obligation, in each case as a result of the Transaction. (h) No offer of a contract of employment or engagement has been made by any Group Company to any Senior Employee which has not yet been accepted, or which has been accepted but the individual's employment or engagement has not yet commenced. (i) Since the Accounts Date: (i) no Group Company has changed, or agreed to change, or is obliged to change, the terms of employment of any of its Senior Employees and there are no requests or negotiations for any such change which are likely to take place within the next six months; (ii) no Group Company has or is obliged to or has made any provision to increase or vary the salary, fee, pension benefits, bonus, commission or other remuneration or benefits whether in cash or in kind payable to employees or contractors which could increase the Group‟s total costs in respect of employees and contractors by more than €250,000; and (iii) no Group Company has provided, or agreed to provide, a gratuitous payment or benefit to any of its Senior Employees, or to any of their respective dependents. (j) No Group Company has entered into any recognition or other agreement with a trade union or received any request from a trade union for recognition in the last two years, or carried out any act which may be construed as giving a trade union any legal entitlement in relation to recognition. (k) There is no dispute between any Group Company and any trade union or a collective bargaining body recognised by the Group which is existing or, so far as the Sellers are aware, is pending or threatened in writing. (l) Within the period of three years before the Offer Date, no Group Company has initiated or completed the implementation of any collective dismissals or implemented or entered into a social plan.

103 (m) With respect to any employee or any person who provides personal services to a Group Company as a contractor or a seconded employee, such Group Company (i) has classified each such person as an “employee”, “seconded employee” or “contractor” in accordance with applicable Law and has a reasonable basis for each such determination, (ii) all employer tax returns have been filed on a basis consistent with such classification and (iii) there are no Proceedings by or in respect of any person classified by a Group Company as a contractor to reclassify such person as an employee for any purposes pending or threatened in writing. 14. Compliance with Laws and collective bargaining agreements (a) 395BThe Group is conducting, and has during the preceding two year period conducted, its business in material compliance with all applicable Law and collective bargaining agreements and no Group Company is, nor has been during the preceding two year period, in a material breach of any such Law or collective bargaining agreement. (b) 396BThere is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision, prosecution or judgment of, any court, tribunal, arbitrator or Governmental Entity outstanding against any Group Company or any Senior Employee for whose acts or defaults it may be vicariously liable which will have a material adverse effect upon the assets, business or prospects of the Group. (c) 397BNo Group Company has received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator or Governmental Entity with respect to an alleged, actual or potential breach of, and/or failure to comply with, any applicable Law or collective bargaining agreement requiring a Group Company, or any person for whose acts or defaults it may be vicariously liable, to take or omit to take any action. 15. Product Liability and Insurance (a) So far as the Sellers are aware, no Group Company has given any guarantees or indemnity, in respect of goods or services supplied or accepted any liability which would apply after any such goods or services have been supplied other than as may be implied by Law or contained in its standard terms of business. (b) There have not been any regulatory product recalls or written correspondence concerning the same with any relevant Governmental Entity with respect to any products manufactured by the Group during the 12 months period prior to the Offer Date. (c) The Group has at all times maintained adequate insurance cover against risks normally insured against by companies carrying on similar businesses or owning property and/or assets of a similar nature to the Group (“Policies”) and, in particular, has maintained all insurance required by Law and adequate third party product, environmental liability insurance and ill-health or disablement at work, accident at work and life insurance and has insured its

104 assets to their full reinstatement or replacement value with a well-established and reputable insurer. (d) All premiums due on the Policies have been duly paid and each of the Policies is in full force and effect and nothing has been done or omitted to be done which would be reasonably likely to make any such Policy void or voidable. (e) There are no claims outstanding under the Policies and no event has occurred during the period of two years prior to the Offer Date which might reasonably give rise to a claim. (f) Details of all claims made under the Policies during the period of two years prior to the Offer Date are set out in the Disclosure Documents. 16. Tax (a) Each Group Company has complied with all its duties under all Tax legislation, kept made or filed with all appropriate Tax Authorities all Tax returns, disclosures, notices and Tax reports required to be filed or made by applicable law on or before the date hereof and supplied all other information required by law to be supplied to all relevant Tax Authorities, and all such information, Tax returns, notices and disclosures were submitted within applicable time limits and were accurate and complete in all material respects. (b) Each Group Company has duly paid within the applicable time limits all Tax to the extent that the same ought to have been paid and no Group Company is liable, nor has it been liable, to pay any fine, surcharge, penalty or interest in connection with the payment of Tax. (c) None of the Group Companies is, so far as the Sellers are aware, the subject of any dispute, material investigation or proceeding with or by any Tax Authority and there are no facts or circumstances likely to give rise to or be the subject of any such dispute, material investigation or proceeding. No Group Company has received any written notice of any Tax Authority‟s intent to conduct an investigation, visit, enquiry or audit. (d) Each Group Company has within applicable time limits duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the 2013 Audited Accounts. Details of such claims, disclaimers, elections, surrenders and applications are set out in the Disclosure Documents. (e) The 2013 Audited Accounts, as at the Accounts Date, make full provision or reserve in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on each Group Company or for which it is accountable at the Accounts Date whether or not it has or may have any right of reimbursement against any other person, and proper provision has been made and shown in the 2013 Audited Accounts as at the Accounts Date for deferred Tax in accordance with the relevant generally accepted accounting principles. P

105 (f) No Taxation Authority has agreed with any Group Company to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of any Group Company. (g) Each Group Company has, on or before the relevant due date, complied with its obligations to deduct, withhold or retain amounts of or on account of Tax from any payments made by it and to account for such amounts to the relevant Tax Authority and has complied with all its reporting obligations to the relevant Tax Authority. (h) Each Group Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and no Group Company is nor has at any time been treated as resident in any other jurisdiction for any Tax purpose (including for the purpose of any double tax treaty). No Group Company is, nor has it ever been, subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction. (i) All transactions entered into by a Group Company have been entered into on an arm‟s length basis. No notice or enquiry by any Tax Authority has been made in connection with the arm‟s length nature of any transaction entered into by any Group Company. (j) No Group Company will become liable to pay any Tax as a result of Completion. (k) No transaction, act, omission or event has occurred in consequence of which any Group Company is or, so far as the Sellers are aware, may be held liable for any Tax or may otherwise be held liable for or to indemnify any person in respect of Tax which is primarily or directly chargeable against or attributable to any person other than the Group Company. (l) No Group Company is, nor has it ever been, a member of a group, fiscal unity or similar entity or association for any Tax purpose. (m) Each Group Company has complied in all respects with the terms of applicable Laws in respect of VAT (including, for the avoidance of doubt, applicable registration requirements in any jurisdiction) and the Disclosure Documents contain full details of any VAT registrations of the Group Companies. No any Group Company is an agent or fiscal representative for VAT Purposes. (n) All documents which any Group Company needs in order to provide title to any asset have been duly stamped and all applicable stamp duty, interest and penalties have been duly paid. (o) The Sellers‟ representations and warranties set forth in this subsection 16 are the only representations and warranties given in respect of Tax. 17. Commission and finder‟s fees

106 No person is entitled to receive from any Group Company or any person acting on behalf of a Group Company any finder‟s fee, brokerage or other commission in connection with the Transaction. 18. Information Technology (a) 398BAll IT Systems necessary for the carrying on of the business of the Group in substantially the same manner and to substantially the same extent as at the Offer Date, are owned by or validly licensed to the applicable Group Companies and such IT Systems shall be available for use by the applicable Group Companies on Completion on terms and conditions substantially on the same terms as those under which the Group Companies owned or used such IT Systems during the 12 months prior to the Offer Date. (b) 399BAll material IT Systems are in good working order and function materially in accordance with the specifications applicable to them and there are, and during the 12 months prior to the Offer Date, there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any IT Systems or loss of data which have had (or are having) a material adverse effect on the use of the IT Systems by the Group Companies and the Sellers are not aware of any fact or matter which may give rise to such a material adverse effect. (c) 400BThe Group Companies have taken all steps deemed reasonably necessary by them to ensure that the business can continue in all material respects in the event of a failure of the IT Systems and has up to date, appropriate and adequate disaster recovery infrastructure which is regularly tested. (d) 401BThe Group Companies are compliant in all material respects with the terms of all licences in respect of any third party software, including any open source software, used in the business of the Group. 19. Licences and consents (a) 402BEach Group Company has all material licences, consents, permits and authorisations (“Licences”) that are necessary for the carrying on of its business in substantially the manner and in the places in which such business is now carried on and all such Licences are in full force and effect and are being complied with in all material respects. (b) 403BSo far as the Sellers are aware, there are no circumstances which indicate that any of the Licences may be modified or revoked or not renewed or which confer a right of modification or revocation or non-renewal. 20. Financial Crime (a) 404BNo Group Company has and, so far as the Sellers are aware, no director, consultant, agent or other person associated with any Group Company has, directly or indirectly, in furtherance of or in connection with the business of any Group Company:

107 (i) 493Boffered, promised or given any financial or other advantage to any person with the intention of influencing a person (who need not be the recipient of the advantage) to perform his or her function improperly, or where the acceptance of such advantage would itself be improper, or in violation of any applicable anti-corruption or anti-bribery law; (ii) 494Brequested, agreed to receive or accepted any financial or other advantage where this would be improper or likely to influence the recipient in the performance of his or her role; or (iii) 495Boffered, promised or given any financial or other advantage to a public official (or to any other person at the request of, or with the acquiescence of, a public official) with the intention of influencing that official in the performance of his or her public functions, whether or not that performance would be improper. (b) 405BThe Alleged South African Conduct, as defined and described in the Disclosure Documents, does not involve, in any way, government officials, political party members, political parties, candidates for political office, or employees or representatives of state-owned or controlled enterprises. (c) 406BThe Group has policies, procedures and controls reasonably designed to ensure that the Group has complied and will comply with any applicable anticorruption or anti-bribery law. (d) 407BDetails of the anti-bribery policies and procedures adopted by each Group Company are set out in the Disclosure Documents. 21. Grants and Subsidies (a) 408BDetails of all Governmental Entity investment grants, loan subsidies or financial aid received by or pledged to a Group Company during the last two years, or in respect of which applications are outstanding (“Grants”) are set out in the Disclosure Documents. (b) 409BThe relevant Group Company has complied with all its obligations to which any Grant is subject and there are no outstanding obligations that may be required to be complied with by such Group Company after Completion. (c) 410BNo Group Company has done or omitted to do any act or thing which could result in any Grant (or any part thereof) becoming repayable or forfeited or any application for any Grant being rejected, nor is any Seller aware of any circumstances which might lead to any such repayment, forfeiture or rejection. (d) 411BThe entering into and performance of this Agreement any other Transaction Document will not result in any Grant (or any part thereof) becoming repayable or forfeited. 22. Trade

108 (a) 412BNo Group Company is and never has been a party to or directly or indirectly engaged or involved in any contract, arrangement, understanding or practice (whether legally binding or not, and whether by omission or otherwise) which: (i) 496Binfringes Article 101 or 102 of the Treaty on The Functioning of the European Union or any other anti-trust or similar Law in any jurisdiction in which a Group Company has assets or carries on or intends to carry on business or where its activities may have an effect; or (ii) 497Bis unenforceable or void (whether in whole or in part) or renders it liable to any Proceedings by virtue of any anti-trust or similar legislation in any jurisdiction in which a Group Company has assets or carries on or intends to carry on business or where its activities may have an effect. (b) 413BNo Group Company has given an undertaking to, is not subject to any order of, or investigation by, and has not received any request for information from, any Governmental Entity (including any national competition authority or sectoral regulator, or the European Commission) under any anti-trust or similar Law in any jurisdiction in which a Group Company has assets or carries on or intends to carry on business or where its activities may have an effect. (c) 414BNone of the businesses or activities of any Group Company as currently conducted could reasonably be expected to give rise to the imposition of any duty or other sanction under any applicable trade regulation Laws in respect of any products manufactured by a Group Company or in which a Group Company trades. (d) 415BNo sanction under any applicable trade regulation Laws is or has been in force in any area in or to which a Group Company manufactures, trades or sells in respect of products manufactured by a Group Company or in which a Group Company trades. (e) 416BNo undertaking has been given by a Group Company to any Governmental Entity (including the authorities of the European Union) under any trade regulation legislation. (f) 417BThe Sellers are not aware of any investigation, complaint, action or negative decision in relation to the receipt or alleged receipt by any Group Company of any aid or alleged aid or of any such threatened investigation, complaint, action or negative decision. 23. Data Protection (a) 418BIn respect of the personal data (whether automatically or manually recorded) held by a Group Company:

109 (i) 498Ball such data has in the last two years been processed by the Group Company fairly and lawfully and in material compliance with all applicable data protection Laws (“DP Laws”); (ii) 499Bso far as the Sellers are aware, all necessary consents have been given by the data subjects to the processing of it in the manner in which the Group Company has processed it; (iii) 500Bso far as the Sellers are aware, all such data is held in a retrievable, permanent and legible form and appropriate measures have been taken against unauthorised processing or accidental loss, damage or destruction of or to it; (iv) 501Bso far as the Sellers are aware, all such data is adequate, relevant and not excessive for the purposes for which it is held and it is accurate and up-to-date and has not been kept for longer than necessary; (v) 502Ball such data has not been transferred out of the European Economic Area except in compliance with the DP Laws; (vi) 503Bthe Group Company has made notifications to the relevant Governmental Entity, which are up-to-date; and (vii) 504Bno written complaints have been made in respect of such data and no enforcement notices have been served on the Group Company by any Governmental Entity and no fact or circumstance exists which might give rise to any such complaint, concern or enforcement notice. (b) 419BThere are no enforcement, deregistration or transfer prohibition notices or any other notices whatsoever under DP Laws outstanding against any Group Company, nor is there any outstanding appeal against such notices and there are no circumstances which may give rise to the giving of any such notices to any Group Company. (c) 420BThere are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by any Group Company not true and complete, nor has any Group Company lost or made any unauthorised disclosure of any such data. 24. Assets (a) 421BThe Group Companies have legal and beneficial title to and are, where capable of possession, in possession and control of, all material assets included in the 2013 Audited Accounts or which were acquired by the Group since the Accounts Date (except for assets sold, realised or applied in the ordinary course of trading) (“Assets”). All the Assets are free from Encumbrances (save for those Encumbrances created in the ordinary course of business) and no third party has or claims any rights in relation to the Assets (or to the proceeds of sale of the Assets).

110 (b) 422BThe Assets comprise all the material assets necessary for the carrying on of the business of the Group substantially in the manner and to the extent it is now conducted. (c) 423BNo person has the right to call for the assignment of or any payment in respect of, any of the Assets, or to retake any Asset into their possession. (d) 424BThe plant and machinery (including fixed plant and machinery), vehicles and office and other equipment owned or used by a Group Company in connection with its business are in satisfactory working order. (e) 425BThe Group‟s inventory of raw materials, work-in-progress and finished goods are in a good and materially undamaged condition and are capable of being used and, in respect of finished goods, sold by the Group in the ordinary course of trading in accordance with the Group‟s current price list without excessive rebate or allowance in relation to the current trading requirements of the Group‟s business. (f) 426BNone of the trade receivables or other rights of payment (including unbilled receivables) of the Group which are included in the 2013 Audited Accounts or which have subsequently arisen have been outstanding for more than three months from its due date for payment nor been released on terms that the debtor has paid less than the full value of its debt. 25. Environmental (a) 427BEach Group Company and its activities and operations have been and are in compliance with all applicable Laws and licences relating to: (i) protection, preservation or clean-up of the environment or natural resources; (ii) chemical substances, pollutants, or toxic, hazardous or deleterious materials, wastes or agents, including petroleum or any fraction thereof, asbestos-containing materials, and polychlorinated biphenyls (“Hazardous Substances”); or (iii) health and safety (together, “Environmental Laws”). (b) 428BNo Group Company has been subject to any Proceedings pursuant to Environmental Laws or relating to Hazardous Substances and, so far as the Sellers are aware, no such Proceedings are threatened, pending or expected. (c) 429BThere are no conditions or circumstances, including the release or presence of, or exposure to, any Hazardous Substance, reasonably anticipated to result in liabilities of any Group Company pursuant to Environmental Laws. 26. Consequences of this Agreement The entering into and performance of this Agreement and the Transaction Documents will not: (a) 430Bso far as any of the Sellers are aware, cause any person who normally does business with or gives credit to a Group Company to cease to do business with the Group or not to continue to do so on the same basis as previously; or

111 (b) 431Bresult in a breach or constitute (with or without the lapse of time and/or the giving of any notice, certificate, declaration or demand) a default or give rise to any right of termination, variation, payment or acceleration, under any Material Contract to which a Group Company is a party or result in the imposition of an Encumbrance on the assets or shares of any Group Company. 27. DEMB (a) The Group Companies have complied in all material respects with their obligations under the Original Purchase Agreement. (b) All arrangements or understandings between DE Master Blenders 1753 B.V. and any Group Company have been Disclosed. (c) Other than with respect to the payment of the deferred consideration to DE Master Blenders 1753 B.V. pursuant to section 2(f) of the Original Purchase Agreement, no Group Company has any obligation or liability towards DE Master Blenders 1753 B.V.. (d) No event has occurred or, so far as the Sellers are aware, been alleged and no circumstance exists which are reasonably likely to result in any claim by DE Master Blenders 1753 B.V. against any Group Company or vice versa. 28. No other representation and warranty (a) 432BThe Sellers‟ representations and warranties set forth in this Schedule 5 (Business Warranties) and in Clause 8.1 and Clause 8.2 are the only representations and warranties given by the Sellers. (b) 433BIn particular, the Sellers make no representation and warranty with respect to any projection, forecast, analysis, perspective or business plan exchanged with the Purchaser in the context of the Transaction.

112 SCHEDULE 6 Post Completion Adjustments UPART 1: Preparation of Completion Statement 1. After Completion, the Purchaser shall prepare a draft Completion Statement in accordance with Part 2 of this USchedule 6 U. 2. The Purchaser shall procure that the draft Completion Statement is submitted to the Institutional Seller within 25 Business Days after (and excluding) the last day of the month in which Completion occurs. 3. Within 25 Business Days after (and excluding) the date of receipt of the draft Completion Statement, the Institutional Seller shall serve notice on the Purchaser that either: (a) the draft Completion Statement is agreed; or (b) the draft Completion Statement is not agreed, in which case such notice (a “Sellers’ Disagreement Notice”) shall set out in reasonable detail: (i) those amounts with which the Institutional Seller disagrees; (ii) to the extent reasonably possible, the quantum (in the Institutional Seller‟s opinion) of such amounts; and (iii) the reasons why the Institutional Seller disagrees with those items. Following the service of a Sellers‟ Disagreement Notice, all matters contained in the draft Completion Statement other than those items that are the subject of the Sellers‟ Disagreement Notice shall become final and binding on all Parties. 4. In order to enable the Institutional Seller and the Sellers‟ Accountants to review the draft Completion Statement, the Purchaser shall with effect from the date it submits the draft Completion Statement to the Institutional Seller, on reasonable notice and subject to the execution of appropriate hold harmless letters and confidentiality undertakings: (a) make available to the Institutional Seller and the Sellers‟ Accountants during normal office hours: (i) its working papers; and (ii) such books and records relating to the business of the Group and in the possession or under the control of the Purchaser as they may reasonably require; and (b) co-operate with the Institutional Seller with regards to the provision of such information, explanations and responses to queries as is reasonably required by the Institutional Seller in connection with its review of the draft Completion Statement and shall make available the services of the employees

113 of the Group in connection with the provision of such information, provided that this does not interfere with the proper operation of the Group after Completion. 5. If the Institutional Seller: (a) notifies the Purchaser in accordance with Paragraph 3(a) above that the draft Completion Statement is agreed; or (b) fails to give notice to the Purchaser as required by Paragraph 3 above, then the draft Completion Statement shall be final and binding and shall, for the purposes of this Agreement, be treated as agreed on the date on which such notice is served or the next date after the last date on which such notice could be served (as applicable). 6. If the Institutional Seller serves a Sellers‟ Disagreement Notice in accordance with Paragraph 3(b) above, the Purchaser and the Institutional Seller shall use reasonable efforts to resolve the matters in dispute within 10 Business Days after (and excluding) the day of receipt of the Sellers‟ Disagreement Notice. 7. If the disputed items are agreed within the period specified in Paragraph 6, the draft Completion Statement (amended as agreed) shall be final and binding and shall, for the purposes of this Agreement, be treated as agreed on the date on which such agreement is reached. 8. If the disputed matters are not agreed within the period specified in Paragraph 6, either the Purchaser or the Institutional Seller may refer the remaining matters in dispute to the Reporting Accountants (as defined in Paragraph 9 below), provided that, upon such referral, all matters contained in the draft Completion Statement other than those items that are the subject of the referral shall become final and binding on all Parties. 9. UReporting Accountants U (a) Mazars shall be engaged jointly by the Institutional Seller and the Purchaser as reporting accountants (the “Reporting Accountants”) on the terms set out below. If either (i) Mazars is unable or unwilling to act or (ii) the terms of engagement of the Reporting Accountants have not been settled within five Business Days of the referral pursuant to Paragraph 8 (or such longer period as the Institutional Seller and the Purchaser may agree) then, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected by the Institutional Seller and the Purchaser within five days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President of the Institute of Chartered Accountants of England and Wales (or any successor thereto). (b) Except to the extent that the Institutional Seller and the Purchaser agree otherwise, the Reporting Accountants:

114 (i) shall determine only whether any, and if so which, adjustments to the draft Completion Statement required by the Institutional Seller on which the Institutional Seller and the Purchaser still disagree shall be made and shall not put forward any alternative adjustment(s) that is outside of the range provided by the Institutional Seller and the Purchaser; (ii) shall apply the accounting principles, policies, procedures, practices, categorisations, definitions, methods and techniques set out in USchedule 7U; and (iii) for the avoidance of doubt shall not be entitled to determine the scope of their own jurisdiction. (c) The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the draft Completion Statement. (d) Each Party shall bear its own costs and expenses in relation to this USchedule 6 U (including the fees of their respective accountants and other advisers incurred in connection with the determination of the Completion Statement), provided that the fees and expenses of the Reporting Accountants shall be allocated between the Sellers, on the one hand, and the Purchaser, on the other hand, as determined (and recorded in their final determination) by the Reporting Accountants based upon the relative success (in terms of percentages) of each such Party‟s claims. For example, if the final determination reflects a 60-40 compromise of the Parties‟ claims, the Reporting Accountants would allocate expenses 40% to the Party whose claims determined to be 60% successful and 60% to the Party whose claim was determined to be 40% successful. (e) Nothing in this Paragraph 9 shall entitle a Party or the Reporting Accountants access to any information or document that is protected by legal professional privilege or litigation privilege, provided that a Party shall not be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based. (f) Each Party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Paragraph 9 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the draft Completion Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

115 10. UDetermination (a) The determination of the Reporting Accountants shall be based solely on written presentations submitted by or on behalf of the Institutional Seller and the Purchaser which are in accordance with the guidelines and procedures set out below and otherwise in accordance with this Agreement, and not on the basis of an independent review. The Reporting Accountants shall consider only the disputed matters that were included in the Sellers‟ Disagreement Notice and the Reporting Accountants may not assign a value to any item other than within the range of the values assigned by the Purchaser, on the one hand, or the Institutional Seller, on the other hand. (b) The timetable for the Reporting Accountants to make their determination will be governed by the following procedures: (i) Within ten Business Days of retaining the Reporting Accountants, the Institutional Seller and the Purchaser shall each submit to the Reporting Accountants three copies of a memorandum (which must include supporting exhibits) explaining their respective positions of all unresolved disputed items (the “Initial Report”). (ii) Within one Business Day of receiving Initial Reports from both the Institutional Seller and the Purchaser, the Reporting Accountants shall distribute a copy of each Initial Report to the other Party. (iii) Within ten Business Days of receiving the other Party‟s Initial Report from the Reporting Accountants, each of (i) the Institutional Seller and (ii) the Purchaser may (but shall not be obliged to) submit to the Reporting Accountants three copies of a memorandum responding to the Initial Report submitted to the Reporting Accountants by the other Party (the “Rebuttal Report”). If a Party elects not to submit a Rebuttal Report, it shall notify the Reporting Accountants in writing that it has waived its right to do so. The Rebuttal Report may respond solely to the arguments raised, and information submitted, by the other Party in its Initial Report and no Party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such Party‟s Initial Report or which are not directly responsive to an argument raised by the other Party‟s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other Party in its Initial Report. (iv) Within one Business Day of receiving Rebuttal Reports from both the Institutional Seller and the Purchaser, the Reporting Accountants shall distribute a copy of each Rebuttal Report to the other Party. (v) At any time within ten Business Days of the submission of the Initial Reports or any Rebuttal Reports by the Institutional Seller and the Purchaser, the Reporting Accountants may submit written questions to either Party following the procedures set out in Paragraph 10(c) below.

116 (vi) Upon receipt of the Rebuttal Report or notice waiving the right to submit such a report from both the Institutional Seller, on the one hand, and the Purchaser, on the other hand, and receipt of all responses to any written questions submitted by the Reporting Accountants (and responses thereto), the Reporting Accountants shall endeavour to issue a report containing their determination within ten Business Days after the later of (i) receiving Rebuttal Reports from both the Institutional Seller and the Purchaser or notice waiving the right to submit such report, as applicable, or (ii) any responses (if any) to any written questions submitted by the Reporting Accountants to either Party following the procedures set out in Paragraph 10(c) below. (vii) Unless requested by the Reporting Accountants in writing pursuant to the terms of Paragraph 10(c) below, neither the Institutional Seller nor the Purchaser may present any additional information or arguments to the Reporting Accountants, either orally or in writing. (viii) The Reporting Accountants shall render their decision without conducting a hearing but shall provide reasons for their determination. (c) After receiving both Initial Reports and Rebuttal Reports, if any, the Reporting Accountants may submit written questions to the Institutional Seller, on the one hand, and the Purchaser, on the other hand, for written responses or may direct requests for additional information, calculations, or supporting documentation to the Parties reasonably needed by the Reporting Accountants in order to clarify or understand any position or argument made by a Party in its written submission, in which case the Parties agree to co-operate with such requests (including, without limitation, by ensuring that the Reporting Accountants are provided copies of all relevant books and records and other information) in the manner and in accordance with the timing described in this USchedule 6 U. If any such questions are addressed to only one Party, the Reporting Accountants shall submit the questions to that Party, with a copy to the other Party. Once received, the Party to whom the questions are addressed shall have five Business Days to answer the Reporting Accountants‟ questions, and shall provide a copy of its written answers to the other Party at the time they are provided to the Reporting Accountants. In response thereto, the other Party may, within five Business Days, submit a response to such answer(s) to the Reporting Accountants and shall provide a copy of its response to the other Party at the time it is provided to the Reporting Accountants. If any such questions are addressed to both the Institutional Seller and the Purchaser, both Parties shall have five Business Days from the date of receipt to respond to the Reporting Accountants and each Party shall provide a copy of its written answers to the other Party at the time they are provided to the Reporting Accountants. In response thereto, each Party may, within five Business Days, submit a response to the other Party‟s answer(s) to the Reporting Accountants and shall provide a copy to the other Party at the time it is provided to the Reporting Accountants. (d) The Parties agree not to engage in any ex parte communication with the Reporting Accountants. The Reporting Accountants will be required to include a representation in their engagement letter that they have not discussed

117 the disputed matter with any Party prior to their being retained by the Parties, and to include a covenant in their engagement letter not to engage in ex parte communications with any Party throughout the course of their engagement. (e) The Reporting Accountants will be required to agree that, if between the delivery of the Sellers‟ Disagreement Notice and their engagement, the Institutional Seller and the Purchaser have exchanged certain proposals relating to the disputed items, such proposals were (i) intended solely for purposes of facilitating settlement discussions, (ii) were confidential and (iii) were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Reporting Accountants‟ engagement in the dispute. The Reporting Accountants will be instructed to disregard any evidence of such settlement proposals and negotiations in their consideration of the disputed matters. (f) Except in connection with the dispute being resolved with respect to this Agreement, during the term of their engagement no member of the Reporting Accountants‟ team may work on any matters related to the Sellers or the Purchaser or otherwise perform services for any person that in any case may present a conflict of interest that is reasonably likely to affect the Reporting Accountants‟ services or the unbiased performance of services by any member of the Reporting Accountants‟ team. The foregoing restrictions on the Reporting Accountants will not apply to employees of the Reporting Accountants not assigned to work on this engagement. On the date they are engaged to resolve any dispute under this Agreement, the Reporting Accountants will be required to confirm to the Parties that they have not had any communication with any Party or discussed the matter with any person except as disclosed in writing to the Parties or a communication in which representatives of both the Parties participated. 11. UInstitutional Seller Representation (a) Each Management Seller hereby irrevocably appoints the Institutional Seller as his or her representative to act on his or her behalf for all purposes under this USchedule 6U, including for the purposes of: (i) reviewing the draft Completion Statement and negotiating, disputing and agreeing the Completion Statement and each of the constituent parts thereof on his or her behalf; (ii) appointing the Reporting Accountants and making such representations and submissions to them as are contemplated by this USchedule 6 U; (iii) taking any and all actions that may be necessary or desirable, as determined by the Institutional Seller in its absolute discretion, in connection with the Completion Statement; (iv) exercising exclusively on his or her behalf any right given to it under this USchedule 6U, which exercise shall be binding on him or her; and

118 (v) generally taking any and all actions and doing any and all other things provided in or contemplated by this USchedule 6 U to be performed by the Sellers, and shall refrain from doing anything inconsistent with any of the Institutional Seller‟s actions taken in its capacity as his or her representative hereunder. (b) By entry into this Agreement, each Management Seller hereby agrees to (i) waive any and all claims that he or she may have against the Institutional Seller arising out of or in connection with the actions taken by the Institutional Seller pursuant to this USchedule 6 U, except for actions taken by it that constitute wilful misconduct on its part and (ii) indemnify and hold harmless the Institutional Seller and its shareholders, directors, officers, employees, agents and other representatives against any and all losses or liabilities that they may suffer or incur by reason of the fact that the Institutional Seller is or was acting as the Management Seller‟s representative pursuant to the terms of this USchedule 6U. UPART 2: Form and Content of Completion Statement 1. The Annex to this USchedule 6 U contains a pro-forma Completion Statement in Part A, together with a pro-forma Actual Working Capital Statement in Part B, a pro-forma Actual Debt Statement in Part C ,a pro-forma Actual Cash Statement in Part D and a spreadsheet showing the agreed categorisations of each line item appearing in the “Hyperion” accounts software (the “Spreadsheet”). 2. UIn accordance with the categorisations shown in Uthe Spreadsheet, each of the Actual Cash Amount, Actual Debt Amount and Actual Working Capital Amount shall only include the assets and liabilities as set out in the respective relevant constituent line items identified therein (and Actual Cash Statement, Actual Debt Statement and Actual Working Capital Statement, as applicable) and no other categories of assets or liabilities shall be included in respect of any of them. Such constituent line items shall be treated in accordance with the Accounting Policies. No other categories of assets or liabilities other than as specified in the foregoing shall be included in the Completion Statement.

119 SCHEDULE 7 Accounting Policies 1. Basis of preparation 1. The Completion Statement will be prepared in accordance with the following order of priority: (i) By applying the specific accounting principles, policies, procedures, methods, estimation techniques and classifications set out in paragraph 2 below (“Specific Accounting Policies”); (ii) To the extent not specified in (i) above, on a consistent basis with the accounting principles, policies, management estimates, treatments, classifications and categorisations as were used in the preparation of the 2013 Audited Accounts; (iii)To the extent not specified in (i) or (ii) above, on a consistent basis with the accounting principles, policies, management estimates, treatments, classifications and categorisations as were used in the preparation of the March 2014 management accounts; and (iv) To the extent not covered by (i), (ii) or (iii) above, IFRS as at 30 June 2013. For the avoidance of doubt, paragraph (i) above shall take precedence over paragraphs (ii), (iii) and (iv) above, paragraph (ii) above shall take precedence over paragraphs (iii) and (iv) above and paragraph (iii) above shall take precedence over paragraph (iv) above. The Group cannot create new general ledger accounts versus those existing at 30 June 2013. 2. Specific Accounting Policies (a) General The Completion Statement shall be prepared on the following basis: (i) The Completion Statement shall be prepared on a consolidated basis, in Euros as at the Effective Time and shall be prepared in the format set out in the Annex to Schedule 6, making reference to the relevant line items in the Spreadsheet. (ii) Going concern – The Completion Statement shall be prepared on a going concern basis and as if the Completion Date was a financial year end of the Group and include all accounting adjustments and entries as would be incurred in closing applied on a consistent basis as reflected in connection with the 2013 Audited Accounts. (iii)Post Balance Sheet Events – The Completion Statement shall take into account „adjusting events‟ as defined in IFRS 10 „Events after the Balance Sheet Date‟ up to

120 the date on which the draft Completion Statement is submitted to the Institutional Seller pursuant to paragraph 2 of Part 1 of USchedule 6 U (Post Completion Adjustments) (the “Cut-Off Time”). (iv) Foreign currency balances – Asset and liability balances to be taken into account in calculating the Completion Statement that are expressed in a currency other than Euros shall be translated into Euros using the relevant month end exchange rates used by the Group sourced from Banque de France. Profit and loss account transactions in foreign currencies shall be translated at the average Group exchange rate sourced from Banque de France for the relevant month. (v) Change of ownership – The Completion Statement shall exclude any charges, provisions, reserves or write-offs in respect of any costs, liabilities or charges to be incurred after Completion as a consequence of the change of ownership of the Company or any change in the management strategy, direction or priority or possible closure of any part of the Company after Completion, whether or not resulting from the change in ownership For the avoidance of doubt, any amounts becoming payable on (as opposed to after) Completion as a result of the change of control such as prepayment costs payable in relation to redemption of the Tikehau Bonds, bonuses payable to employees on a change of control or any exit or similar fee payable to the Institutional Seller, shall be included. (vi) For the avoidance of doubt, there shall be no double counting of assets or liabilities, in particular in the items included in the calculation of Actual Net Debt Amount and Actual Net Working Capital Amount, in the Completion Statement. (vii) Classification of line items in the Completion Statement shall be consistent with the classification of line items in the 2013 Audited Accounts except where an asset or liability classification is specified within the Specific Accounting Policies set out in this Schedule 7, in which case the classification included in the Specific Accounting Policies shall override the classification of that asset and liability in the 2013 Audited Accounts. (viii) To the extent that a matter or thing is the subject of an indemnity from the Sellers under this Agreement, no account shall be taken of, and no provision or reserve shall be made in respect of, such matter or thing in the Completion Statement, excluding the provision for the German freelancer issue identified as part of Net Debt. In respect of the German freelancer issue the indemnity has been be reduced by the amount provisioned in net debt in order to prevent the double counting of liabilities. (b) Revenue recognition Wholesale – revenue shall be recognised when an entity has delivered products to the wholesaler and the wholesaler has full discretion over the channel and price to sell the products, and there is no unfulfilled obligation that could affect the wholesaler‟s acceptance of the products. In determining when delivery has taken place, the policies

121 and procedures applied in each local business unit for year-end reporting purposes shall be applied. A provision for product returns shall be recognized as soon as the business authorises such returns, with no delay for either receipt of product or processing of product. Retail – revenue shall be recognised when an entity has sold a product to the customer. The Group provides various sales incentives to resellers and consumers which are recognised as a reduction of revenue such as discounts, rebates, coupons, slotting fees, volume based incentives and cooperative advertising. (c) Inventory Inventory shall be valued at the lower of acquisition cost or manufacturing cost, and net realisable value. Net realisable value shall be deemed to be acquisition cost or manufacturing cost, including all costs of purchase, costs of conversion and other costs in bringing the inventories to their present location and condition, less provisions for obsolete and slow moving inventory. In determining manufacturing cost, standard costs shall be used. a) Provisions for obsolete inventory shall be calculated as follows: - Raw materials and packaging for which no sales or utilization is forecast (including by substitution in another product) – 95% - 100%, on a basis consistent with that applied in the 2013 Audited Accounts - Raw materials that are damaged and cannot be used or sold, or have passed their sell by date – 95% - 100%, on a basis consistent with that applied in the 2013 Audited Accounts - Packaging that is damaged and cannot be used or sold, or has passed its sell by date – 100% - Raw materials that have a quality issue and are therefore unusable where DBA has no recourse to the vendor – 95% - 100%, on a basis consistent with that applied in the 2013 Audited Accounts - WIP that is sitting in the production line (or plant inventory) for which there is no future requirement and that cannot be reprocessed for alternative use – 75% - Finished goods for which no sale or utilization are forecasted – 75% - Finished goods that are classified as „seconds‟ or „off quality‟ (and classified as such on a consistent basis to the classification used in the 2013 Audited Accounts) – 75% Provisions for slow moving inventory shall be calculated as follows:

122 - Red flag inventory i.e. inventory representing more than 12 months of forecast sales (other than in a limited number of business units which in the year ended 30 June 2013 calculated red flag inventory on the basis of inventory representing more than 12 months of historical sales (“Business Units Applying Historical Sales”), which shall continue to calculate this on the basis of historical sales), and all products of a “fashion” or seasonable nature: i) Raw materials – 75% ii) WIP and finished goods – 50% - Excess inventory i.e. inventory representing more than 17 weeks of future sales but less than 12 months of forecast sales (other than Business Units Applying Historical Sales which shall calculate this by reference to historical sales): i) Raw materials – 50% ii) WIP and finished goods – 25% No other provisions for inventory shall be made with the exception of provisions specific to the following countries (on the basis that no double-counting of provisions shall be included): - France: (a) inventories over expected sales depreciated at 25% for current products; (b) previous collections classified in three categories: discount – 25% reserve, out of collection – 50% reserve, and non-current – 75% reserve; (c) other slow moving: returns – 50% reserve; (d) Yellowing issues to be provisioned on a basis consistent with that applied in the March 2014 Management Accounts - Russia: (a) obsolete items with no sales forecasted – 75% reserve; (b) slow moving – second last collection – 25% reserve On a consistent basis with that applied in the March 2014 Management Accounts, the calculation for obsolete, slow moving and excess inventory provisions shall be reduced to the extent that management considers the sale of provided products in excess of their NRV is likely to occur. Except for the specific provisions noted above, no provisions against inventory shall be made in the Completion Statement. Standard costs are updated annually by the Group at the start of the financial year and the FY15 budget standard costs shall be applied for the purposes of the Completion Statement. Standard costs shall be calculated using the same methodology as that used to prepare standard costs in the 2013 Audited Accounts. (d) Trade accounts receivable Provision shall be made for trade receivables as at the Effective Time using the same criteria as that used by management in the preparation of the 2013 Audited Accounts.

123 Trade receivables of one year or more are provided against in full (100%). No general bad debt provision shall be included in the Completion Statement, on a basis consistent with that applied in the March 2014 Management Accounts. (e) Other receivables To the extent that customers have not been invoiced on or before the Effective Time in respect of goods or services supplied or dispatched on or before the Effective Time, an amount of accrued income shall be included in the Completion Statement. Prepayments shall be recognised to the extent a payment has been made, or creditor recognised, prior to the Effective Time, but where the relevant goods, benefit or service will not be received until after the Effective Time. No provisions shall be made against any receivables, other than the specific bad debt provisions referred to above. The Completion Statement shall exclude any Sri Lanka Net Proceeds, if any, uncollected from the buyer of Isabella (private) Ltd. at the Completion Date. The Completion Statement shall exclude amounts due from DE Master Blenders 1753 B.V. (as successor to Sara Lee Corporation) in respect of the warranty claim for tax liabilities. (f) Intercompany balances No provisions shall be made in respect of intercompany trading balances due to/from the Institutional Seller or any subsidiaries of the Institutional Seller that do not form part of the Group. All intercompany balances shall be reconciled and outstanding receivable/payable balances shall be agreed between respective parties, and prepared using the same criteria as that used by management in the preparation of the 2013 Audited Accounts. (g) Liabilities (i) To the extent that vendors have not invoiced on or before the Effective Time in respect of goods or services (where contractual criteria have been met such that a liability to the vendor exists) on or before the Effective Time, an amount of accrued expense shall be included in the Completion Statement on a consistent basis with that applied in the 2013 Audited Accounts. (ii) The Completion Statement shall include an accrual for external loan interest accrued but not paid as at the Effective Time. (iii)Leases classified as operating leases in the 2013 Audited Accounts shall not be reclassified as finance leases in the Completion Statement. Leases entered into since 30 June 2013 shall be classified on a consistent basis and using criteria applied in the 2013 Audited Accounts.

124 (iv) The Completion Statement shall recognize a liability for rebate accruals, volume discount accruals and marketing and promotion/incentive accruals, which are accounted for on a monthly basis in a manner consistently applied using criteria applied in the 2013 Audited Accounts. (v) The Completion Statement shall include a specific provision for restructuring of €1,498,000. No restructuring projects will be added beyond those reviewed and approved by the Purchaser. No other restructuring provisions, accruals or liabilities shall be included in the Completion Statement save in respect of any new restructuring project initiated prior to Completion which has not been approved by the Purchaser. (vi) The Completion Statement shall include a specific provision for commercial litigation of €313,000 in respect of a claim relating to the payroll tax status of the agency workforce used by DBApparel in Germany (the Landsversicherungsanstalt). (vii) The Completion Statement shall include the Existing Shareholder Debt Redemption Amount. (viii) The French R&D Tax Credit Denial Amount included in the Actual Debt Statement shall be the aggregate of the following amounts: (i) an amount equal to any additional corporate tax liability including any related interest and penalties of DBApparel S.A.S., acting as head of the French DBA tax group and sole tax payer vis-à-vis the French treasury, in respect of the Financial Year 2010, which arises as a result of the denial of some or all of the 2009 R&D tax credit generated by DIM S.A.S., as determined in accordance with the most recent decisions of the Ministry of Research or the French Tax Authorities issued as at the date of the Completion Statements in respect of the R&D tax credit audit currently being undertaken at the level of DIM S.A.S. (the "2009 Denied French R&D Tax Credit"); (ii) an amount equal to any additional corporate tax liability including any related interest and penalties of DBApparel S.A.S., acting as head of the French DBA tax group and sole tax payer vis-à-vis the French treasury, in respect of the Financial Year 2011, which arises as a result of the denial of some or all of the 2010 R&D tax credit generated by DIM S.A.S., as determined in accordance with the most recent decisions of the Ministry of Research or the French Tax Authorities issued as at the date of the Completion Statements in respect of the R&D tax credit audit currently being undertaken at the level of DIM S.A.S. (the "2010 Denied French R&D Tax Credit"); (iii)an amount equal to any additional corporate tax liability including (for Financial Years 2012 and 2013) any related interest and penalties of DBApparel S.A.S., acting as head of the French DBA tax group and sole tax payer vis-à-vis the French treasury, in respect of the Financial Years 2012, 2013 and 2014, which would arise as a result of a denial of some or all of the 2011, 2012 and/ or 2013 R&D tax credits generated by DIM S.A.S. if the

125 denial were determined by (1) calculating the percentage of denied R&D tax credits in accordance with the most recent decisions of the Ministry of Research or the French Tax Authorities issued as at the date of the Completion Statements for Financial Year 2010 described in i. above, (2) calculating the percentage of denied R&D tax credits in accordance with the most recent decisions of the Ministry of Research or the French Tax Authorities issued as at the Completion Date for Financial Year 2011 described in ii. above, (3) calculating the average of the two percentages calculated in (1) and (2), and (4) applying that average percentage to the R&D tax credits claimed in Financial Years 2012, 2013 and 2014 (the "2011, 2012, and 2013 Denied French R&D Tax Credits"). (iv) To the extent that an appeal of any decision of the Ministry of Research or the French Tax Authorities is made by DBApparel S.A.S. or DIM S.A.S resulting after Completion in a final decision from any Taxation Authority denying an amount of French R&D Tax Credits for 2009, 2010, 2011, 2012 and 2013 lower than the 2009, 2010, 2011, 2012 and 2013 Denied French R&D Tax Credits, or the actual amount of denied French R&D Tax Credits for those Financial Years is otherwise found after Completion to be lower than the 2009, 2010, 2011, 2012 and 2013 Denied French R&D Tax Credits, the Sellers hereby agree not to request the repayment of any excess French R&D Tax Credit Denial Amount from the Purchaser. (v) In the event that the most recent decisions of the Ministry of Research or the French Tax Authorities mentioned in i. and ii. above do not specify the additional corporate tax liability of DBApparel S.A.S. for the relevant Financial Years, such amounts shall be calculated by the Purchaser and the Institutional Seller acting together in good faith and on the basis of the information provided in such decisions. In the event that the Purchaser and the Institutional Seller are required to make such calculations then the amounts calculated in accordance with iii. above shall also be made on the basis of such calculations. The Purchaser and the Institutional Seller shall endeavour to agree such amounts within a reasonable time and in any event not later than 15 Business Days prior to the date on which the draft Completion Statement is submitted to the Institutional Seller in accordance with Schedule 6 to this Agreement. In the event that the Purchaser and the Institutional Seller do not agree such amounts by that date, the Purchaser and Institutional Seller shall jointly appoint Grande Armée Conseil (the “R&D Advisor”) to calculate such amounts. If any member of the team assigned by the R&D Advisor to determine the dispute in question has previously worked, or is currently working, on any matter related to the Sellers or the Purchaser or has otherwise performed or is performing services for any person that in any case may present a conflict of interest that is reasonably likely to affect the services to be provided by the R&D Advisor or the unbiased performance of services by any member of the R&D Advisor‟s team, then the R&D Advisor shall be

126 nominated by or on behalf of the President of the Institute of Chartered Accountants of England and Wales (or any successor thereto) on the application of either of the Purchaser or the Institutional Seller . The fees and expenses of the R&D Advisor being shared equally by the Purchaser and the Institutional Seller. The R&D Advisor shall act as expert and not as arbitrator and its determination of the amounts pursuant to this sub-paragraph (v) shall be (A) in accordance with the procedures in Paragraphs 9 and 10 of Schedule 6 (Post Completion Adjustments) the provisions of which shall be applied mutatis mutandis and (B) final and binding on the Parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the R&D Advisor for correction). (ix) Any outstanding Transaction related expenses incurred by the Group pre- Completion in respect of the Transaction, including without limitation payments to employees and advisors. (x) The Group operates hedges against certain foreign exchange risks. These derivative financial instruments shall be recognised at fair value. Hedge accounting is not applied and all gains/losses are recognised in the profit and loss account. Current corporation tax receivables and payables shall be calculated as if the Effective Time was the end of a tax accounting period. For the avoidance of doubt, all of the calculated corporation taxes due (i.e., receivables and payables) for the current tax year through the Effective Time (less any interim/estimated cash payments) will be accounted for as a current asset or current liability. More generally, no amounts shall be included for deferred tax assets or liabilities. (xi) No provision, accrual or liability shall be included in the Completion Statement in respect of the following items: a) Environmental, dilapidation or similar remediation costs; b) Pension deficits or funding shortfalls; c) Other long term benefits, including but not limited to: 1. Jubilee award schemes; 2. The Italian TFR scheme, a statutory service indemnity; and 3. The Italian sales agent commission reserve; d) Amounts owed to DE Master Blenders 1753 B.V. (as successor to Sara Lee Corporation) in respect of deferred consideration; e) Capital expenditure shortfalls or capital commitments; f) Tax litigation risks other than: 1. French R&D tax credit (to be included in Net Debt as described in paragraph 2(g)(viii) above)

127 2. Tax litigation that should be provided for in accordance with IFRS applied on a basis which is consistent with historical practice (to be included in the Completion Statement) g) „Out of balance‟ assets or liabilities captured by account codes 8368 and 8369. (f) Option Exercise Consideration For the purposes of the Completion Statement, the aggregate amount of the Option Exercise Consideration due from all relevant Management Sellers shall be treated as Cash.

Exhibit B Acceptance Notice Pursuant to paragraph 2.3 of the Offer Letter [On the letterhead of the Institutional Seller] To: [•] Date: [•] We refer to the letter from MFB International Holdings s.à r.l. (the “Purchaser”) and Hanesbrands Inc. (the “Purchaser’s Guarantor”) addressed to and countersigned by the Institutional Seller) on [•] 2014 concerning the Purchaser’s final binding offer to acquire the Shares and Warrants (the “Offer Letter”). Capitalised terms used but not otherwise defined herein shall have the same meanings as ascribed to them in the Offer Letter. The Institutional Seller hereby provides notice to the Purchaser of the Institutional Seller’s intention to accept the Offer and proceed with the Transaction in accordance with paragraph 2.3. Enclosed with this notice is an original Share Purchase Agreement duly executed by the Sellers and Manager Holding Companies. This notice together with the duly executed Share Purchase Agreement constitutes acceptance of the Offer for the purposes of paragraph 2.3 of the Offer Letter. Yours faithfully, SLB BRANDS HOLDINGS, LTD ____________________________________ Date: